EXHIBIT 10.1

$217,160,000

THIRD AMENDED AND RESTATED CREDIT AGREEMENT,

dated as of December 19, 2013,

among

TIMBERLANDS II, LLC

and

CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P.,

as the Borrowers,

COBANK, ACB,

as the Administrative Agent, Joint Lead Arranger, Sole Bookrunner, Swingline Lender,

and Issuing Lender,

AGFIRST FARM CREDIT BANK,

as Joint Lead Arranger and Syndication Agent,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A.

“RABOBANK NEDERLAND”, NEW YORK BRANCH,

as Documentation Agent,

and

CERTAIN FINANCIAL INSTITUTIONS,

as the Lenders.

i

SCHEDULES

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Loans, Commitment Amounts and Percentages
SCHEDULE III	-	Voting Participants

EXHIBITS

EXHIBIT A-1	-	Form of Term Note
EXHIBIT A-2	-	Form of Revolving Note
EXHIBIT A-3		Form of Swingline Note
EXHIBIT A-4		Form of Multi-Draw Term Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Continuation/Conversion Notice
EXHIBIT C	-	Form of Assignment and Assumption
EXHIBIT D	-	Form of Closing Date Certificate
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Landlord Estoppel Certificate
EXHIBIT G	-	Form of Collateral Assignment of Material Agreement
EXHIBIT 4.6(A)		Form of U.S. Tax Compliance Certificate (Foreign Lenders Not a Partnership)
EXHIBIT 4.6(B)		Form of U.S. Tax Compliance Certificate (Foreign Participants Not a Partnership)
EXHIBIT 4.6(C)		Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
EXHIBIT 4.6(D)		Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 19, 2013 (this “Agreement”), among TIMBERLANDS II, LLC, a Delaware limited liability company (“Timberlands II”), CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P. (f/k/a Wells Timberland Operating Partnership, L.P.), a Delaware limited partnership (“CatchMark Partnership”; Timberlands II and CatchMark Partnership each a “Borrower” and collectively, the “Borrowers”), the various financial institutions as are, or may from time to time become, parties hereto as Lenders, and COBANK, ACB (“CoBank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms to Article I.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Administrative Agent and certain of the Lenders previously entered into a Credit Agreement (the “2007 Credit Agreement”), dated as of October 9, 2007, as amended and restated by that certain Amended and Restated Credit Agreement, dated as of March 24, 2010 (the “2010 Credit Agreement”), as amended and restated by that certain Second Amended and Restated Credit Agreement, dated as of September 28, 2012 (as previously amended, supplemented, extended, restated or otherwise modified, the “Existing Credit Agreement”), pursuant to which the Lenders party thereto extended certain financial accommodations to the Borrowers;

WHEREAS, the Borrowers’ only business is the direct or indirect ownership and operation of the Real Property;

WHEREAS, the outstanding principal balance of the Term Loans and the Revolving Loans under the Existing Credit Agreement as of the date hereof are $52,160,000 and $0.00, respectively, and the aggregate Revolving Loan Commitments under the Existing Credit Agreement as of the date hereof is $15,000,000;

WHEREAS, the Lenders desire to continue the Term Loan and Revolving Loan Commitments under the Existing Credit Agreement, and extend a multi-draw term loan credit facility of $150,000,000 to the Borrowers for the purposes set forth in Section 4.10 of this Agreement;

WHEREAS, in order to continue or make such Loans or Commitments, the Borrowers, the Administrative Agent and the Lenders under the Existing Credit Agreement have agreed to amend and restate the Existing Credit Agreement as described herein; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to continue or make such Loans or Commitments to the Borrowers.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meaning:

“2007 Credit Agreement” is defined in the recitals.

“2010 Credit Agreement” is defined in the recitals.

“Account Bank” means each bank or other financial institution, securities intermediary or commodity intermediary that is reasonably acceptable to the Administrative Agent.

“Account Control Agreement” means each deposit, securities or commodity account control agreement, executed by an Account Bank, the Loan Party named on the deposit, securities or commodity account and the Administrative Agent, in form and content reasonably acceptable to the Administrative Agent.

“Adjustment Date” means each date which is the fifth Business Day after the receipt by the Administrative Agent of each Compliance Certificate and related financial statements delivered by the Borrowers pursuant to Section 7.1.1(e) and, in the case a decrease in an Applicable Margin is warranted, a written request from the Borrowers to decrease such margin (which notice shall be deemed given if noted on the applicable Compliance Certificate).

“Administrative Agent” is defined in the preamble and includes each successor Administrative Agent pursuant to Section 10.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means with respect to a specific Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means, collectively, the Administrative Agent and each of its Related Parties.

“Aggregate Letter of Credit Usage” means, as of the date of determination, the result of (a) the Letter of Credit Usage for all outstanding Letters of Credit less (b) the Letter of Credit Usage for any outstanding Letter of Credit for which the Borrowers have provided collateral in the manner provided in Section 4.14 in an amount not less than the Letter of Credit Liability for such Letter of Credit. For the avoidance of doubt, the Letter of Credit Usage for any Letter of Credit shall not be reduced by any Cash Collateral provided pursuant to Sections 4.12 or 4.13.

“Agreement” is defined in the preamble.

“AgSouth” means AgSouth Farm Credit, ACA.

“AgSouth Equity Interests” is defined in Section 11.23.

“Anti-Terrorism Laws” means any Laws relating to terrorism, “know your customer” or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

“Applicable Margin” means the applicable per annum percentage set forth in the pricing table below opposite the applicable Loan to Value Ratio.

Loan to Value Ratio	Base Rate Margin for Revolving Loans and Term Loan	Base Rate Margin for Multi-Draw Term Loans	LIBOR Margin for Revolving Loans and Term Loans	LIBOR Margin for Multi-Draw Term Loans	Commitment Fee
> 40%	1.75%	2.00%	2.75%	3.00%	0.35%
≤ 40% and >35%	1.50%	1.75%	2.50%	2.75%	0.35%
≤ 35% and >30%	1.00%	1.25%	2.00%	2.25%	0.30%
≤30% and >20%	0.75%	1.00%	1.75%	2.00%	0.25%
< 20%	0.50%	0.75%	1.50%	1.75%	0.20%

The Loan to Value Ratio used to compute the Applicable Margin shall be the Loan to Value Ratio most recently calculated and reported pursuant to Section 5.1.24, clause (e) of Section 7.1.1 or, in the event of a Multi-Draw Term Loan Borrowing in excess of $15,000,000, Section 5.2.3. Changes in the Applicable Margin resulting from a change in the Loan to Value Ratio shall become effective upon the Adjustment Date or, in the event of a Multi-Draw Term Loan Borrowing in excess of $15,000,000, upon the date of such Borrowing; provided that, in each case, no such change shall be made in the Applicable Margin with respect to outstanding LIBOR Loans during the existing Interest Period. If the Borrowers shall fail to deliver a Compliance Certificate with respect to a Fiscal Quarter as and when required pursuant to clause (e) of Section 7.1.1, the Applicable Margin, from and including the date it was required to deliver such Compliance Certificate to but not including the fifth Business Day following the date the Borrowers deliver to the Administrative Agent a Compliance Certificate with respect to such Fiscal Quarter, shall conclusively be presumed to equal the highest relevant Applicable Margin set forth above. Upon a Commitment Termination Event or, at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, the Applicable Margin shall be immediately increased to the highest Applicable Margin set forth above during all periods of time in which any Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to any financial statements referred to above (a) the Loan to Value Ratio as delivered by the Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Loan to Value Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Loan to Value Ratio would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to Administrative Agent, promptly on demand by Administrative Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Loan to Value Ratio would have resulted in lower pricing for such period, Administrative Agent and the Lenders shall have no obligation to repay any overpaid interest to the Borrowers, provided that if, as a result of any restatement or other event a proper calculation of the Loan to Value Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required pursuant to Section 11.11), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Officer” means, relative to any Loan Party, each Financial Officer and other officers of such Loan Party whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2 or otherwise.

“Available Revolving Facility Commitment” means, as of the date of determination, the result of (a) the aggregate of all Revolving Loan Commitment Amounts, minus (b) the aggregate outstanding principal of all Revolving Loans, minus (c) the aggregate outstanding principal of all Swingline Loans, minus (d) the Aggregate Letter of Credit Usage.

“Available Revolving Lender Commitment” means, as of the date of determination, for any Revolving Lender the result of (a) such Lender’s Revolving Loan Commitment Amount, minus (b) the aggregate outstanding principal of all of such Lender’s Revolving Loans, minus (c) its Percentage of the aggregate outstanding principal of all Swingline Loans, minus (d) its Percentage of the Aggregate Letter of Credit Usage.

“Base Rate” means the rate per annum announced by the Administrative Agent on the first business day of each week, which shall be the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus one half of one percent (0.5%) and (c) 1.50% greater than the One-Month LIBOR (rounded upward, if necessary, to the next whole multiple of 1/100th of 1.00%). For purposes of this definition of “Base Rate”, (x) the “Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or, if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal, and (y) the “One-Month LIBOR” means LIBOR determined on a daily basis for an Interest Period of one (1) month; provided that, if LIBOR is no longer available for such Interest Period, “One-Month LIBOR” shall be calculated for such Interest Period as the Administrative Agent shall select in its sole discretion.

“Best Management Practices” means forest management, silvicultural, planting, thinning and timber harvesting practices that are in accordance with (a) SFI-certification requirements of Sustainable Forestry Initiative, Inc. and (b) “Best Management Practices” (or similarly titled regulations or non-binding guidance) issued with respect to the management and harvesting of timberlands by Governmental Authorities in the States where the Real Property is located.

“Borrower” and “Borrowers” is defined in the preamble.

“Borrowing” means (a) a borrowing from the applicable Lenders of (i) the Incremental Term Loans on the closing date therefor in accordance with the Lenders’ Incremental Term Loan Commitments for such Incremental Term Loan Facility, (ii) Multi-Draw Term Loans during the Multi-Draw Term Loan Availability Period in accordance with the Lenders’ Multi-Draw Term Loan Commitments, (iii) the Revolving Loans during the Revolving Availability Period in accordance with the Lenders’ Revolving Loan Commitments, or (iv) Swingline Loans during the Revolving Availability Period in accordance with the Swingline Commitment, or (b) an issuance, by any Issuing Lender of any Letter of Credit during the Revolving Availability Period in accordance with the Letter of Credit Sublimit.

“Borrowing Request” means a Borrowing Request, duly executed by a Financial Officer of each Borrower, in substantially the form of Exhibit B-1 attached hereto.

“Business Day” means (a) any day on which the Administrative Agent is open for business and is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Denver, Colorado; and (b) relative to the making, continuing, prepaying or repaying of the Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the interbank Eurodollar market.

“Cash Collateralize” means, to deposit in an Account Bank or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for Letter of Credit Liabilities or obligations of the Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investment” means, at any time:

(a) any evidence of Indebtedness, with overnight maturities issued or guaranteed by the United States;

(b) commercial paper, maturing not more than one day from the date of issuance and rated at least A-1 by S&P or P-1 by Moody’s, which is issued by a corporation (other than an Affiliate of any Loan Party) organized under the Laws of any state of the United States or of the District of Columbia;

(c) any certificate of deposit or bankers acceptance or time deposit, maturing daily, which is issued by a commercial banking institution that (i) is a member of the Federal Reserve System, (ii) has a combined capital and surplus and undivided profits of not less than $1,000,000,000 and (iii) has a credit rating of A2 or higher from Moody’s or A or higher from S&P; or

(d) any investment in money market mutual funds having portfolio assets in excess of $5,000,000,000 that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by S&P and Aaa by Moody’s.

“CatchMark HBU” means CatchMark Timberland HBU, LLC (f/k/a Wells Timberland HBU, LLC), a Delaware limited liability company.

“CatchMark Partnership” is defined in the preamble.

“CatchMark Timber” means CatchMark Timber Trust, Inc. (f/k/a Wells Timberland REIT, Inc.), a Maryland corporation.

“CatchMark Timber Security Agreement” means the Second Amended and Restated Security Agreement, dated as of the Effective Date, made by CatchMark Timber in favor of the Administrative Agent for the benefit of itself and each other Loan Party.

“CatchMark TRS” means CatchMark TRS, Inc. (f/k/a Wells Timberland TRS, Inc.), a Delaware corporation.

“CatchMark TRS Subsidiary” means CatchMark TRS Harvesting Operations, LLC (f/k/a Wells Timberland TRS Harvesting Operations, LLC), a Delaware limited liability company.

“CatchMark TRS Subsidiary Account” is defined in Section 7.1.13.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Law” means the occurrence, after the date of this Agreement, or any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means: (a) CatchMark Timber ceases to own and control, beneficially and of record, directly or indirectly, 100% of the Equity Interests of CatchMark Partnership; (b) any consolidation or merger of any Borrower in which any Borrower is not the continuing or surviving entity; (c) CatchMark Partnership ceases to own and control, beneficially and of record, directly or indirectly, 100% of the Equity Interests of each Loan Party other than CatchMark Timber and CatchMark Partnership; and (d) (i) any Person or group (within the meaning of Rule 13d-5 of the SEC as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, Equity Interests representing 20% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of CatchMark Timber; or (ii) a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of CatchMark Timber shall at any time be occupied by Persons who were neither (A) nominated by the management of CatchMark Timber, nor (B) appointed by directors so nominated; or (iii) any Person or group (other than its board of directors on the Effective Date) shall otherwise directly or indirectly control CatchMark Timber (for purposes of this definition, “control” means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of CatchMark Timber, whether through the ownership of voting securities or by contract or otherwise).

“CoBank” is defined in the preamble.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means (a) the Equity Interests of Timberlands II, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU, and (b) all the other assets of the Borrowers and each other Loan Party that are subject to a Lien pursuant to any Loan Document.

“Collateral Assignment of Material Agreement” means each Collateral Assignment of Material Agreement, in substantially the form of Exhibit G attached hereto, and executed by each relevant Loan Party and other Persons that are parties to the Material Agreement the subject thereof. In the discretion of the Administrative Agent, the form of the relevant Collateral Assignment of Material Agreement with respect to any particular Material Agreement (including material Transaction Documents) may vary.

“Collateral Insurance Proceeds” means all insurance proceeds that have been paid on account of any of the Collateral.

“Commitment” means, the Incremental Term Loan Commitment for each Incremental Term Loan Facility, the Multi-Draw Term Loan Commitment and the Revolving Loan Commitment, as applicable.

“Commitment Fee” means the Revolver Commitment Fee and the Multi-Draw Term Loan Commitment Fee.

“Commitment Termination Event” means (a) the occurrence of any Default or Event of Default described in Section 8.1.7 or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of the Loans to be due and payable pursuant to Section 8.3 or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrowers that the Commitments have been terminated.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended.

“Communications” means collectively, all information, documents and other materials that any Loan Party or any Subsidiary of any Loan Party is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, or (c) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder.

“Compliance Certificate” means a Compliance Certificate duly executed by a Financial Officer of the Borrowers, substantially in the form of Exhibit E attached hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request, in form and content acceptable to the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss (including by providing a Lien on its property or assets, maintaining any financial statement condition or liquidity level, or purchasing or leasing any property or services)) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The principal amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a Continuation/Conversion Notice duly executed by a Financial Officer of each Borrower, substantially in the form of Exhibit B-2 attached hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost Basis” means the cost basis of any of the Collateral as set forth in Item 1.1(a) (“Cost Basis of Collateral”) of the Disclosure Schedule to the 2010 Credit Agreement, as modified by the Land Sales Adjustment attached as Item 1.1(a)(i) to the Existing Credit Agreement, as further modified by the Land Sales Adjustment attached as Item 1.1(a)(i) hereto (“Land Sales Adjustment to Cost Basis of Collateral”), and as otherwise supplemented, replaced or otherwise modified from time to time pursuant to Section 5.2.4, Section 7.2.8, Section 7.1.9 or otherwise under this Agreement.

“Cost Basis Collateral Disposition Proceeds” means, with respect to any of the Collateral (other than the sale of Timber in accordance with clause (m) of Section 7.1.11 and the termination of Timber Leases in accordance with clause (x) of Section 7.1.11) sold, leased, transferred or otherwise disposed of (whether voluntarily or involuntarily, or under power of eminent domain, condemnation or otherwise), the allocated Cost Basis (it being understood that, if less than the relevant tract of the Collateral as set forth in the Disclosure Schedule is so disposed of, the cost basis of such tract so disposed of shall be determined by the Administrative Agent).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified Borrowers, the Administrative Agent, or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Borrowers, to confirm in writing to the Administrative Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrowers), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has (or its parent company or a financial institution affiliate thereof has) notified the Administrative Agent, or has stated publically, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.12(b)) upon delivery of notice of such determination to Borrowers and each Lender.

“Disclosure Schedule” means the Disclosure Schedule attached as Schedule I hereto, as amended, supplemented or otherwise modified from time to time by the Borrowers pursuant to the terms hereof or with the consent of the Administrative Agent and the Required Lenders.

“Division” means:

(a) for purposes of the Harvest Plan, shall mean those portions of the Timberlands consisting of Real Property owned in fee simple, the PLM Leases, the LTC Lease and all other Timber Leases; provided however, during an Event of Default and upon the request of the Administrative Agent in its reasonable discretion, “Division” for purposes of the Harvest Plan shall mean those portions of the Timberlands designated by tract by the Timber Manager or such other units or portions of the Timberlands as the Administrative Agent may request in its reasonable discretion;

(b) for purposes of the quarterly reports described in Section 7.1.11(d)(iv), shall mean the entire Timberlands of the Landholders; provided however, during an Event of Default and upon the request of the Administrative Agent in its reasonable discretion, “Division” for purposes of such quarterly reports shall mean those portions of the Timberlands consisting of Real Property owned in fee simple, the PLM Leases, the LTC Lease and all other Timber Leases or such other units or portions of the Timberlands as the Administrative Agent may request in its reasonable discretion;

(c) for purposes of appraisals, shall mean those portions of the Timberlands consisting of Real Property owned in fee simple, the PLM Leases, the LTC Lease and all other Timber Leases; provided however, during an Event of Default and upon the request of the Administrative Agent in its reasonable discretion, “Division” for purposes of appraisals shall mean such other units or portions of the Timberlands as the Administrative Agent may request in its reasonable discretion; and

(d) for all other purposes (if any), those portions of the Timberlands, whether owned or leased, which are grouped together for management purposes in units or portions as identified by the Landholders and reasonably acceptable to the Administrative Agent.

“Dollar” and the symbol “$” mean lawful money of the United States.

“Domestic” means located in any State of the United States.

“EBITDA” means the result of (a) net income or deficit, as the case may be, calculated in accordance with GAAP; less (b) any gain on Rate Protection Agreements; plus, (c) the sum, without duplication, of (i) income taxes, (ii) total interest expense (including non-cash interest), (iii) depletion and other amortization expense, (iv) with respect to the sale in fee simple of up to two percent (2%) of the fee acreage of the Real Property in any Fiscal Year, cash proceeds from such sales equal to the Cost Basis of the Real Property sold, (v) the amount of any cash received representing unearned revenue with respect to a non-refundable option or other similar payments in connection with the sale of Real Property, (vi) any loss on Rate Protection Agreements, (vii) any non-cash expenses representing amounts due to Affiliates, (viii) any non-cash expenses associated with the termination of Timber Leases, (ix) any non-cash expenses incurred in connection with the prepayment of Indebtedness, and (x) any one-time expenses incurred in connection with the permitted acquisition of Real Property to the extent the add back of such expenses under this definition has been approved by the Administrative Agent; less (d) in the year earned as revenue, the amount of any cash previously included in EBITDA pursuant to clause (c)(v) hereof; plus (e) the actual amount of reasonable fees and out-of-pocket transaction costs and expenses of CatchMark Timber in connection with the offering and issuance of common stock of CatchMark Timber on or about December 17, 2013 in an aggregate amount not to exceed $3,000,000; plus (f) the actual amount of reasonable fees and out-of-pocket transaction costs and expenses paid by any Loan Party in connection with the transition to self-management (and including transaction costs associated with the closing of this Agreement), in an aggregate amount not to exceed $2,000,000.

“Effective Date” means the date of this Agreement, which shall be the date on which all conditions precedent in Section 5.1 have been satisfied.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.11(b)(iii), (v) and (vi) (subject to any such consents, if any, as may be required under Section 11.11(b)(iii)).

“Environmental Laws” means all Laws relating to public health and safety and protection of the environment, threatened or endangered species, preservation or reclamation of natural resources, Release of any Hazardous Material or to health and safety matters, including CERCLA, the Surface Mining Control and Reclamation Act of 1977, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C., §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Endangered Species Act of 1973, 16 U.S.C. §§ 1531 et seq., and any similar or implementing state or local Law.

“Environmental Tests” is defined in clause (c) of Section 7.1.6.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Effective Date.

“Equity Raise Account” means any deposit, securities or commodity account at or with any bank, other financial institution, securities intermediary or commodity intermediary into which CatchMark Timber has, or has directed any other Loan Party or any other Person, to deposit or hold any proceeds of any issuance of equity by CatchMark Timber, together with any account or accounts replacing any of the same.

“Equity Raises Net Proceeds” is defined in clause (b) of Section 7.1.15.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a prohibited transaction with respect to a Plan within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available; (b) with respect to any Plan that is intended to be a qualified plan under Section 401(a) of the Code, any occurrence or event that results or could reasonably be expected to result in the loss of the Plan’s qualified status; or (c) the occurrence of any event or condition that results or could reasonably be expected to result in any liability under Title IV of ERISA to any Borrower, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliate thereof.

“Event of Default” is defined in Section 8.1.

“Excluded Account” means any deposit or securities account of any of Borrowers, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU (a) which contains only deposit of employee withholding taxes or (b) functions solely as a payroll account and contains only deposits of fully earned employee wages.

“Excluded Swap Obligations” means, with respect to any Loan Party providing a guaranty of or granting a security interest to secure any Swap Obligation of another Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 7.1.17(b) and any other “keepwell, support or other agreements” for the benefit of such Loan Party) at the time the guaranty of or grant of such security interest by such Loan Party becomes effective with respect to such related Swap Obligation. For the avoidance of doubt, if a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or grant of security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 4.5) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.6(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Account Control Agreements” means, collectively, (a) that certain Deposit Account Control Agreement, dated as of September 9, 2012, by Timberlands II, the Administrative Agent and Wells Fargo Bank, National Association, (b) that certain Deposit Account Control Agreement, dated as of November 13, 2012, by CatchMark TRS Subsidiary, the Administrative Agent and Wells Fargo Bank, National Association, (c) that certain Account Control Agreement, dated as of September 28, 2012, by Timberlands II, the Administrative Agent and CoBank, and (d) that certain Account Control Agreement, dated as of September 28, 2012, by CatchMark TRS Subsidiary, the Administrative Agent and CoBank.

“Existing Credit Agreement” is defined in the recitals.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as amended.

“FATCA” means Subsections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCCR Test Date” is defined in clause (a) of Section 7.2.4.

“Federal Funds Effective Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Fee Letter” means the Fee Letter, dated October 10, 2013 by and between CoBank and the Borrowers.

“Fiber Supply Agreement” means the Fiber Supply Agreement, dated as of the October 9, 2007, among MW, MeadWestvaco Corporation and CatchMark TRS Subsidiary, as amended, restated or otherwise modified from time to time in accordance with clause (l) of Section 7.1.11.

“Financial Officer” means with respect to any Loan Party, with respect to the Timber Manager on behalf of any Loan Party, and with respect to CatchMark Timber on behalf of any Loan Party, as applicable, the president, chief financial officer, principal accounting officer or controller whose signatures and incumbency have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Fixed Charge Coverage Ratio” means the ratio derived on any measurement date by dividing for the most recent four Fiscal Quarters ending on such measurement date, (a) EBITDA for CatchMark Timber, calculated on a consolidated basis less all capital expenditures related to Land maintenance paid by CatchMark Timber or any of its Subsidiaries on a consolidated basis less any dividends or distributions paid by CatchMark Timber on a consolidated basis by (b) Interest Expense; provided however, if any Unrestricted Timber Subsidiaries have been acquired or organized by CatchMark Timber or if any Unrestricted Timber Transactions have been consummated, each reference to “CatchMark Timber” in this definition shall be deemed replaced with “CatchMark Partnership.”

“Flood Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Flood Insurance Reform Act of 2004, and all such other applicable Laws related thereto.

“Foreign Lender” means (a) if either Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if either Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is a resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Liabilities with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fuel Wood Residue” is defined in clause (f) of Section 7.2.9.

“Fund” means any person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity exercising such functions owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty” means, collectively, the Second Amended and Restated Limited Guaranty, dated as of the date hereof, by CatchMark Timber in favor of the Administrative Agent for each of the Lender Parties, the Second Amended and Restated Guaranty, dated as of the date hereof, by CatchMark TRS in favor of the Administrative Agent for each of the Lender Parties, the Second Amended and Restated Guaranty, dated as of the date hereof, by CatchMark TRS Subsidiary in favor of the Administrative Agent for each of the Lender Parties and the Amended and Restated Guaranty, dated as of the date hereof, by CatchMark HBU in favor of the Administrative Agent for each of the Lender Parties.

“Harvest Plan” is defined in clause (c) of Section 7.1.11.

“Hazardous Material” means (a) any “hazardous substance” as defined by CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) any petroleum product or byproduct or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Incremental Term Loan” is defined in clause (b) of Section 2.1.1.

“Incremental Term Loan Commitment” is defined in clause (b) of Section 2.1.1.

“Incremental Term Loan Facility” is defined in clause (b) of Section 2.1.1.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, the Loans);

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities;

(d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value (including by means of converting into, or exchanging for, Indebtedness) any Equity Interest of such Person;

(f) the liquidation value of any preferred capital stock or similar Equity Interest of such Person or its Subsidiaries held by any Person;

(g) all obligations and liabilities secured by any Lien on such Person’s property or assets, even though such Person shall not have assumed or become liable for the payment thereof;

(h) all Off-Balance Sheet Obligations; and

(i) all Contingent Liabilities of such Person in respect of any of the foregoing.

“Indemnified Liabilities” is defined in clause (a) of Section 11.4.

“Indemnified Parties” is defined in clause (a) of Section 11.4.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property Collateral” is defined in the Security Agreement.

“Interest Expense” means, for any period, the aggregate interest expense of the Borrowers and their Subsidiaries, on a consolidated basis, for such period, as determined in accordance with GAAP, including, without duplication, all commissions, discounts and other fees charged with respect to the amortization of debt discounts and the net costs under Rate Protection Agreements, in each case paid or payable during such period.

“Interest Period” means, relative to the Loans, the period beginning on (and including) the Borrowing or the date of the conversion or continuation and ending on (but excluding) the day which numerically corresponds to such date one, two or three months thereafter (or such other date as the Administrative Agent and the Lenders shall agree to in their sole discretion), provided, however, that:

(a) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c) if there is no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month.

The Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to the Loans.

“Investment” means, with respect to any Person, (a) any loan, advance, other extension of credit or capital made by such Person to any other Person (excluding account receivables generated in the ordinary course of business of such Person and payable or dischargeable in accordance with customary trade terms), (b) any Contingent Liability of such Person incurred in connection with any item described in clause (a) and (c) any Equity Interest held by such Person in any other Person.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means CoBank and its successors and assigns and any other Lender designated from time to time by the Administrative Agent with the approval of the Borrowers, in such Lender’s capacity as an issuer of Letters of Credit hereunder; provided that, such Lender has agreed to be an Issuing Lender.

“Land” means all the land from time to time owned and held by any Landholder in fee simple, together with (a) all buildings, structures or other improvements thereon, (b) all Timber located thereon, (c) roads, bridges and other improvements and fixtures thereon and (d) all other privileges and hereditaments, tenements, appurtenances, easements, rights-of-way and other rights relating, including all development, air and water rights and water stock relating to such land and any strips and gores.

“Landholders” means Timberlands II and CatchMark HBU.

“Landlord Estoppel Certificate” means a Landlord Estoppel Certificate, in substantially the form of Exhibit F attached hereto, and executed by landlords of Leasehold Interests other than the LTC Lease. For the avoidance of doubt, Landlord Estoppel Certificates executed and delivered in connection with the 2007 Credit Agreement, 2010 Credit Agreement or Existing Credit Agreement are included in this definition.

“Laws” means, collectively, all applicable constitutions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority (including any of the foregoing that relates to zoning and planning, building, subdivision, Environmental Laws, wildlife protection, forest practices, mining, drilling, extraction and reclamation), including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decisions, judgments, consent decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority or arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound. For the avoidance of doubt, the definition of “Laws” shall include FATCA.

“Leasehold Interests” means the rights of any Landholder as lessee with respect to the Timber Leases including all purchase options, prepaid rents and security deposits relating thereto, together with leasehold improvements with respect thereto.

“Lender” means each of the Persons listed on Schedule II and any other Person that shall have become party thereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party thereto pursuant to an Assignment and Assumption. Unless otherwise expressly indicated or unless the context otherwise requires, the term “Lender” shall include the Issuing Lender and the Swingline Lender.

“Lender Party” means, as the context may require, (a) any Affiliate of a Lender where such Affiliate is party to a Rate Protection Agreement with either Borrower so long as (i) such Lender remains a Lender party to this Agreement, (ii) such Affiliate is in compliance with Section 7.2.21(b) and (iii) such Rate Protection Agreement is permitted under this Agreement, (b) any Lender or (c) the Administrative Agent, together with each of the respective successors, transferees and assigns.

“Letter of Credit” is defined in clause (d) of Section 2.1.1.

“Letter of Credit Liability” means, as to each Letter of Credit, all reimbursement obligations of the Borrowers to the issuers of Letters of Credit consisting of (a) the Letter of Credit Usage; and (b) all accrued and unpaid interest, fees, and expenses with respect thereto.

“Letter of Credit Sublimit” means $5,000,000; as such amount may be adjusted in accordance with the terms of this Agreement.

“Letter of Credit Usage” means, as to each Letter of Credit, all reimbursement obligations of the Borrowers to the issuer of the Letter of Credit consisting of (a) the amount available to be drawn or which may become available to be drawn; and (b) all amounts which have been paid and made available by an Issuing Lender to the extent not reimbursed by the Borrowers, whether by the making of a Revolving Loan or otherwise.

“LIBOR” means for each applicable Interest Period, a fixed annual rate equal to: (a) the rate of interest determined by the Administrative Agent at which deposits in U.S. dollars for the relevant Interest Period are offered as calculated by the British Bankers Association as reported by Bloomberg Information Services (or any successor thereto or any other readily available service selected by the Administrative Agent that has been approved by the British Bankers

Association as an authorized information vendor for purposes of displaying rates) as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided, that in the event British Bankers Association ceases to provide such quotations (as determined by the Administrative Agent), then the Administrative Agent will notify the Borrowers and the Administrative Agent and the Borrowers will agree upon a substitute basis for obtaining such quotations, divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (including, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect); such rate to be rounded upward to the next whole multiple of 0.01 percent.

“Lien” means any security interest, mortgage, pledge, hypothecation, collateral, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation, or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means, collectively, the Term Loans, the Multi-Draw Term Loans, the Incremental Term Loans, the Revolving Loans and the Swingline Loans.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Agreement, the CatchMark Timber Security Agreement, the Pledge Agreement, the Guaranty, each Assignment and Assumption, each Account Control Agreement, each Landlord Estoppel Certificate, each Recognition Agreement, each Collateral Assignment of a Material Agreement, each Reaffirmation of Collateral Assignment of a Material Agreement, each Mortgage, each Mortgage Amendment, the Timber Manager Subordination Agreement, the LTC Lease Support Agreement, and each other agreement, instrument or document executed and delivered pursuant to or in connection with this Agreement and the other Loan Documents, including, without limitation, reaffirmations of any Loan Document and amendments and supplements reflecting the Incremental Term Loan Facilities and the Revolver Increase.

“Loan Party” means the Borrowers, CatchMark TRS Subsidiary, CatchMark HBU, CatchMark Timber, CatchMark TRS and any other Person (other than any Lender Party) that after the Effective Date becomes obligated under any Loan Document.

“Loan to Value Ratio” means, as of the date of determination, the ratio, expressed as a percentage, of (a) the sum of (i) the outstanding principal amount of the Loans and (ii) the Aggregate Letter of Credit Usage to (b) the Value of the Timberlands.

“LTC Lease” means the Timber Contract, dated as of June 1, 1956, entered into by and among Gerald B. Saunders, Charlotte A. Saunders, C.V. Saunders, Ruth M. Saunders, J. Frank Alexander, Helen C. Alexander and Alexander Brothers Lumber Company, Inc., as lessors and the predecessors in interest of Timberlands II, as lessee, as amended, restated or otherwise modified from time to time.

“LTC Lease Disposition Proceeds” means amounts payable to the Administrative Agent pursuant to Section 2.4 of the LTC Lease Support Agreement.

“LTC Lease Recognition Agreement” means the LTC Lease Recognition Agreement, dated as of September 28, 2012, by and among the Administrative Agent, Timberlands II and Alexander Brothers Lumber Company both for itself and as the “Managing Representative” for all Sellers (as defined in the LTC Lease) under the LTC Lease.

“LTC Lease Support Agreement” means the LTC Lease Support Agreement, dated as of the October 9, 2007, among Timberlands II, Wells Acquisition, MW, MeadWestvaco Corporation and the Administrative Agent, as amended, restated or otherwise modified from time to time.

“Master Stumpage Agreement” means the Master Stumpage Agreement, dated as of the October 9, 2007, among MW, MeadWestvaco Corporation, Timberlands II and CatchMark TRS Subsidiary, as amended, restated or otherwise modified from time to time in accordance with clause (l) of Section 7.1.11.

“Material Account” means (a) with respect to CatchMark Timber, each Equity Raise Account and (b) with respect to each of the other Loan Parties, each deposit, securities or commodities account (and all replacement accounts) of such Loan Party, including the Revenue Account and the CatchMark TRS Subsidiary Account, other than any Excluded Account.

“Material Account Collateral” means all of each Loan Party’s right, title and interest in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(a) each Material Account and all cash, checks, drafts, certificates, securities, instruments, investment property, security entitlements, commodity contracts, and other financial assets credited, carried, deposited or held in any Material Account, including, without limitation, all deposits or wire transfers made to any Material Account, and any and all Material Account Collateral;

(b) any and all amounts or value on deposit in, held in, carried in, or credited to any Material Account that are invested in Cash Equivalent Investments;

(c) all interest, dividends, cash, instruments and other property from time to time received, receivable, or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(d) to the extent not covered by clauses (i), (ii) or (iii), all “proceeds” (as defined under the U.C.C.) of any or all of the foregoing.

“Material Adverse Effect” means any event or series of events (whether or not related) that could reasonably be expected to have a material adverse effect on:

(a) the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Borrowers and the other Loan Parties, taken as a whole;

(b) the ability of either Borrower or any other Loan Party to perform or pay its Obligations in accordance with the terms hereof or of any other Loan Document;

(c) the Administrative Agent’s first priority security interest in the Collateral;

(d) the value of the Collateral or the amount the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral; or

(e) the validity or enforceability of any Loan Document or the rights and remedies available to the Administrative Agent or the Lenders under any Loan Document.

“Material Agreements” means those agreements that are material to the business or operations of either Borrower, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU, including the MW Supply Agreements and those other agreements identified on Item 1.1(b) (“Material Agreements) of the Disclosure Schedule, including as each such agreement may be amended, restated or otherwise modified from time to time in accordance with Section 7.2.10.

“Material Environmental Amount” means an amount payable by either Borrower or any other Loan Party in excess of $1,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof, in each case with respect to Environmental Laws.

“Material Governmental Approvals” is defined in clause (b) of Section 6.19.

“Maximum Incremental Amount” means, as of the Effective Date, $75,000,000 and shall be permanently reduced by the principal amount of any Revolver Increase, determined on the date such Revolver Increase is effective, and by the principal amount of any Incremental Term Loan, determined on the initial funding date of such Incremental Term Loan.

“Minimum Collateral Amount” means, at any time (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, (b) an amount equal to 103% of the Fronting Exposure of the Swingline Lender with respect to Swingline Loans issued and outstanding at such time and (c) in other cases, an amount determined by the Administrative Agent, the Swingline Lender and the Issuing Lenders in their sole discretion.

“Minimum Liquidity Balance” means, as of the date of determination, the result of (a) the Available Revolving Facility Commitment plus (b) the lower of (i) the average daily amount of funds contained in the Pledged Accounts over the thirty (30) days immediately prior to such date of determination and (ii) the amount of funds contained in the Pledged Accounts on the date of determination.

“Mineral Activity” is defined in clause (c) of Section 7.2.18.

“Mineral Leases” is defined in clause (c)(ii) of Section 7.2.18.

“Minerals” means all mineral substances in, on or under the Land.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means collectively, (a) with respect to the Real Property located in Georgia and owned in fee simple or leased by the Landowners, the Deed to Secure Debt, Assignment of Leases and Receipts and Security Agreement executed and delivered by Timberlands II, and which is recorded in each county in Georgia in which any of the Real Property is located, (b) with respect to the Real Property located in Alabama and owned in fee simple or leased by the Landowners, the Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statements executed and delivered by Timberlands II, and which are recorded in each county in Alabama in which any of the Real Property is located, and (c) with respect to any Real Property acquired by any Landowner after the Effective Date and not incorporated into clause (a) or (b) by Mortgage Amendment, any mortgage, deed of trust, or similar instrument granting a first priority security interest in favor of the Administrative Agent, for the benefit of the Lender Parties (subject to the Liens permitted by Section 7.2.3) securing all the Obligations, in form and content acceptable to the Administrative Agent in its sole discretion, and which shall be recorded in each county in which any of such Real Property is located; in the case of clause (a), (b) and (c), as amended by any applicable Mortgage Amendment.

“Mortgage Amendments” means collectively, the (a) the Amended and Restated Deed to Secure Debt, Assignment of Leases and Receipts and Security Agreement, executed and delivered by the Timberlands II and CatchMark HBU, and recorded in each county in Georgia in which any of the Real Property is located, (b) the Second Amended and Restated Deed to Secure Debt, Assignment of Leases and Receipts and Security Agreement, , executed and delivered by Timberlands II and CatchMark HBU, and recorded in each county in Georgia in which any of the Real Property is located, (c) the First Amendment to Second Amended and Restated Deeds to Secure Debt, executed and delivered by Timberlands II and CatchMark HBU, and to be recorded in each county in Georgia in which any of the Real Property is located, (d) the First Amendments to Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statement, executed and delivered by Timberlands II and CatchMark HBU, and recorded in each county in Alabama in which any of the Real Property is located, (e) the Second Amendments to Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statements, executed and delivered by Timberlands II and CatchMark HBU, and recorded in each county in Alabama in which any of the Real Property is located, (f) the Third Amendment to Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statements, executed and delivered by Timberlands II and CatchMark HBU and recorded in Tallapoosa County, Alabama, (g) the Third Amendments to Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statements, executed and delivered by Timberlands II and CatchMark HBU and to be recorded in each county in Alabama in which any of the Real Property is located, except for Tallapoosa County, (h) the Fourth Amendment to Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statements, executed and delivered by Timberlands II and CatchMark HBU, and to be recorded in Tallapoosa County, Alabama, and (i) any other amendments or other modifications to the Mortgages, executed and delivered by any Landholder, which shall be recorded in each county in which any applicable Real Property is located, in form and substance acceptable to the Administrative Agent in its sole discretion.

“Multi-Draw Term Loan” is defined in clause (f)(i) of Section 2.1.1.

“Multi-Draw Term Loan Availability Period” is defined in clause (f)(i) of Section 2.1.1.

“Multi-Draw Term Loan Commitment” is defined in clause (f)(i) of Section 2.1.1.

“Multi-Draw Term Loan Commitment Amount” means, for each Lender, the amount set forth opposite such Lender’s name on Part III of Schedule II attached hereto, as such amount is reduced from time to time pursuant to Section 3.1.1(b), Section 3.1.3 or otherwise.

“Multi-Draw Term Loan Commitment Fee” is defined in Section 3.4.

“Multi-Draw Term Loan Commitment Termination Date” means the earliest of (a) the third anniversary of the Effective Date, (b) the date on which the Multi-Draw Term Loan Commitment Amount is terminated in full or reduced to zero pursuant to Sections 3.1.1(b), Section 3.1.3, 8.2 or 8.3 or otherwise and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described above, the Multi-Draw Term Loan Commitments shall terminate automatically and without any further action.

“Multi-Draw Term Loan Lender” means each Lender with a Multi-Draw Term Loan Commitment or holding Multi-Draw Term Loans as designated on Schedule II hereto or in an Assignment and Assumption.

“Multi-Draw Term Note” means a promissory note of the Borrowers that is payable to any Multi-Draw Term Loan Lender, substantially in the form of Exhibit A-4 attached hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Multi-Draw Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“MW” means MeadWestvaco Coated Board, Inc., a Delaware corporation, and its successor by merger MeadWestvaco Coated Board, LLC, a Delaware limited liability company, as applicable.

“MW Supply Agreements” means, collectively, the Master Stumpage Agreement and the Fiber Supply Agreement.

“Net Collateral Disposition Proceeds” means the result of (a) the gross cash proceeds received by either of the Borrowers or any other Loan Party with respect to the sale, lease, transfer, or disposition (whether voluntarily or involuntarily, or under power of eminent domain, condemnation or otherwise) of any of the Collateral (other than the sale of Timber in accordance with clause (m) of Section 7.1.11 and the termination of Timber Leases in accordance with clause (x) of Section 7.1.11), including any cash payments received by way of a deferred payment of principal pursuant to a permitted note or installment receivable or otherwise, but only when and as received, minus (b) (i) all reasonable and customary fees and expenses actually paid in cash by either of the Borrowers or any other Loan Party in connection with such disposition which fees and expenses have not been paid to a Loan Party or an Affiliate of a Loan Party and (ii) all taxes actually paid or reasonably estimated by either of the Borrowers (determined in good faith by a Financial Officer) to be payable in cash for the same year with respect to such disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of the affected Lender in accordance with the terms of Section 11.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is a not a Defaulting Lender at such time.

“Non-Recourse” means, with respect to any Unrestricted Timber Transaction, that none of the Loan Parties other than CatchMark Timber and none of the Subsidiaries of the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU (a) has made or will make any Investment with respect to such Unrestricted Timber Transaction or any Unrestricted Timber Subsidiary; (b) has any liability (including any Contingent Liability) with respect to the Indebtedness or other obligations with respect to such Unrestricted Timber Transaction or any Unrestricted Timber Subsidiary; or (c) is a party or otherwise subject to any agreement or arrangement with respect to such Unrestricted Timber Transaction or any Unrestricted Timber Subsidiary.

“Note” means, as the context may require, a Revolving Note, a Swingline Note, a Term Note, a Multi-Draw Term Note, or any notes evidencing any Incremental Term Loan Commitment or Incremental Term Loans as provided in the amendment or supplement to this Agreement establishing such Incremental Term Loan Facility.

“Obligations” means (a) all obligations (monetary or otherwise) of either Borrower and each other Loan Party arising under or in connection with this Agreement and each other Loan Document, including principal, interest (including post-default interest and interest accruing after the commencement of any proceeding under any Debtor Relief Laws referred to in Section 8.1.7, whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding), reimbursement obligations, fees, indemnities, costs and expenses (including the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender required to be paid by the Borrowers) that are owing under this Agreement and the other Loan Documents and (b) all obligations of either Borrower under any Rate Protection Agreements between either Borrower and any Lender or an Affiliate of any Lender for so long as such Lender remains a

Lender, in each case whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due; provided however, in each case, Excluded Swap Obligations of any Loan Party shall in any event be excluded from “Obligations” owing by such Loan Party.

“Off-Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property or sale of assets that create obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Organizational Document” means, with respect to any Loan Party, its articles or certificate of incorporation, organization or formation, partnership agreement, operating agreement, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sole or assigned any interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.5).

“Participant” is defined in clause (d) of Section 11.11.

“Participant Register” is defined in clause (d) of Section 11.11.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Percentage” means, relative to any Lender, the percentage set forth opposite the name of such Lender on Schedule II hereto or in a duly executed Assignment and Assumption, as such percentage may be adjusted from time to time pursuant to each Assignment and Assumption executed and delivered pursuant to Section 11.11 or pursuant to Section 4.12. For the avoidance of doubt, each Revolving Lender’s Percentage of any Letter of Credit Usage and of any Swingline Loans shall be determined by such Revolving Lender’s Percentage of the aggregate Revolving Loan Commitments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) that is maintained, sponsored or contributed to by any of the Borrowers, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliate thereof or to which any of the Borrowers, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliate thereof has or may incur any liability or obligation.

“Platform” has the meaning assigned to such term in Section 11.2(c).

“Pledge Agreement” means that certain Second Amended and Restated Pledge Agreement, dated as of the date hereof, made by the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary, CatchMark HBU, and each additional grantor party thereto from time to time in favor of the Administrative Agent for the benefit of itself and each other Lender Party.

“Pledged Account” means any bank, securities or commodity account of any of the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU provided that such bank, securities, or commodity account is at an Account Bank and is subject to an Account Control Agreement.

“PLM Leases” means those Timber Leases labeled as such on Item 1.1(c) of the Disclosure Schedule (“PLM Leases”).

“Pro Forma Fixed Charge Coverage Ratio” means the ratio derived on any date of determination by dividing for the most recent four Fiscal Quarters for which a Compliance Certificate has been delivered pursuant to Section 7.1.1(e) (the “Measurement Period”), (a) (i) EBITDA for CatchMark Timber, calculated on a consolidated basis less (ii) all capital expenditures related to Land maintenance paid by CatchMark Timber or any of its Subsidiaries on a consolidated basis less (iii) any dividends or distributions paid by CatchMark Timber on a consolidated basis by (b) Interest Expense; provided that, each subclause of clause (a) and clause (b) shall be adjusted to give effect to any action proposed or actually taken by any Loan Party since the end of the Measurement Period if the ability of such Loan Party to take such action under any Loan Document is conditioned on a satisfactory Pro Forma Fixed Charge Coverage Ratio; provided further, if any Unrestricted Timber Subsidiaries have been acquired or organized by CatchMark Timber or if any Unrestricted Timber Transactions have been consummated, each reference to “CatchMark Timber” in this definition shall be deemed replaced with “CatchMark Partnership.”

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party (a) that has total assets exceeding $10,000,000 at the time any guaranty of or any granting of a security interest to secure obligations under such Swap Obligation becomes effective or (b) that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreements.

“Reaffirmation of Collateral Assignment of Material Agreement” means each Reaffirmation of Collateral Assignment of Material Agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by each relevant Loan Party and other Persons that are parties to the Collateral Assignment of Material Contract which is the subject of such Reaffirmation of Collateral Assignment of Material Agreement. For the avoidance of doubt, Reaffirmations of Collateral Assignment of Material Agreements executed and delivered in connection with the 2007 Credit Agreement, 2010 Credit Agreement or the Existing Credit Agreement are included in this definition.

“Real Property” means, collectively, (a) the Land, (b) the Leasehold Interests and (c) the Minerals.

“Real Property Documents” means, with respect to the acquisition of any Real Property on or after the Effective Date, all of the following (except to the extent made a post-closing delivery by the Administrative Agent in its sole discretion or waived by the Administrative Agent in its sole discretion), each of which shall be in form and substance acceptable to the Administrative Agent in its sole discretion:

(a) all Transaction Documents relating to such additional Real Property, including all Timber Leases relating thereto;

(b) a Collateral Assignment of Material Agreements regarding all material Transaction Documents relating to such additional Real Property and duly executed by the applicable Loan Parties and the relevant third-parties to the material Transaction Documents;

(c) a Landlord Estoppel Certificate relating to such additional Real Property, if applicable;

(d) a duly executed Mortgage or Mortgage Amendment of the applicable Landholder regarding the additional Real Property and, to the extent requested by the Administrative Agent in its sole discretion, the existing Real Property;

(e) evidence that all necessary U.C.C. financing statements relating to the additional Real Property naming the applicable Landholder as the debtor and the Administrative Agent as the secured party have been properly filed in the same offices where the applicable Mortgage or Mortgage Amendment is filed;

(f) either (i) an endorsement to the applicable existing mortgagee’s title insurance policies covering the Additional Real Property, which shall (A) be issued at ordinary rates; (B) extend the effective date of each such policy to the date of the applicable Mortgage Amendments, (C) confirm no change in the first priority Lien and security interest in favor of the Administrative Agent for the benefit of the Lender Parties, except for changes acceptable to the Administrative Agent; and (D) be issued directly by the title insurance company who issued the original title insurance policy; or (ii) a mortgagee’s title insurance policy or marked up unconditional commitment for such insurance, in each case, for the additional Real Property, which shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that each Mortgage and Mortgage Amendment insured thereby creates a valid first priority security interest in the additional Real Property free and clear of all Liens, except for such Liens as are acceptable to the Administrative Agent; (D) name the Administrative Agent for the benefit of itself and the Lender Parties, as the insured thereunder; (E) be in the form of ALTA Loan Policy - 2006 Form B (or equivalent policies), if available; (F) contain such endorsements and affirmative coverage as the Administrative Agent may require, including without limitation (to the extent applicable with respect to the additional Real Property and available in the jurisdiction in which such Additional Real Property is located), the following: variable rate endorsement; survey same as map endorsement; comprehensive endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; usury; doing business; subdivision; environmental protection lien; CLTA 119.2; and such other endorsements as the Administrative Agent shall require, including endorsements in order to provide insurance against specific risks identified by the Administrative Agent in connection with such additional Real Property and (G) be issued directly by a title insurance company acceptable to the Administrative Agent and with such co-insurance and reinsurance as may be required by the Administrative Agent;

(g) to the extent requested by the Administrative Agent in its reasonable discretion, an endorsement to each of the existing mortgagee’s title insurance policies regarding the existing Real Property;

(h) evidence satisfactory to the Administrative Agent that all premiums in respect of each such endorsement, policy or commitment, all charges for mortgage recording and similar taxes, and all related expenses, if any, have been paid by the Loan Parties;

(i) a copy of (i) all documents referred to, or listed as exceptions to title in, the title endorsements, policies or commitments referred to above and (ii) all other material documents affecting the Real Property, including all building, construction, environmental and other permits, licenses, franchises, approvals, consents, authorizations and other approvals required in connection with the construction, ownership, use, occupation or operation of the Real Property;

(j) evidence of the insurance coverage (together with endorsements thereto) required to be maintained pursuant to Section 7.1.4 with respect to such additional Real Property by this Agreement, the applicable Mortgage, Mortgage Amendments or any other Loan Document;

(k) if requested by the Administrative Agent in its reasonable discretion, a survey regarding the additional Real Property certified to Administrative Agent meeting such standards as Administrative Agent may reasonably establish;

(l) evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including obtaining a flood insurance policy concerning such additional Real Property if required by Law;

(m) (i) an environmental questionnaire of the Administrative Agent with respect to such additional Real Property, (ii), to the extent required by Section 7.1.6(b), a report of an Environmental Consultant with respect to such additional Real Property and (iii) satisfactory evidence that all environmental matters, if any, have been remediated;

(n) an appraisal with respect to the additional Real Property from a nationally recognized forestry appraisal firm;

(o) a supplement to Item 1.1(a) of the Disclosure Schedules setting forth the allocated Cost Basis for such Real Property, supplements to the other Items of the Disclosure Schedules, and supplements to the schedules to the Security Agreement, as applicable;

(p) a supplement to the most recently delivered Harvest Plan with respect to the additional Real Property;

(q) legal opinions, dated on or about the date of the Mortgage or Mortgage Amendment and addressed to the Administrative Agent and all the Lenders, from legal counsel for the Borrowers, regarding the instruments, documents, agreements and filings described in clauses (b), (d) and (e) of this definition;

(r) (i) search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of the Mortgage or Mortgage Amendment, listing all effective U.C.C. financing statements, fixture filings, federal and state tax Liens, judgment Liens and other Liens relevant to the additional Real Property (including the Timber) which name the seller, landlord or prior owners as the debtor, and which are filed in such jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements and (ii) evidence that all Liens in respect of any Indebtedness secured by such additional Real Property have been released;

(s) evidence that all required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated by the Real Property Documents from (i) all relevant Governmental Authorities and (ii) any other Person whose consent or approval is necessary or any Lender deems appropriate to effect such transactions;

(t) all other reasonably requests of the Administrative Agent made with respect to such additional Real Property (including the Timber) or the transactions related thereto;

provided however, with respect to the acquisition of any Real Property on or after the Effective Date for an amount less than $1,000,000 in connection with a single transaction or $5,000,000, in the aggregate for all such transactions, clauses (n), (o), (p) shall be at the option of the Loan Parties.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Recognition Agreement” means, collectively, the Recognition Agreement (Fiber Supply Agreement) and the Recognition Agreement (Master Stumpage Agreement), each dated on or about the date of the 2010 Credit Agreement, and the LTC Lease Recognition Agreement dated on or about the date of the Existing Credit Agreement.

“Register” is defined in clause (c) of Section 11.11.

“REIT Status” is defined in clause (y)(iv) of Section 7.2.6.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means a “release” or “threatened release” as such terms are defined in CERCLA, including any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material into the indoor or outdoor environment, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials or pollutants or contaminants.

“Release Parcel” is defined in clause (n) of Section 7.1.11.

“Removal Effective Date” is defined in clause (b) of Section 10.6.

“Required Lenders” means, at the time any determination thereof is to be made, at least two (to the extent more than one Lender or Voting Participant holds Commitments or Loans under the applicable facility) Lenders (including Voting Participants) who are not Defaulting Lenders and who hold in the aggregate more than 51% of the sum of (a) the then aggregate unused Commitments plus (b) the then aggregate outstanding principal amounts of all Loans;

provided however, CoBank, ACB and CoBank, FCB, acting alone, shall not constitute “Required Lenders” to the extent more than one other Lender or Voting Participant holds Commitments or Loans under the applicable facility. For purposes of this definition, the aggregate principal amount of all Swingline Loans owing to the Swingline Lender and of the Letter of Credit Usage owing to any Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Loan Commitments. The Commitments and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” is defined in clause (a) of Section 10.6.

“Resource Conservation and Recovery Act” means collectively the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, as amended, 42 U.S.C. §§6901, et seq., as in effect from time to time.

“Revenue Account” is defined in Section 7.1.14.

“Revolver Commitment Fee” is defined in Section 3.3

“Revolver Increase” means an increase in the Revolving Loan Commitment Amount in the aggregate of up to the lesser of $10,000,000 and the Maximum Incremental Amount; provided that, (a) the Borrowers give the Administrative Agent at least ten (10) days prior written notice; (b) no Default or Event of Default shall have occurred and be continuing or result after giving effect to such increase in the Revolving Loan Commitment Amount; (c) the Pro Forma Fixed Charge Coverage Ratio shall not be less than 1.05:1.00; (d) the Loan Parties shall be in compliance before and after giving effect to any Revolver Increase with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4; (e) compliance with clause (c) and clause (d) (calculated after giving effect to such Revolver Increase) shall be evidenced by a Compliance Certificate delivered to the Administrative Agent; (f) the aggregate of any original issue discount or upfront fees applicable to any such Revolver Increase shall not be more than 1% of the principal amount of such Revolver Increase; and (g) the Borrowers have executed and delivered any Notes requested under Section 2.2 regarding such Revolver Increase.

“Revolving Availability Period” is defined in clause (c)(i) of Section 2.1.1.

“Revolving Lender” means each Lender with a Revolving Loan Commitment or holding Revolving Loans as designated on Schedule II hereto or in an Assignment and Assumption.

“Revolving Loan” is defined in clause (c)(i) of Section 2.1.1.

“Revolving Loan Commitment” is defined in clause (c)(i) of Section 2.1.1.

“Revolving Loan Commitment Amount” means, for each Lender, the amount set forth opposite such Lender’s name on Part II of Schedule II attached hereto, as such amount is reduced from time to time pursuant to Section 3.1.1(b) or Section 3.1.3 or otherwise and as such amount may be increased pursuant to Section 2.1.1(c)(ii).

“Revolving Loan Commitment Termination Date” means the earliest of (a) the Stated Maturity Date, (b) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 3.1.1(b) or Section 3.1.3, 8.2 or 8.3 or otherwise and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Note” means a promissory note of the Borrowers that is payable to any Revolving Lender, substantially in the form of Exhibit A-2 attached hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities Exchange Commission.

“Security Agreement” means that certain Second Amended and Restated Security Agreement, dated as of the date hereof, made by the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary, CatchMark HBU, and each additional grantor party thereto from time to time in favor of the Administrative Agent for the benefit of itself and each other Lender Party.

“Solvency Certificate(s)” means those certain Solvency Certificates, in form and substance reasonably acceptable to the Administrative Agent, dated as of the date hereof and executed by a Financial Officer of CatchMark Partnership, as the Manager of Timberlands II, CatchMark Timber as the General Partner of CatchMark Partnership, Timber Manager as Manager of CatchMark TRS Subsidiary, CatchMark Partnership as the Manager of CatchMark HBU, CatchMark Timber and CatchMark TRS, respectively.

“Solvent” means, when used with respect to any Person, that, as of any date of determination:

(a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such value is established and such liabilities are evaluated in accordance with Section 101(32) of the Federal Bankruptcy Code and the state Laws governing determinations of the insolvency of debtors of New York and each state where such Person is doing business or has its principal place of business;

(b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and

(c) such Person will be able to pay its debts as they mature.

For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated,

fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Maturity Date” means, with respect to (a) the Revolving Loans, December 19, 2018, (b) the Term Loans, December 19, 2018, (c) the Multi-Draw Term Loans, December 19, 2020 and (d) the Incremental Term Loans under any Incremental Term Loan Facility, the maturity date provided in the amendment or supplement to this Agreement establishing such Incremental Term Loan Facility.

“Subsidiary” means, with respect to any Person:

(a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Equity Interests (whether by proxy, agreement, operation of law or otherwise); or

(b) any partnership, joint venture, limited liability company or other entity as to which such Person, or one or more Subsidiaries of such Person, owns (whether in the form of voting or participation in profits or capital contribution) more than a 50% Equity Interest, acts as the general partner or has power to direct or cause the direction of management and policies, or the power to elect the managing partner (or the equivalent), of such partnership, joint venture or other entity, as the case may be.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the commitment of the Swingline Lender to make the Swingline Loans, which commitment shall be $5,000,000 on the Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Swingline Lender” means CoBank and its successors and assigns.

“Swingline Loan” means an advance or advances under the Swingline Commitment.

“Swingline Note” means a note of the Borrowers substantially in the form of Exhibit A-3, and any replacements, reinstatements, renewals, or extensions of any such note, in whole or in part.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means those certain Term Loans made by the Lenders pursuant to the terms of the Existing Credit Agreement, which Term Loans are continued as Loans under this Agreement, as described on Part I of Schedule II attached hereto and as further set forth in clause (a) of Section 2.1.1.

“Term Note” means a promissory note of the Borrowers that is payable to any Term Lender, substantially in the form of Exhibit A-1 attached hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Timber” means any trees of any age, species or condition, whether standing, lying, growing or to be grown, alive or dead and now or hereafter at any time located on the Real Property.

“Timber Leases” means, collectively, the LTC Lease, the PLM Leases, and any other lease, sublease or license of real estate by any Landholder from time to time, together with any replacement thereof.

“Timber Lease Termination Proceeds” means the gross cash proceeds received by either of the Landholders or any other Loan Party with respect to the termination or other disposition of any PLM Lease or any portion of the LTC Lease or any other Timber Lease.

“Timber Manager” means Forest Resource Consultants, Inc., a Georgia corporation, and any other manager of the Timberland that is acceptable to the Administrative Agent.

“Timber Manager Subordination Agreement” means that certain Amended and Restated Timber Manager Subordination Agreement, dated as of March 24, 2010, among the Administrative Agent, for the benefit of itself and the other Lender Parties, the Borrowers, CatchMark TRS Subsidiary, CatchMark HBU, and the Timber Manager.

“Timberland Operating Agreement” means that certain Timberland Operating Agreement, dated January 1, 2013, among CatchMark TRS Subsidiary, CatchMark HBU, Timberlands II, and the Timber Manager, as amended, restated, supplemented or modified from time to time in accordance with Section 7.2.10, pursuant to which CatchMark TRS Subsidiary, Timberlands II and CatchMark HBU have appointed the Timber Manager as manager for certain timberlands owned by Timberlands II and CatchMark HBU.

“Timberlands” means, collectively, the Land and the Leasehold Interests.

“Timberlands II” is defined in the preamble.

“Transaction Agreements” means each instrument, document or agreement pursuant to which any Landholder acquires any Real Property or conveys in fee simple or lease, sublease or license any Real Property on or after the Effective Date.

“Transaction Documents” means (a) the MW Supply Agreements, and (b) the Transaction Agreements, in each case, together with all schedules and exhibits thereto, and each other instrument or document executed and delivered pursuant to or in connection with any MW Supply Agreements or any Transaction Agreements, and the various assignment and assumption agreements and deed contemplated under any of the MW Supply Agreements or any of the Transaction Agreements.

“U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Person” means any Person that is a “United States Person” as identified in Subsection 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.6(f)(ii)(B)(3).

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Unrestricted Timber Subsidiary” means any wholly-owned Subsidiary, other than CatchMark Partnership and any of its Subsidiaries, acquired or organized by CatchMark Timber for the purpose of consummating an Unrestricted Timber Transaction, provided that (a) each such direct Subsidiary of CatchMark Timber shall act as an intermediate holding company performing substantially the same functions as CatchMark Partnership in connection with such Unrestricted Timber Transaction and (b) each such Subsidiary satisfies the requirements set forth in the definition of “Unrestricted Timber Transaction.”

“Unrestricted Timber Transaction” means purchase or acquisition in fee simple or by lease, sublease or license of real property (either through the purchase of assets or the purchase of Equity Interests of any Person that owns such assets) for the purpose of harvesting Timber thereon, provided that (a) each such transaction is consummated and conducted exclusively by Unrestricted Timber Subsidiaries; (b) each such Unrestricted Timber Subsidiary performs the functions specified in clause (a) of the proviso that is contained in the definition of “Unrestricted Timber Subsidiary”; (c) each such Unrestricted Timber Subsidiary has been capitalized solely through amounts contributed by CatchMark Timber or funded by Persons other than a Loan Party or any Subsidiary of any Loan Party; (d) CatchMark Timber shall not in any respect be subject to any material restriction or obligation imposed by, or provide any additional material benefits to, the lenders providing any financing with respect to such transaction, in each case without complying with Section 7.2.19; (e) all the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct, provided that if any such representation or warranty relates to an earlier date it shall be true and correct as of such date; (f) all obligations in connection with each such transaction are Non-Recourse; (g) no Default or Event of Default has occurred or is continuing or would result from the consummation of each such transaction; (h) each such transaction shall be consummated in accordance with the Laws and (i) no Material Adverse Effect could reasonably be expected to result from the consummation of each such transaction.

“Value of the Timberlands” means, with respect to the Real Property, the appraised value thereof as determined by the appraisal dated December 31, 2012, or the most recent appraisal delivered thereafter, including any appraisal delivered pursuant to Section 5.2.2; provided, however, that such value shall be reduced upon the sale of any Real Property or termination of any Timber Lease over certain thresholds provided in clauses (w) and (x) of Section 7.1.11 and may be increased upon the acquisition of any Real Property over certain thresholds as provided in clause (w) of Section 7.1.11, in each case, as such value is calculated and reported by the Landholders in accordance with clauses (x) and (w) of Section 7.1.11.

“Voting Participant” is defined in clause (d) of Section 11.11.

“Voting Participant Notification” is defined in clause (d) of Section 11.11.

“Wells Acquisition” means Wells Timberland Acquisition, LLC.

“Withholding Agent” means any Loan Party and Administrative Agent.

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and each other Loan Document.

SECTION 1.3 Certain Rules of Construction. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and any successor statutes and regulations, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived by the Required Lenders pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived by the Required Lenders. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that a member of management or officer or member of the board of directors of such Loan Party has actual knowledge or awareness of a particular fact or circumstance or a member of management or officer or director of such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. For purposes of computing a period of time from a specified date, the word “from” means “from and including” and the word “to” and “until” each mean “to, but excluding.” Any reference to a Loan Party that is an individual as “it” shall refer to such Loan Party in his or her individual capacity. Unless the context otherwise requires, “issuance,” “issue,” “issued” or similar terms shall in reference to any Letter of Credit be deemed to include any issuance of or any increase, extension or renewal any Letter of Credit under this Agreement. Unless the context otherwise requires, “acquire,” “acquisition” or similar terms shall in reference to any existing or additional Real Property be deemed to include any acquisition in fee simple or by lease, sublease or license of any such Real Property. Unless the context otherwise requires, “sale,” “disposition” or similar terms shall in reference to any existing or additional Real Property be deemed to include any sublease of any such Real Property.

SECTION 1.4 Accounting Determinations. Unless otherwise specified, all accounting terms “used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles (“GAAP”) as in effect from time to time.

ARTICLE II

FUNDING OF LOANS

SECTION 2.1 Amount and Terms of Loans.

SECTION 2.1.1 The Loans.

(a) Term Loans. The Administrative Agent and the Lenders previously lent to the Borrowers the Term Loans, and the outstanding principal balance thereof shall be continued as Loans made under and governed by this Agreement. Amounts outstanding under the Term Loan that are repaid or prepaid may not be reborrowed.

(b) Incremental Term Loans. The Borrowers and any one or more Lenders (including any Person not previously a Lender hereunder who executes and delivers a joinder agreement executed by the Borrowers, the Administrative Agent and such Lender, in form and substance reasonably acceptable to each of them), which Lenders are reasonably acceptable to the Administrative Agent, may agree, upon at least thirty (30) days’ prior notice to the Administrative Agent, that such Lenders shall make one or more additional term loan facilities available to the Borrowers under this clause (b) of Section 2.1.1 (each an “Incremental Term Loan Facility” and collectively, the “Incremental Term Loan Facilities”; each commitment thereunder an “Incremental Term Loan Commitment” and collectively, the “Incremental Term Loan Commitments”; and the loans thereunder, each an “Incremental Term Loan” and collectively, the “Incremental Term Loans”) on substantially the same terms and subject to substantially the same conditions as the Term Loans. Any Incremental Term Loan or Incremental Term Loan Commitment shall be documented by an amendment or supplement to, or a restatement of, this Agreement, setting forth the specific terms and conditions of the Incremental Term Loan Facility, which amendment, supplement or restatement shall be signed by the Borrowers and the Lenders providing such Incremental Term Loan Commitments. Notwithstanding the foregoing: (i) the aggregate principal amount of all Incremental Term Loan Commitments shall not exceed the Maximum Incremental Amount; (ii) the Pro Forma Fixed Charge Coverage Ratio must not be less than 1.05:1.00; (iii) the Stated Maturity Date of any Incremental Term Loan shall be after the later of the Stated Maturity Date for the Term Loans and the Multi-Draw Term Loans; (iv) no Default or Event of Default shall have occurred and be continuing or result after giving effect to any Incremental Term Loan; (v) the Loan Parties shall be in compliance before and after giving effect to any Incremental Term Loan with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4; (vi) compliance with clauses (ii) and (v) (calculated after giving effect to any such Incremental Term Loans) shall be evidenced by a Compliance Certificate delivered to the Administrative Agent; (vii) the proceeds of any Incremental Term Loan shall be used to acquire additional Domestic Real Property which will become Collateral hereunder subject to a first priority Lien and security interest in favor of the Administrative Agent, for the benefit of the Lender Parties; (viii) with respect to such Domestic Real Property to be acquired, the Administrative Agent and each Lender extending an Incremental Term Loan Commitment shall have received and approved an appraisal from American Forest Management or another nationally recognized forestry appraisal firm that is satisfactory to the Administrative Agent; (ix) the weighted average life of any Incremental Term Loan shall be equal to or greater than the greater of the remaining weighted average life of the Term Loans and the Multi-Draw Term Loans, determined as of the initial funding date for such Incremental Term Loan; (x) to the extent that the applicable interest rate margin on such Incremental Term Loan exceed by more than 0.25% the applicable interest rate margin for the Multi-Draw Term Loans, determined as of the initial funding date for such Incremental Term Loan, the applicable interest rate margin for the Term Loans and the Multi-Draw Term Loans shall be increased so that the applicable interest rate margin for the Multi-Draw Term Loans and for such Incremental Term Loan are equal, and the applicable interest rate margin on the Term Loans is not lower than the applicable interest rate margin on such Incremental Term Loan by more than the applicable interest rate margin for the Multi-Draw

Term Loans exceeded the applicable interest rate margin for the Term Loan immediately prior to such Incremental Term Loan; (xi) any covenant or Event of Default applicable to any Incremental Term Loan that is more restrictive than the equivalent covenant or Event of Default set forth in this Agreement shall be deemed to be applicable to all Loans hereunder; and (xii) the aggregate of any original issue discount or upfront fees applicable to any such Incremental Term Loans shall not be more than 1% of the principal amount of such Incremental Term Loans.

(c) Revolving Loan Facility.

(i) Revolving Loan Commitment. On the terms and subject to the conditions of this Agreement (including Article V), from time to time on any Business Day occurring on or after the Effective Date and prior to the Revolving Loan Commitment Termination Date (the “Revolving Availability Period”), each Revolving Lender severally agrees to make loans (relative to such Revolving Lender, its “Revolving Loans”) to the Borrowers equal to such Revolving Lender’s Percentage of the aggregate amount of the Borrowing of the Revolving Loans requested by the Borrowers to be made on such day. The commitment of each Revolving Lender described in this clause (c)(i) is herein referred to as its “Revolving Loan Commitment.” On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Revolving Loans.

(ii) Revolver Increase.

(A) Upon satisfaction of the conditions precedent set forth in the definition of Revolver Increase and effective as of the date specified in writing by the Administrative Agent, the Revolving Loan Commitment Amount may be increased in the aggregate by the lesser of (1) $10,000,000 and (2) the Maximum Incremental Amount. The Administrative Agent shall select and reasonably approve one or more Lenders (including any Person not previously a Lender hereunder who executes and delivers a joinder agreement executed by the Borrowers, the Administrative Agent and such Lender, in form and substance reasonably acceptable to each of them) to participate in any Revolver Increase. Lenders shall have no obligation and no right to participate in any Revolver Increase.

(B) The Borrowers shall in coordination with the Administrative Agent repay outstanding Revolving Loans of certain Revolving Lenders and obtain additional Revolving Loans from other Revolving Lenders, in each case, to the extent necessary so that all Revolving Lenders participate in outstanding Revolving Loans ratably, on the basis of their respective Revolving Loan Commitment Amounts, after giving effect to the increase in the aggregate Revolving Loan Commitment Amounts effected by implementation of the Revolver Increase. The Lender Parties hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing, and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (B). Any repayments made pursuant to this clause (B) shall be accompanied by payment of all accrued interest on the amount prepaid and all amounts owed pursuant to Sections 4.4 and 11.3.

(C) Each Revolving Lender participating in the Revolver Increase (1) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Percentage of such Letter of Credit and the participation of each other Revolving Lender in such Letter of Credit shall be adjusted accordingly, (2) will acquire (and will pay to the Administrative Agent, for the account of each other Revolving Lender, in immediately available funds, an amount equal to) its Percentage of all outstanding unreimbursed payments by any Issuing Lender under any Letter of Credit and accrued interest thereon as described in Section 2.1.1(d)(ii), and (3) will be deemed to have purchased a participation in each then outstanding Swingline Loan equal to its Percentage of such Swingline Loan and the participation of each other Revolving Lender in such Swingline Loan shall be adjusted accordingly.

(iii) Revolving Loan Availability. No Borrowing of Revolving Loans shall be made if, after giving effect thereto, (A) the Available Revolving Facility Commitment would be less than zero, or (B) the Available Revolving Lender Commitment of any Revolving Lender would be less than zero.

(iv) Borrowing Procedures. By delivering a duly completed and executed Borrowing Request to the Administrative Agent by facsimile, email or other method of delivery permitted by Section 11.2 on or before 11:00 A.M. (New York City time), on a Business Day occurring prior to the Revolving Loan Commitment Termination Date, the Borrowers may from time to time irrevocably request that (A) a Base Rate Loan be made not less than one (1) nor more than five (5) Business Days thereafter or that (B) a LIBOR Loan be made not less than three (3) nor more than five (5) Business Days thereafter; provided, however, that no Revolving Loan shall be made as a LIBOR Loan for an Interest Period extending beyond the Stated Maturity Date. All (x) Base Rate Loans shall be made in a minimum amount of $500,000 and an integral multiple of $100,000 or, if less, in the amount of the Available Revolving Facility Commitment, and (y) LIBOR Loans shall be made in a minimum amount of $1,000,000 and an integral multiple of $500,000. The proceeds of all Loans shall be used solely for the purposes described in Section 4.10.

(d) Letter of Credit Facility. The Revolving Loan Commitments may, in addition to advances as Revolving Loans and Swingline Loans, be utilized, upon the request of the Borrowers, for the issuance of irrevocable standby or trade letters of credit in United States dollars (individually, a “Letter of Credit” and, collectively, the “Letters of Credit”) by an Issuing Lender for the account of any Borrower, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU. Immediately upon the issuance by an Issuing Lender of a Letter of Credit, and without further action on the part of the Administrative Agent or any Lenders, each Lender shall be deemed to have purchased from such Issuing Lender a participation in such Letter of Credit equal to such Lender’s Percentage of the Revolving Loan Commitment of the aggregate amount available to be drawn under such Letter of Credit. Unless collateralized as provided in Section 4.14, each Letter of Credit shall reduce the amount available under the Revolving Loan Commitments by the Letter of Credit Usage with respect to such Letter of Credit.

(i) Availability. No Letter of Credit shall be issued, renewed, extended or increased if, after giving effect thereto, (A) the Available Revolving Facility Commitment would be less than zero, (B) Aggregate Letter of Credit Usage would exceed the Letter of Credit Sublimit, or (C) the Available Revolving Lender Commitment of any Revolving Lender would be less than zero. If at any time the Aggregate Letter of Credit Usage exceeds the Letter of Credit Sublimit, the Borrowers shall reduce the Aggregate Letter of Credit Usage by providing collateral for the Letter of Credit Liability corresponding to such excess Letter of Credit Usage in the manner set forth in Section 4.14 to the extent required to eliminate such excess.

(ii) Reimbursement. The Borrowers are irrevocably and unconditionally obligated without presentment, demand, protest or other formalities of any kind to reimburse an Issuing Lender in immediately available funds for any amounts paid by an Issuing Lender with respect to any Letter of Credit issued hereunder. Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Issuing Lender shall notify the Borrowers and Administrative Agent thereof. Not later than 11:00 a.m. (New York City time) on the date of any payment by any Issuing Lender under a Letter of Credit (or if notice is not provided to the Borrowers of such drawing prior to such time, not later than 11:00 a.m. (New York City time) on the immediately succeeding Business Day), the Borrowers shall reimburse such Issuing Lender through the Administrative Agent in the amount equal to the amount of such drawing (and, if reimbursed on the immediately succeeding Business Day pursuant to this sentence, interest at the sum of the Base Rate plus the Applicable Margin for Revolving Loans on such day (or days if the next immediately succeeding day is not a Business Day)). If the Borrowers fail to so reimburse the applicable Issuing Lender by such time, the Borrowers shall be deemed to have requested a Revolving Loan (not a Swingline Loan) in the amount of the payment made by such Issuing Lender with respect to such Letter of Credit. All amounts paid by an Issuing Lender with respect to any Letter of Credit that are not repaid by the Borrowers as required by this Section 2.1.1(d)(ii), or that are not repaid with a Revolving Loan shall bear interest at the sum of the Base Rate plus the highest Applicable Margin for Revolving Loans plus 2% . Each Revolving Lender agrees to fund its Percentage of any Revolving Loan made pursuant to this Section 2.1.1(d)(ii). In the event the Borrowers fail to reimburse an Issuing Lender in full for any payment in respect of a Letter of Credit issued hereunder, the Administrative Agent shall promptly notify each Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon and each such Revolving Lender, on the next Business Day, shall deliver to Administrative Agent an amount equal to its Percentage of the aggregate Revolving Loan Commitments in same day funds. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to each Issuing Lender upon demand by such Issuing Lender such Lender’s Percentage of each payment made by such Issuing Lender in respect of a Letter of Credit and not immediately reimbursed by the Borrowers.

Each Revolving Lender acknowledges and agrees that its obligations to acquire participations pursuant to this Section 2.1.1(d)(ii) in respect of Letters of Credit and to make the payments to each Issuing Lender required by the preceding sentence are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any failure by the Borrowers to satisfy any of the conditions set forth in Section 5.3. If any Revolving Lender fails to make available to an Issuing Lender the amount of such Lender’s Percentage of any payments made by such Issuing Lender in respect of a Letter of Credit as provided in this Section 2.1.1(d)(ii), the Administrative Agent may elect to apply Cash Collateral as described in Section 4.13 and pay such amount to such Issuing Lender. If the Administrative Agent does not so elect or if the funds in such account are insufficient, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Base Rate.

(iii) Conditions of Issuance of Letters of Credit. In addition to all other terms and conditions set forth in this Agreement, the issuance by an Issuing Lender of any Letter of Credit shall be subject to the conditions precedent that the Letter of Credit shall be in such form, be for such amount, and contain such terms and conditions as are reasonably satisfactory to the Administrative Agent and such Issuing Lender. The expiration date of each Letter of Credit must be on a date which is the earlier of (A) (1) for a standby Letter of Credit, one (1) year from its date of issuance, but may, by its terms, be automatically renewable annually unless such Issuing Lender has notified the Borrowers on or prior to the date for notice of terminations set forth in such Letter of Credit but in any event at least thirty (30) days prior to the date of automatic renewal of its election not to renew such Letter of Credit and (2) for a trade Letter of Credit, 180 days for its date of issuance, or (B) the 30th day before the Stated Maturity Date for the Revolving Loan Commitments or such later date as agreed to by both the Administrative Agent and the applicable Issuing Lender, in their sole discretion.

(iv) Request for Letters of Credit. The Borrowers must give the Administrative Agent at least three (3) Business Days’ prior notice (or such shorter period of time as the Administrative Agent and the applicable Issuing Lender shall agree to in their sole discretion), which notice will be irrevocable, specifying the date a Letter of Credit is requested to be issued and the requested amount, identifying the beneficiary, stating whether the Letter of Credit will be a standby or trade Letter of Credit and describing the nature of the transactions proposed to be supported thereby. Any notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit to be provided by the applicable Issuing Lender. The Borrowers must also complete any application procedures and documents required by an Issuing Lender in connection with the issuance of any Letter of Credit, including a certificate regarding Borrowers’ compliance with the provisions of Section 5.3 of this Agreement.

(v) Borrowers Obligations Absolute. The obligations of the Borrowers under this Section 2.1.1(d) are irrevocable, will remain in full force and effect until the Issuing Lender and Lenders have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be paid in accordance with the terms and conditions of this Agreement under all circumstances, including, any of the following circumstances, except where caused by the gross negligence or willful misconduct of such Issuing Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction:

(A) Any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any documents or instruments relating to any Letter of Credit;

(B) Any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to or departure from any Letter of Credit, any documents or instruments relating thereto, or any Loan Document in each case whether or not any Loan Party has notice or knowledge thereof;

(C) The existence of any claim, setoff, defense or other right that any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any other Loan Document, any Letter of Credit, the transactions contemplated hereby or any other related or unrelated transaction or transactions (including any underlying transaction between any Loan Party and the beneficiary named in any such Letter of Credit);

(D) Any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise, or any errors in translation or in interpretation of technical terms;

(E) Payment under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(F) Any defense based upon the failure of any drawing under any Letter of Credit to conform to the terms of such Letter of Credit (provided, that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any non-application or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(G) The exchange, release, surrender or impairment of any collateral or other security for the obligations;

(H) The occurrence of any Default or Event of Default; or

(I) Any other circumstance or event whatsoever, including, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any guarantor or other surety.

Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, is binding upon the Loan Parties and shall not create or result in any liability of such Issuing Lender to any Loan Party.

(vi) Obligations of Issuing Lenders. Each Issuing Lender (other than the Administrative Agent) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided the Administrative Agent with notice specifying the amount and intended issuance date of such Letter of Credit and the Administrative Agent has returned a written acknowledgment of such notice to such Issuing Lender. Each of the Issuing Lenders and the Administrative Agent agrees to provide such notices and acknowledgement promptly upon the Borrowers’ request for a Letter of Credit provided such request satisfies all of the requirements provided herein. Each Issuing Lender (other than the Administrative Agent) further agrees to provide to the Administrative Agent: (A) a copy of each Letter of Credit issued by such Issuing Lender promptly after its issuance; (B) a monthly report summarizing available amounts under Letters of Credit issued by such Issuing Lender, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such month and the amount of any unreimbursed draws under such Letters of Credit; and (C) such additional information reasonably requested by the Administrative Agent from time to time with respect to the Letters of Credit issued by such Issuing Lender.

(vii) UCP and ISP. The Uniform Customs and Practice for Documentary Credits as most recently published from time to time by the International Chamber of Commerce (the “UCP”) is hereby incorporated in this Agreement with respect to trade Letters of Credit and shall be deemed incorporated by this reference into each trade Letter of Credit issued pursuant to this Agreement. The terms and conditions of the UCP shall be binding with respect to trade Letters of Credit on the parties to this Agreement and each beneficiary of any trade Letter of Credit issued pursuant to this Agreement. The International Standby Practices as most recently published from time to time by the International Chamber of Commerce (the “ISP”) is hereby incorporated in this Agreement with respect to standby Letters of Credit and shall be deemed incorporated by this reference into each standby Letter of Credit issued pursuant to this Agreement. The terms and conditions of the ISP shall be binding with respect to standby Letters of Credit on the parties to this Agreement and each beneficiary of any standby Letter of Credit issued pursuant to this Agreement. Notwithstanding the above, upon the request of the Borrowers, in the sole discretion of the Administrative Agent and the applicable Issuing Lender, a standby Letter of Credit may expressly incorporate the UCP and the UCP is hereby incorporated in this Agreement with respect to such standby Letters of Credit. Furthermore, the terms and conditions of the UCP shall be binding with respect to such standby Letters of Credit on the parties to this Agreement and each beneficiary of such standby Letter of Credit issued pursuant to this Agreement.

(e) Swingline Facility.

(i) On the terms and subject to the conditions of this Agreement (including Article V), during the Revolving Availability Period, the Swingline Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth herein, to make Swingline Loans to the Borrowers in an aggregate principal amount not to exceed the Swingline Loan Commitment; provided, however, unless the Borrowers have complied with Section 4.13, if at any time any Revolving Lender is a Defaulting Lender, the making of Swingline Loans shall be at the sole discretion of the Swingline Lender. On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall reduce the Available Revolving Facility Commitment and the Available Revolving Lender Commitment by the outstanding principal amount of such Swingline Loan.

(ii) Availability. No Borrowing of Swingline Loans shall be made if, after giving effect thereto, (A) the Available Revolving Facility Commitment would be less than zero, (B) aggregate principal balance of the Swingline Loans exceeds the Swingline Loan Commitment, or (C) the Available Revolving Lender Commitment of any Revolving Lender would be less than zero. If at any time the aggregate principal balance of the Swingline Loans then outstanding exceeds the Swingline Loan Commitment, the Borrowers shall be deemed to have requested a Revolving Loan Borrowing in the amount of the difference in the manner and pursuant to the terms of Section 2.1.1(e)(iii).

(iii) Any outstanding Swingline Loan shall be payable by the Borrowers on demand by Swingline Lender, a copy of which demand also shall be delivered by Swingline Lender to the Administrative Agent. If the Borrowers fail to so reimburse the Swingline Lender on demand, without limiting Swingline Lender’s remedies with respect to the Borrowers in the case of any Revolving Lender’s failure to advance under this Section 2.1.1(e)(iii), the Borrowers shall be deemed to have requested the Administrative Agent to make a Revolving Loan in the aggregate amount of the then outstanding Swingline Loans. Each Revolving Lender agrees to fund its Percentage of any Revolving Loan made pursuant to this Section 2.2.1(e)(iii). The Administrative Agent shall promptly notify each Revolving Lender of the amount of such payment due and each such Revolving Lender, on the next Business Day, shall deliver to the Administrative Agent an amount equal to its Percentage thereof in same day funds. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to Swingline Lender such Revolving Lender’s Percentage of each such payment due. In addition to the foregoing, if for any reason any Revolving Lender fails to make payment to Swingline Lender of any amount due under this Section 2.1.1(e)(iii), such Revolving Lender shall be deemed, at the option of Swingline Lender, to have unconditionally and irrevocably purchased from Swingline Lender, without recourse or warranty, an undivided interest and participation in the applicable Swingline Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Revolver Lender together with interest thereon at the Base Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. Each Revolving Lender acknowledges and agrees that its obligations to fund

Revolving Loans and/or to acquire participations pursuant to this Section 2.1.1(e)(iii) in respect of Swingline Loans are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any failure by the Borrowers to satisfy any of the conditions set forth in Section 5.3. If any Revolving Lender fails to make available to Swingline Lender the amount of such Lender’s Percentage of any payments due as provided in this Section 2.1.1(e)(iii), the Administrative Agent may elect to apply Cash Collateral as described in Section 4.13 by such amount and pay such amount to Swingline Lender. If the Administrative Agent does not so elect or if the funds in such accounts are insufficient, Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate. On the Revolving Loan Commitment Termination Date, if not sooner demanded, the Borrowers shall repay in full the outstanding principal amount of the Swingline Loans.

(iv) All Swingline Loans shall accrue interest from the date made as a Base Rate Loan, at the sum of the Base Rate plus the Applicable Margin, applicable from time to time as provided in Section 3.2. Until each Revolving Lender funds its Percentage of its Revolving Loan or purchase of a participation pursuant to Section 2.1.1(e)(iii), interest in respect of the Swingline Loans, of the applicable portions thereof, shall be solely for the account of Swingline Lender. Notwithstanding any other provision of this Agreement, prior to the Revolving Loan Commitment Termination Date, the Borrowers shall make all payments of principal and interest in respect of Swingline Loans directly to the Swingline Lender by such method and to such account or place as the Swingline Lender may from time to time designate in writing and the Swingline Lender shall make the funds of the Swingline Loans directly available to the Borrowers by such method and to such account or place as the Borrowers may from time to time designate in writing. To the extent that the Swingline Lender is not the Administrative Agent, the Swingline Lender shall promptly provide to the Administrative Agent such information as it shall reasonably request with respect to the Swingline Loans.

(v) Borrowing Procedures. By delivering a duly completed and executed Borrowing Request to the Swingline Lender and the Administrative Agent by facsimile, email or other method of delivery permitted by Section 11.2 on or before 1:00 P.M. (New York City time), on a Business Day occurring prior to the Revolving Loan Commitment Expiration Date, the Borrowers may from time to time irrevocably request that a Base Rate Loan be made on such Business Day. All Swingline Loans shall be made in a minimum amount of $250,000 and an integral multiple of $100,000 or, if less, in the unused amount of the Swingline Commitment. The proceeds of all Swingline Loans shall be used solely for the purposes described in Section 4.10 for Revolving Loans; provided that, no Swingline Loan shall be used to refinance any outstanding Swingline Loan.

(f) Multi-Draw Term Loan Facility.

(i) On the terms and subject to the conditions of this Agreement (including Article V), from time to time on any Business Day occurring on or after the Effective Date and prior to the Multi-Draw Term Loan Commitment Termination Date (the “Multi-Draw Term Loan Availability Period”), each Multi-Draw Term Loan Lender severally agrees to make loans (relative to such Multi-Draw Term Loan Lender, its “Multi-Draw Term Loans”) to the

Borrowers equal to such Multi-Draw Term Loan Lender’s Percentage of the aggregate amount of the Borrowing of the Multi-Draw Term Loans requested by the Borrowers to be made on such day. The commitment of each Multi-Draw Term Loan Lender described in this clause (f)(i) is herein referred to as its “Multi-Draw Term Loan Commitment.” During the Multi-Draw Term Loan Availability Period and on the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Multi-Draw Term Loans; provided however, there shall be no more than five (5) Borrowings of the Multi-Draw Term Loans.

(ii) Multi-Draw Term Loan Availability. No Borrowing of Multi-Draw Term Loans shall be made if, after giving effect thereto the aggregate outstanding principal amount of all the Multi-Draw Term Loans (A) of all the Multi-Draw Term Loan Lenders would exceed the Multi-Draw Term Loan Commitment Amount or (B) of any Multi-Draw Term Loan Lender would exceed such Multi-Draw Term Loan Lender’s Percentage of the Multi-Draw Term Loan Commitment Amount.

(iii) Borrowing Procedures. By delivering a duly completed and executed Borrowing Request to the Administrative Agent by facsimile, email or other method of delivery permitted by Section 11.2 on or before 11:00 A.M. (New York City time), on a Business Day occurring prior to the Multi-Draw Term Loan Commitment Termination Date, the Borrowers may from time to time irrevocably request that (A) a Base Rate Loan be made not less than one (1) nor more than five (5) Business Days thereafter or that (B) a LIBOR Loan be made not less than three nor more than five Business Days thereafter; provided, however, that no Multi-Draw Term Loan shall be made as a LIBOR Loan for an Interest Period extending beyond the Stated Maturity Date. All (x) Base Rate Loans shall be made in a minimum amount of $500,000 and an integral multiple of $100,000 or, if less, in the unused amount of the Multi-Draw Term Loan Commitment Amount, and (y) LIBOR Loans shall be made in a minimum amount of $1,000,000 and an integral multiple of $500,000. The proceeds of all Loans shall be used solely for the purposes described in Section 4.10.

SECTION 2.1.2 Reserved.

SECTION 2.1.3 Disbursement of Funds under the Loans. The Administrative Agent shall promptly notify each applicable Lender of its receipt of a Borrowing Request, the amount required to be funded by each such Lender and when such amount must be funded. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request. On or before 1:00 P.M. (New York City time) on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrowers by wire transfer to the accounts the Borrowers shall have specified in their Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan. Nothing in this Section 2.1.3 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.2 Notes.

(a) Upon the request of any applicable Lender, the Borrowers shall execute and deliver to such Lender a separate Note for each applicable Term Loan, Multi-Draw Term Loan or Revolving Loan, each dated as of the Effective Date, or, if later, the date of such request, in the principal amount of such Lender’s Percentage of such Commitment or Loan, as applicable. Upon the request of any applicable Lender, the Borrowers shall execute and deliver to such Lender a separate Note for each applicable Incremental Term Loan Facility, each dated as of the closing date of such Incremental Term Loan Facility, or, if later, the date of such request, in the principal amount of such Lender’s Percentage of such Incremental Term Loan Commitment or Incremental Term Loan, as applicable. Upon Swingline Lender’s request, the Borrowers shall execute and deliver to Swingline Lender a Swingline Note, dated as of the Effective Date, or, if later, the date of such request, in the amount of the Swingline Commitment.

(b) The Notes issued to each Lender pursuant to clause (a) shall (i) be executed by the Borrowers, (ii) be payable to the order of such Lender or such Lender’s assigns, (iii) be in the stated principal amount equal to the Loan made by such Lender on date of such Note or the principal amount of such Lender’s pro rata share of the applicable Commitment, (iv) be payable as provided in Section 3.1, (v) accrue interest as provided in Section 3.2 and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(c) Each Lender shall record in its records the amount and date of each Loan made by such Lender to the Borrowers (including the outstanding principal amount of the Term Loans as of the Effective Date which Loans were advanced under the Existing Credit Agreement and continued as Loans under this Agreement), and each repayment of such Lender’s Loans. The aggregate unpaid principal amount so recorded shall, absent manifest error, be conclusive evidence of the principal amount of the Loan owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrowers hereunder or under any Note to repay the principal amount of all Loans hereunder, together with interest accruing thereon.

SECTION 2.3 Reserved.

SECTION 2.4 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent by facsimile, email or other method of delivery of notice permitted pursuant to Section 11.2, on or before 11:00 A.M. (New York City time) on a Business Day, the Borrowers may from time to time irrevocably elect on not less than one Business Day nor more than five Business Days’ notice, in the case of Loans accruing interest at the Base Rate, and not less than three nor more than five Business Days’ notice, in the case of Loans (other than Swingline Loans) accruing interest at LIBOR, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 be, in the case of Loans (other than Swingline Loans) accruing at the Base Rate, converted into Loans accruing interest at LIBOR or be, in the cause of Loans accruing interest at LIBOR, converted into Loans accruing interest at the Base Rate or continued as Loans accruing interest at LIBOR (in the absence of delivery of a Continuation/Conversion Notice, by facsimile, email or other method of delivery of notice permitted pursuant to Section 11.2, with respect to any Loan accruing interest at LIBOR at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such Loan shall, on such last day, automatically convert to a Loan accruing interest at the Base Rate); provided, however, that (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders, (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted to, Loans accruing interest at LIBOR when any Event of Default has occurred and is continuing, unless the Required Lenders otherwise agree in writing, (c) no Loans may be continued as, or be converted into, Loans accruing interest at LIBOR for an Interest Period extending beyond the Stated Maturity Date and (d) with respect to the Loans accruing interest at LIBOR that have an Interest Period ending on one particular date such Loans shall not be subject to the integral multiple requirement set forth above (it being understood that, if there are Loans with Interest Periods ending on more than one date, this clause shall only apply to those Loans with an Interest Period ending on one particular date and no other date).

ARTICLE III

PAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments. The Loans shall be repaid as set forth in this Section.

SECTION 3.1.1 Voluntary Prepayments; Commitment Reductions.

(a) Prior to the Stated Maturity Date, the Borrowers may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that:

(i) all such voluntary prepayments shall require notice on or before 11:00 a.m. (New York City time) not less than one nor more than five Business Days’ in advance of any prepayment of any Loan (or such shorter or longer period as the Administrative Agent may agree to in its reasonable discretion);

(ii) all such voluntary partial prepayments shall be in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 (or in the case of Swingline Loans, an aggregate minimum amount of $250,000 and an integral multiple of $100,000) or, if less, the aggregate principal amount of the relevant Loans outstanding hereunder; and

(iii) all such prepayments shall be made pro rata among Loans having the same Interest Period.

(b) The Borrowers may, from time to time on any Business Day after the Effective Date, voluntarily reduce the unused amount of any Commitment, the Swingline

Commitment and the Letter of Credit Sublimit; provided, however, that (i) all such reductions shall be made on not less than one nor more than five Business Days’ prior notice to the Administrative Agent and be permanent, (ii) any partial reduction of the unused amount of such Commitment, Swingline Commitment or Letter of Credit Sublimit shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000 and (iii) the applicable Loans shall have been prepaid to the extent required by Section 3.1.2 or pursuant to Section 4.12(c) or the Letter of Credit Liability corresponding to all such Letter of Credit Usage shall have been collateralized in accordance with Section 4.14.

SECTION 3.1.2 Mandatory Repayments and Prepayments.

(a) Stated Maturity Date. On the Stated Maturity Date, the Borrowers shall repay in full the then aggregate outstanding principal amount of each Loan.

(b) Mandatory Prepayments from Certain Sources.

(i) Equity Raises Net Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of such Equity Raises Net Proceeds by Timberlands II pursuant to clause (b) of Section 7.1.15, the Borrowers shall be obligated to repay the Loans in an amount equal to the Equity Raises Net Proceeds; provided however, after the Multi-Draw Term Loan Commitment Termination Date, if no Default or Event of Default has occurred and is continuing, and if the Loan to Value Ratio does not exceed 35%, the Borrowers shall not be obligated to repay the Loans in an amount equal to the Equity Raises Net Proceeds.

(ii) Proceeds of Other Indebtedness. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any proceeds of any Indebtedness other than Indebtedness permitted by Section 7.2.2 by any Loan Party, the Borrowers shall be obligated to repay the Loans in an amount equal to such proceeds.

(iii) Collateral Insurance Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any Collateral Insurance Proceeds by any Loan Party or any other insurance proceeds by any of the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU, the Borrowers shall be obligated to repay the Loans in an amount equal to such Collateral Insurance Proceeds or such other insurance proceeds; provided however, if no Default or Event of Default has occurred and is continuing, the Borrowers shall not be obligated to repay the Loans in an amount equal to such Collateral Insurance Proceeds or such other insurance proceeds to the extent that (A) all such Collateral Insurance Proceeds or such other insurance proceeds do not exceed $2,000,000 in the aggregate over the term of this Agreement, (B) all such Collateral Insurance Proceeds are applied to repair or replace the lost, damaged or destroyed Collateral within 180 days of receipt of such Collateral Insurance Proceeds by any Loan Party and any such replacement shall be subject to the Lien of the Administrative Agent and otherwise permitted pursuant to the terms and provisions of this Agreement, and (C) all other insurance proceeds are applied to assets used or useful to the business of any of the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU within 180 days of receipt of such Collateral Insurance Proceeds by any Loan Party and such assets shall be subject to the Lien of the Administrative Agent and otherwise permitted pursuant to the terms and provisions of this Agreement.

(iv) LTC Lease Disposition Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any LTC Lease Disposition Proceeds by any Loan Party, the Borrowers shall be obligated to repay the Loans in an amount equal to such LTC Lease Disposition Proceeds.

(v) Timber Lease Termination Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any Timber Lease Termination Proceeds by any Loan Party, the Borrowers shall be obligated to repay the Loans in an amount equal to such Timber Lease Termination Proceeds; provided however, if no Default or Event of Default has occurred and is continuing, the Borrower shall not be obligated to repay the Loans (A) to the extent the Timber Lease Termination Proceeds do not exceed $2,000,000 in connection with the termination of a single PLM Lease or a single portion of the LTC Lease or any other Timber Lease and (B) the aggregate amount of Timber Lease Termination Proceeds received during the term hereof do not exceed $5,000,000 over the term of this Agreement (regardless of whether such $5,000,000 in aggregate proceeds have been applied to prepay the Loans).

(vi) Cost Basis Collateral Disposition Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any Cost Basis Collateral Disposition Proceeds by any Loan Party, the Borrowers shall be obligated to repay the Loans in an amount equal to such Cost Basis Collateral Disposition Proceeds; provided, however, that if no Event of Default has occurred and is continuing, the Borrowers shall not be required to repay the Loans with the first $4,000,000 of Cost Basis Collateral Disposition Proceeds in any fiscal year if the Loan to Value Ratio, calculated after giving effect to such disposition, does not exceed 40% or the first $5,000,000 of Cost Basis Collateral Disposition Proceeds in any fiscal year if the Loan to Value Ratio, calculated after giving effect to such disposition, does not exceed 30%, and, in each case, such Cost Basis Collateral Disposition Proceeds are used for (A) general working capital, (B) acquisitions of additional Real Property by a Landholder which shall be subject to the Lien of the Administrative Agent and otherwise permitted pursuant to the terms and provisions of this Agreement, or (C) dividends, distributions or other payments permitted pursuant to Section 7.2.6 of this Agreement.

(vii) Net Collateral Disposition Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any Net Collateral Disposition Proceeds in excess of Cost Basis Collateral Disposition Proceeds by any Loan Party, the Borrowers shall be obligated to repay the Loans in an amount equal to such excess; however, if no Default or Event of Default has occurred and is continuing, the Borrowers shall not be obligated to repay the Loans in an amount equal to such excess (A) to the extent that all such excess is applied to acquisitions of additional Real Property by a Landholder which shall be subject to the Lien of the Administrative Agent and otherwise permitted pursuant to the terms and provisions of this Agreement within 180 days of receipt of such excess, or (B) (x) the Loan Parties shall be in compliance before and after giving effect to such disposition with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4; and (y) if the Loan to Value Ratio does not exceed 40% after giving effect to such disposition.

(viii) Authorized Delay. If no Default or Event of Default has occurred and is continuing, upon the written request of the Borrowers, the Administrative Agent may in its sole discretion (or upon the direction of the Required Lenders (such direction given in their sole discretion) shall) authorize the Borrowers to delay making the repayments required by clauses (i) through (vii) of this Section 3.1.2(b) until such time as the Administrative Agent determines in its sole discretion that no liabilities for the Borrowers under Section 4.4 would result or such liabilities would be materially reduced (it being agreed that during such period of authorized delay such amount shall be cash collateralized in such amounts and on such terms and conditions as are acceptable to the Administrative Agent in its sole discretion).

(c) Multi-Draw Term Loan. In addition to payments made pursuant to clause (b) of this Section 3.1.2, beginning with the first Fiscal Quarter end following the Multi-Draw Term Loan Commitment Termination, if the Loan to Value Ratio is equal to or greater than 35% as of such Fiscal Quarter end, the Borrowers shall repay the aggregate outstanding balance of the Multi-Draw Term Loans by an amount equal to the result of: the aggregate outstanding balance of all Multi-Draw Term Loans as of the last day of such Fiscal Quarter; multiplied by 7.5%; divided by 4; provided, however, that the Borrowers shall repay the aggregate amount outstanding under any Multi-Draw Term Loans in full on the Stated Maturity Date.

(d) Acceleration. The Borrowers shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all (or if only a portion is accelerated thereunder, such portion of) the Loans then outstanding.

(e) Incremental Term Loans. The Borrowers shall repay the aggregate outstanding balance of any Incremental Term Loans as provided in the amendment or supplement to this Agreement documenting such Incremental Term Loans; provided, however, that the Borrowers shall repay the aggregate amount outstanding under any Incremental Term Loans in full on the Stated Maturity Date.

(f) Revolving Loans. The Borrowers shall, on each date (i) when the sum of the aggregate outstanding principal amount of all Revolving Loans exceeds the aggregate Revolving Loan Commitment Amount, repay the Revolving Loans until they have been paid in an amount equal to such excess, and (ii) when the Available Revolving Facility Commitment is less than zero, repay the Revolving Loans, Swingline Loans or reduce the Aggregate Letter of Credit Usage until they have paid in or collateralized an amount equal to such deficit.

SECTION 3.1.3 Application of Payments.

(a) Prior to Multi-Draw Term Loan Commitment Termination Date. Prior to the Multi-Draw Term Loan Commitment Termination Date, (i) each prepayment of any Loans made pursuant to Section 3.1.2(b)(i) shall be applied as follows: first, to the outstanding balance of any Multi-Draw Term Loans; and second, after any Multi-Draw Term Loans have been paid in full, pro rata to the outstanding balance of the Term Loans and any Incremental Term Loans (if and when applicable); and third, after the Term Loans and any Incremental Term Loans (if and when applicable) have been paid in full, to the outstanding balance of any Swingline Loans; and fourth, after any Swingline Loans have been paid in full, to the outstanding balance of any

Revolving Loans; and fifth, after any Revolving Loans have been paid in full, to reduce the Aggregate Letter of Credit Usage by providing collateral pursuant to Section 4.14; and (ii) each prepayment of any Loans made pursuant to clauses (ii) through (vii) of Section 3.1.2(b) shall be applied as follows: first, pro rata to the outstanding balance of the Term Loans, any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable); and second, after the Term Loans, any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable) have been paid in full, to the outstanding balance of any Swingline Loans; and third, after any Swingline Loans have been paid in full, to the outstanding balance of any Revolving Loans; and fourth, after any Revolving Loans have been paid in full, to reduce the Aggregate Letter of Credit Usage by providing collateral pursuant to Section 4.14.

(b) After to Multi-Draw Term Loan Commitment Termination Date. On and after the Multi-Draw Term Loan Commitment Termination Date, each prepayment of any Loans made pursuant to Section 3.1.2(b) shall be applied as follows: first, pro rata to the outstanding balance of the Term Loans, any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable); and second, after the Term Loans, any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable) have been paid in full, to the outstanding balance of any Swingline Loans; and third, after any Swingline Loans have been paid in full, to the outstanding balance of any Revolving Loans; and fourth, after any Revolving Loans have been paid in full, to reduce the Aggregate Letter of Credit Usage by providing collateral pursuant to Section 4.14.

(c) Mandatory Commitment Reduction.

(i) If any Event of Default has occurred and is continuing, at the election of the Required Lenders, each repayment of any Loans made pursuant to clauses (ii) through (vii) of Section 3.1.2(b) applied to any Multi-Draw Term Loan prior to the Multi-Draw Term Loan Commitment Termination Date, any Swingline Loan, any Revolving Loan, or to reduce the Aggregate Letter of Credit Usage by providing collateral pursuant to Section 4.14 shall permanently reduce both the outstanding balance of such Loan and the Commitment corresponding to such Loan. If the amount required to be prepaid by clauses (ii) through (vii) of Section 3.1.2(b) exceeds the outstanding balance of all Loans and the Letter of Credit Usage, the Commitments shall be permanently reduced by an amount equal to such excess and such reduction shall be applied as follows: (A) first pro rata to the Multi-Draw Term Loan Commitment and any Incremental Term Loan Commitment (if and when applicable); and (B) second, after the Multi-Draw Term Loan Commitment and any Incremental Term Loan Commitment (if and when applicable) have been permanently reduced to zero, to the Revolving Loan Commitment.

(ii) If any reduction in the Revolving Loan Commitments would cause the Revolving Loan Commitments to be less than the sum of the Swingline Commitment and the Letter of Credit Sublimit, then the Letter of Credit Sublimit will simultaneously with such reduction of the Revolving Loan Commitment be permanently reduced such that the sum of the Swingline Commitment and the Letter of Credit Sublimit does not exceed the Revolving Loan Commitments. If the Letter of Credit Sublimit has been reduced to $0 and a reduction of the Revolving Loan Commitments would cause the Revolving Loan Commitments to be less than the Swingline Commitment, then the Swingline Commitment will simultaneously with such reduction of the Revolving Loan Commitments be permanently reduced such that the Swingline Commitment does not exceed the reduced Revolving Loan Commitments.

(d) Application of Voluntary Prepayment. Each prepayment of any Loans made pursuant to Section 3.1.1 shall be applied first, to the prepayment of any Swingline Loans; second, after any Swingline Loans have been paid in full, to the prepayment of any Revolving Loans; third, after any Revolving Loans have been paid in full, pro rata to the outstanding balance of the Term Loans, any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable), and fourth, after the Term Loans, any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable) have been paid in full, to reduce the Aggregate Letter of Credit Usage by providing collateral pursuant to Section 4.14; provided that, the Borrowers may, at their option, request that the prepayments be applied as provided in clause (a) or (b) of this Section 3.1.3.

(e) Installments; Interest Rate; Penalties. Any repayment of any Loans made pursuant to Sections 3.1.1 and 3.1.2 and applied to the Term Loans, any Multi-Draw Term Loans, or any Incremental Term Loans shall be applied to the principal installments in the inverse order of maturity. All payments made pursuant to Sections 3.1.1 and 3.1.2 shall first be applied to Loans accruing interest at the Base Rate or Loans accruing interest at LIBOR, as the Borrowers shall direct in writing and, in the absence of such direction, shall first be applied to Loans accruing interest at the Base Rate and then to Loans accruing interest at LIBOR as the Administrative Agent shall elect. Each prepayment of any Loans made pursuant to this Section 3.1 (and assignments pursuant to Section 4.5 or Section 11.11) shall, except as provided in Section 4.4, be without premium or penalty and be accompanied by the payment of accrued and unpaid interest on the amount prepaid.

SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, accrue and be payable in accordance with this Section.

SECTION 3.2.1 Interest Rates.

Subject to Section 3.2.2, the Borrowers may elect, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice:

(a) a Borrowing of Loans that accrue interest at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin; and

(b) a Borrowing of Loans that accrue interest at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin.

provided, that any Incremental Term Loans shall accrue interest as provided in the amendment, supplement or restatement of this Agreement evidencing such Incremental Term Loans; provided further, any Borrowing of a Swingline Loan must be at the rate described in clause (a).

SECTION 3.2.2 Post-Default Rates. Upon a Commitment Termination Event or, at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, the Borrowers shall pay, but only to the extent permitted by the Law, interest (after as well as before judgment) on the Loans and on all other Obligations at a rate per annum equal to the highest interest rate with respect to the Loans as in effect from time to time plus 2.00% per annum; provided, however, that if no Loans are outstanding such interest rate shall be based upon the Base Rate plus the highest Applicable Margin for Revolving Loans plus 2.00%.

SECTION 3.2.3 Interest Payment Dates.

Interest accrued on each Loan shall be paid as follows:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) on the last day of each applicable Interest Period and, if interest on the Loans is accruing at the Base Rate, on each Quarterly Payment Date; and

(d) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3 Revolver Commitment Fee. The Borrowers agree to pay to the Administrative Agent, for the pro rata account of each Revolving Lender (other than each Revolving Lender that is a Defaulting Lender), for the period (including any portion thereof when the Revolving Loan Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Revolving Loan Commitment Termination Date, a commitment fee (the “Revolver Commitment Fee”) at the Applicable Margin on such Lender’s Percentage of the average daily unused portion of the Revolving Loan Commitment Amount (calculated for the Swingline Lender as all Revolving Loan Commitment Amounts, minus the aggregate outstanding principal of all Revolving Loans, minus the aggregate outstanding principal of all Swingline Loans, minus the face amount of each outstanding Letter of Credit; and calculated for all Lenders other than the Swingline Lender as all Revolving Loan Commitment Amounts minus the aggregate outstanding principal of all Revolving Loans minus the face amount of each outstanding Letter of Credit) during the quarter ending on the applicable Quarterly Payment Date (without taking into account that portion of Revolving Loan Commitment Amount attributable to such Defaulting Lender). Such commitment fees are non-refundable and shall be payable by the Borrowers in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Loan Commitment Termination Date.

SECTION 3.4 Multi-Draw Term Loan Commitment Fee. The Borrowers agree to pay to the Administrative Agent, for the pro rata account of each Multi-Draw Term Loan Lender (other than each Multi-Draw Term Loan Lender that is a Defaulting Lender), for the period (including any portion thereof when the Multi-Draw Term Loan Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Multi-Draw Term Loan Commitment Termination Date, a commitment fee (the “Multi-Draw Term Loan Commitment Fee”) at the Applicable Margin on such Lender’s Percentage of the average daily unused portion of the Multi-Draw Term Loan Commitment Amount during the quarter ending on the applicable Quarterly Payment Date (without taking into account that portion of the Multi-Draw Term Loan Commitment Amount attributable to such Defaulting Lender). Such commitment fees are non-refundable and shall be payable by the Borrowers in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Multi-Draw Term Loan Commitment Termination Date.

SECTION 3.5 Letter of Credit Fees. From the Effective Date, the Borrowers shall pay the Administrative Agent for the account of all Revolving Lenders that are not Defaulting Lenders with respect to which any Issuing Lender has exercised the right to require Cash Collateralization pursuant to Section 4.13 from the Borrowers or such Defaulting Lender (based upon their respective Percentages) a fee for each Letter of Credit from the date of issuance to the date of termination in an amount equal to the Applicable Margin for Revolving Loans at LIBOR per annum multiplied by the face amount of such Letter of Credit, calculated for the actual number of days elapsed. Such fee shall be payable to Administrative Agent for the benefit of all Lenders committed to make Revolving Loans (based upon their respective Percentages). Such fee is to be paid quarterly in arrears on the last day of each calendar quarter and the termination of the Letter of Credit. With respect to each Letter of Credit, Borrower shall also pay Administrative Agent, for the benefit of the Issuing Lender issuing such Letter of Credit, an issuance fee equal to the greater of (a) $1,000, or (b) 0.125% of the face amount of such Letter of Credit, which amount shall be paid upon the date of issuance and, if the expiration date of such Letter of Credit is later than one (1) year from its date of issuance, upon each anniversary of the date of issuance during the term of such Letter of Credit, as well as such Issuing Lender’s then in effect customary administrative fees and administrative expenses payable with respect to such Letter of Credit as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), renewal, extension, assignment or transfer (if any), negotiation or administration of such Letter of Credit.

ARTICLE IV

YIELD PROTECTION, TAXES AND RELATED PROVISIONS

SECTION 4.1 Eurodollar Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers) that any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to accrue interest on the Loans at LIBOR, the obligations of the Lenders to continue to accrue interest on the Loans at LIBOR shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all Loans shall automatically, at the end of the then current Interest Period, continue to accrue interest at the Base Rate.

SECTION 4.2 Inability to Determine Rates. If the Administrative Agent shall have determined or been instructed by the Required Lenders that adequate means do not exist for adequately and fairly determining the cost to the Lenders of making or maintaining Loans that accrue interest at LIBOR or calculating the same then, upon notice from the Administrative Agent to the Borrowers and the Lenders, the obligations of all the Lenders to make or continue any Loans that accrue interest at LIBOR shall forthwith be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist. Until such time as the Administrative Agent rescinds such notice the Loans shall accrue interest at the Base Rate.

SECTION 4.3 Capital Adequacy and Other Adjustments.

(a) Increased Costs, Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan made by any Lender or any Letter of Credit participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, Borrowers will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender of Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates of Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to Borrowers (with a copy to the Administrative Agent), shall be conclusive absent manifest error. Borrowers shall pay such Lender or Issuing Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender) as a result of any Loan not being made in accordance with a Borrowing Request, the Interest Period of any Loan not being continued in accordance with the Continuation/Conversion Notice therefor or any repayment or prepayment of the principal amount of any Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1, Section 4.1, Section 4.2, Article VIII or any assignment pursuant to Section 4.5 or otherwise then, upon the notice of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall promptly (and, in any event, within three (3) Business Days of receipt of such notice) pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. For the purpose of calculating amounts payable to a Lender under this Section, each Lender shall be deemed to have actually funded its relevant Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that Loan and having a maturity comparable to the relevant

Interest Period; provided, that each Lender may fund each of its Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

SECTION 4.5 Mitigation Obligations; Replacement of Lender.

(a) Designation of Different Lending Office If any Lender requests compensation under Section 4.3, or requires Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6, then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 4.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.3, or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.11), all of its interests, rights (other than its existing rights to payments pursuant to the Loan Documents) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.11;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Liabilities, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 11.3, Section 4.4 and Section 3.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.3 or payments required to be made pursuant to Section 4.6, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with the Laws; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 4.6 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by the Laws. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with the Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.11(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.6, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and the Administrative Agent, at the time or times prescribed by the Laws or reasonably requested by Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by either Borrower or the Administrative Agent, shall deliver such other documentation prescribed by the Laws or reasonably requested by either Borrower or Administrative Agent as will enable either Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.6 (f)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that either Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of either Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 4.6 (A) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.6 (B) or Exhibit 4.6 (C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.6 (D) on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or the Administrative Agent), executed originals of any other form prescribed by the Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by the Laws to permit Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and the Administrative Agent at the time or times prescribed by the Laws and at such time or times reasonably requested by Borrowers or the Administrative Agent such documentation prescribed by the Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or the Administrative Agent as may be necessary for Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.6 (including by the payment of additional amounts pursuant to this Section 4.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 4.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.7 Payments, Interest Calculations, etc.

(a) Unless otherwise expressly provided, all payments by the Borrowers pursuant to or in respect of this Agreement, the Notes or any other Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment; provided, however, that in the case of any Revolving Lender that is a Defaulting Lender due to failure to fund, the Administrative Agent shall be entitled to set off the funding shortfall against such Defaulting Lender’s respective share of all payments received from the Borrowers. All such payments required to be made to the Administrative Agent shall be made without setoff, deduction or counterclaim, not later than 11:00 A.M. (New York City time), on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrowers. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day and any applicable interest shall continue to accrue thereon. The Administrative Agent shall promptly remit (and, in any event, on the same Business Day as received by the Administrative Agent is so received on or prior to 11:00 A.M. (New York City time)) in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender.

(b) All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. If a Loan is repaid on the same day it is made one day’s interest shall be charged. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (b) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

(c) The Administrative Agent is authorized to charge any account maintained by either Borrower or any other Loan Party with it for any Obligations owing to it or any of the Lender Parties.

SECTION 4.8 Sharing of Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Percentage thereof as provided herein (other than pursuant to Section 4.5(b)), then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Liabilities to any assignee or participant, other than to either Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under the Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 4.9 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by the Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Lender or any such Affiliate, to or for the credit or the account of Borrowers or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such

Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or its respective Affiliates may have. Each Lender and Issuing Lender agrees to notify Borrowers and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 4.10 Use of Proceeds. The Term Loan reflects the remaining outstanding balance of term loan indebtedness under the Existing Credit Agreement after the prepayment of certain amounts outstanding as set forth in Section 5.1. The proceeds of any Multi-Draw Term Loans or Incremental Term Loans shall be used solely to finance acquisitions of additional Domestic Real Property (along with costs and expenses related thereto) in accordance with clause (b)(iv) of Section 2.1.1 with respect to Incremental Term Loans, and in accordance with clause (f) of Section 2.1.1 with respect to Multi Draw Term Loans, subject to the fulfillment of the conditions precedent set forth in Section 5.2 and Section 5.3. The proceeds of any Revolving Loans (including the proceeds of any Revolver Increase) shall be used (a) for general working capital, (b) to support Letters of Credit and (c) for other general corporate purposes. For the avoidance of doubt, no proceeds of any Revolving Loans (including the proceeds of any Revolver Increase) shall be used to finance the acquisition of additional Real Property or to pay the costs and expenses related thereto.

SECTION 4.11 Payment Reliance.

(a) Unless the Administrative Agent shall have been notified from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on such date in accordance with Section 2.1.3 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its Percentage of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to this Administrative Agent. Nothing in this Subsection or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligations to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) Unless the Administrative Agent shall have received notice from either Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 4.12 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by the Laws:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.8 or Section 4.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.13; fourth, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (X) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share, and (Y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of or Letter of Credit Liabilities owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 4.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive the fees provided in Section 3.5 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.13.

(C) With respect to any Commitment Fee or fees provided in Section 3.5 not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 5.3 are satisfied at the time of such relocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Loans and participations in Letter of Credit Liabilities and Swingline Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under Law, (A) first, prepay the Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (B) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 4.13.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that such Lender will, to the extent applicable, purchase at par (together with any break funding costs the Non-Defaulting Lender may have as a result of such purchase) that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable credit facilities (without giving effect to Section 4.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Reduction of Commitments of Defaulting Lender. Borrowers may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than fifteen (15) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 4.12(a)(ii) will apply to all amounts thereafter paid by Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 4.13 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, the Swingline Lender or any Issuing Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided (other than Liens permitted pursuant to Section 7.2.3), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.13 or Section 4.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 4.12, the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 4.14 Letter of Credit Liability.

(a) Upon the occurrence and during the continuance of an Event of Default and at the direction of the Administrative Agent, or in the event any Letters of Credit are outstanding on the Revolving Loan Commitment Termination Date, then (i) with respect to all outstanding Letters of Credit, the Borrowers shall either (A) deliver to the Administrative Agent for the benefit of all Lenders with a Revolving Loan Commitment a letter of credit in United States dollars, with a term that extends 60 days beyond the expiration date of each such Letter of Credit, issued by a bank satisfactory to the Administrative Agent and in an amount equal to 103% of the Letter of Credit Liability with respect to each such Letter of Credit, which letter of credit shall be drawable by the Administrative Agent to reimburse payments of drafts drawn under each such Letter of Credit and to pay any fees and expenses related thereto or (B) immediately deposit with the Administrative Agent an amount equal to the aggregate outstanding Letter of Credit Liability to enable the Administrative Agent to make payments under all of the outstanding Letters of Credit when required and such amount shall become immediately due and payable, and (ii) the Borrowers shall prepay the fees payable under Section 3.5 with respect to all such Letters of Credit for the full remaining terms of such Letters of Credit. Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to the Borrowers.

(b) (i) In the event the Aggregate Letter of Credit Usage exceeds the Letter of Credit Sublimit at any time, the Borrowers shall reduce the Letter of Credit Usage for a sufficient number of the outstanding Letters of Credit to eliminate such excess, (ii) in the event that a mandatory or voluntary prepayment is applied pursuant to Section 3.1.3 to reduce the Aggregate Letter of Credit Usage, the Borrowers shall reduce the Aggregate Letter of Credit Usage by the amount of such prepayment, or (iii) prior to the Revolving Loan Commitment Termination Date so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrowers may reduce the Letter of Credit Usage for any Letter of Credit, by either (A) delivering to the Administrative Agent for the benefit of all Lenders with a Revolving Loan Commitment a letter of credit in United States dollars, with a term that extends 60 days beyond the expiration date of such Letter of Credit, issued by a bank satisfactory to the Administrative Agent and in an amount equal to 103% of the Letter of Credit Liability with respect to such Letter of Credit, which letter of credit shall be drawable by the Administrative Agent to reimburse payments of drafts drawn under such Letter of Credit and to pay any fees and expenses related thereto or (B) depositing with the Administrative Agent an amount equal to the Letter of Credit Liability for such Letter of Credit to enable the Administrative Agent to make payments under such Letter of Credit when required and such amount shall become immediately due and payable. In each case, the Borrowers shall also prepay the fees payable under Section 3.5 with respect to such Letters of Credit for the full remaining term of such Letter of Credit. Upon termination of such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to the Borrowers.

ARTICLE V

CONDITIONS PRECEDENT TO LOANS

SECTION 5.1 Conditions to Effectiveness. The effectiveness of this Agreement shall be subject to the fulfillment of each of the conditions precedent set forth in this Section 5.1 to the satisfaction of each Lender Party and the Issuing Lender on or prior to the Effective Date.

SECTION 5.1.1 Agreement. The Administrative Agent shall have received this Agreement duly executed by each Lender, the Administrative Agent, the Issuing Lender, the Swingline Lender and an Authorized Officer of each Borrower.

SECTION 5.1.2 Resolutions, Good Standing, etc.

Each Lender shall have received from each Loan Party a certificate, dated the Effective Date, of its Secretary or Assistant Secretary as to:

(a) resolutions of its Board of Directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

(b) each Organizational Document of each such Loan Party; and

(c) the incumbency and signatures of each officer (including each Authorized Officer and Financial Officer) of each such Loan Party that is authorized to act with respect to each Loan Document executed by it;

upon which certificate each Lender Party may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the relevant Loan Party canceling or amending such prior certificate. The Administrative Agent shall have received satisfactory good standing certificates for each jurisdiction where the Collateral is located and each other jurisdiction where the Borrowers and each other Loan Party are organized and are authorized (or should be authorized under the Laws) to conduct business.

SECTION 5.1.3 Delivery of Notes. To the extent requested, each Lender shall have received its Note in an amount equal to such Lender’s Term Loans, such Lender’s Revolving Loan Commitment Amount, such Lender’s Multi-Draw Term Loan Commitment Amount and such Swingline Lender’s Swingline Commitment, dated the Effective Date, duly completed as herein provided and duly executed and delivered by an Authorized Officer of each Borrower.

SECTION 5.1.4 Required Consents and Approvals. All required consents and approvals shall have been obtained and be in full force and effect with respect to the offering and issuance of common stock of CatchMark Timber, the transaction of the Loan Parties to self-management and the other transactions contemplated hereby from (a) all relevant Governmental Authorities and (b) any other Person whose consent or approval is necessary or any Lender deems appropriate to effect such transactions.

SECTION 5.1.5 Opinion of Counsel. The Administrative Agent shall have received legal opinions, dated the Effective Date and addressed to the Administrative Agent and all the Lenders, from New York and each state where the Timberlands is located legal counsel to the Borrowers, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.1.6 Evidence of Insurance. The Administrative Agent shall have received evidence of the insurance coverage required to be maintained pursuant to Section 7.1.4, which insurance shall have been reviewed by one or more of the Administrative Agent’s risk managers and be satisfactory to the same. All such insurance shall be subject to satisfactory endorsements in favor of the Administrative Agent.

SECTION 5.1.7 Guaranty. The Administrative Agent shall have received the Guaranty duly executed by an Authorized Officer of each applicable Loan Party.

SECTION 5.1.8 Pledged Property.

The Administrative Agent shall have received:

(a) the Pledge Agreement duly executed by an Authorized Officer of each applicable Loan Party, pursuant to which each of those entities shall pledge all of the Equity Interests in each of their respective Subsidiaries;

(b) original certificates evidencing all of the issued and outstanding shares of capital stock and other Equity Interests required to be pledged pursuant to the terms of the Pledge Agreement, which certificates shall be accompanied by undated stock and other powers duly executed in blank by each relevant pledgor.

SECTION 5.1.9 U.C.C. Search Results, etc.

The Administrative Agent shall have received:

(a) U.C.C. search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the Effective Date, listing all effective U.C.C. financing statements, federal and state tax Liens, and judgment Liens which name the Borrowers or any other Loan Party as the debtor, and which are filed in each jurisdiction in which U.C.C. filings are to be made pursuant to this Agreement or the other Loan Documents and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements; and

(b) with respect to all the Intellectual Property Collateral, search results from the United States Patent and Trademark Office and United States Copyright Office to the extent of any patents, trademarks or copyrights form a part of the Collateral.

SECTION 5.1.10 Security Agreements, Filings, etc.

(a) The Administrative Agent shall have received the CatchMark Timber Security Agreement duly executed by an Authorized Officer of CatchMark Timber and the Security Agreement duly executed by an Authorized Officer of each of the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU, together with:

(i) confirmation that all necessary U.C.C. financing statements naming each such Person as the debtor and the Administrative Agent as the secured party have been properly filed under the U.C.C. of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent in the Collateral subject thereto; and

(ii) evidence satisfactory to the Administrative Agent of the filing (or delivery for filing) of appropriate trademark, copyright and patent security supplements with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant in order to perfect the first priority security interest of the Administrative Agent therein; and

(iii) evidence of completion of all other actions, reasonably requested by the Administrative Agent, in order to perfect its first priority security interest in the Collateral the subject thereof.

SECTION 5.1.11 Solvency Certificate. The Administrative Agent shall have received each Solvency Certificate, dated as of the Effective Date.

SECTION 5.1.12 Closing Date Certificate. The Administrative Agent shall have received a Closing Date Certificate in substantially the form of Exhibit D attached hereto, duly executed by a Financial Officer of each Borrower and dated the Effective Date. All documents and agreements appended to such Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agent and the Lenders.

SECTION 5.1.13 Flood Laws. The Administrative Agent shall have received evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent or any Lender to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral.

SECTION 5.1.14 Material Government Approvals. The Borrowers shall have delivered to the Administrative Agent a certificate signed by a Financial Officer of each Borrower and dated the Effective Date, certifying true and copies of all the approvals, if any, of Governmental Authorities set forth on Item 6.19(b) (“Material Governmental Approvals”) of the Disclosure Schedule.

SECTION 5.1.15 Collateral Assignment of Material Agreements; Reaffirmation of Collateral Assignment of Material Agreement.

The Administrative Agent shall have received with respect to the Timberland Operating Agreement and each MW Supply Agreement a duly executed Collateral Assignment of Material Agreement or a duly executed Reaffirmation of Collateral Assignment of Material Agreement, as applicable.

SECTION 5.1.16 Mortgages, etc.

With respect to the Real Property, the Administrative Agent shall have received all of the following:

(a) counterparts of the Mortgage Amendments referred to in clauses (c), (g) and (h) of the definition of “Mortgage Amendments,” each dated as of the date hereof and duly executed by Timberlands II and CatchMark HBU, as applicable;

(b) an endorsement to each of the existing mortgagee’s title insurance policies. Each such endorsement shall (i) be in an amount satisfactory to the Administrative Agent (which amount shall not be less than the sum of the aggregate Loans, the aggregate unused Commitments and $10,000,000); (ii) be in form and substance satisfactory to the Administrative Agent; (iii) be issued at ordinary rates; (iv) extend the effective date of each such policy to the date of the applicable Mortgage Amendments, (v) confirm no change in the first priority Lien and security interest in favor of the Administrative Agent for the benefit of the Lender Parties, except for changes acceptable to the Administrative Agent; and (vi) be issued directly by a title insurance company reasonably acceptable to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such endorsement, all charges for mortgage recording and similar taxes, and all related expenses, if any, have been paid;

(c) a copy of (i) all documents referred to, or listed as exceptions to title in, the title endorsements referred to in clause (b) above and (ii) all other material documents affecting the Real Property, including all building, construction, environmental and other permits, licenses, franchises, approvals, consents, authorizations and other approvals required in connection with the construction, ownership, use, occupation or operation of the Real Property;

(d) appraisal dated December 31, 2012, from American Forest Management;

(e) confirmation that all necessary U.C.C. financing statements relating to the Real Property naming the applicable Landholder as the debtor and the Administrative Agent as the secured party have been properly filed in the same offices where the applicable Mortgage is filed;

(f) Harvest Plan dated October 1, 2013, covering the calendar year 2014; and

(g) a copy of each Timber Lease, certified as true and correct by a Financial Officer of each Borrower.

SECTION 5.1.17 Timber Manager Subordination Agreement. The Administrative Agent shall have received a reaffirmation of the Timber Manager Subordination Agreement, in form and substance reasonably acceptable to the Administrative Agent, dated as of the date hereof, duly executed by the Timber Manager, Timberlands II, CatchMark TRS Subsidiary, CatchMark HBU and the Administrative Agent, together with a copy of the Timberland Operating Agreement and its corresponding Collateral Assignment of Material Agreement delivered to the Administrative Agent pursuant to Section 5.1.15.

SECTION 5.1.18 Representations and Warranties True and Correct.

Both before and after giving effect to any Borrowing on the Effective Date (including the issuance of any Letter of Credit):

(a) all the representations and warranties set forth in Article VI shall be true and correct in all respects with the same effect as if then made, provided that (i) such representations and warranties that relate solely to an earlier date shall be true and correct as of such earlier date and (ii) the inaccuracy of any of the representations and warranties set forth in Article VI shall, subject to the terms of Section 8.1.2, result in an Event of Default;

(b) no Default or Event of Default has occurred and is continuing or would result therefrom.

SECTION 5.1.19 Environmental Matters. Each Lender shall have received satisfactory evidence that all environmental matters that were to be remediated prior to the Effective Date, if any, have been so remediated.

SECTION 5.1.20 Financial Information, etc. The Administrative Agent shall have received on or before the Effective Date a certificate of a Financial Officer of CatchMark Timber attaching true and correct copies of (a) the annual audit report required by clause (b) of Section 7.1.1 for the Fiscal Year ended December 31, 2012, (b) a projected operating expense budget for CatchMark Timber and its Subsidiaries, prepared on a monthly basis, for the Fiscal Year ending December 31, 2014, and (c) pro forma financial projections for CatchMark Timber and its Subsidiaries for the 18-month period ending June 30, 2015.

SECTION 5.1.21 Account Control Agreements, etc.

(a) The Administrative Agent shall have received satisfactory evidence that (i) the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU have directed that all amounts payable to them from their account debtors and other Persons shall be deposited in a Pledged Account, (ii) each of the Material Accounts of the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU is a Pledged Account, (iii) the CatchMark TRS Subsidiary Account has been established and is being maintained by CatchMark TRS Subsidiary, proper notice of the same has been provided to the parties to the Fiber Supply Agreement, and all amounts payable to CatchMark TRS Subsidiary under the Fiber Supply Agreement are being deposited in the CatchMark TRS Subsidiary Account, and (iv) the Revenue Account has been established and is being maintained by Timberlands II, proper notice of the same has been provided to the parties to the Master Stumpage Agreement, and all amounts payable to CatchMark TRS Subsidiary or Timberlands II under the Master Stumpage Agreement are being deposited in the Revenue Account.

(b) The Administrative Agent shall have received satisfactory evidence (i) that CatchMark Timber has established and is maintaining each Equity Raise Account in accordance with Section 7.1.15 and has directed that all proceeds of any issuance of equity by CatchMark Timber to be directly deposited into an Equity Raise Account, (ii) that each Equity

Raise Account is subject to an Account Control Agreement, and (iii) that CatchMark Timber and the other Loan Parties have directed that all Equity Raises Net Proceeds be directly deposited in a Pledged Account of Timberlands II.

SECTION 5.1.22 Patriot Act; Anti-Terrorism. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act and any other Anti-Terrorism Law.

SECTION 5.1.23 Satisfactory Due Diligence. Each Lender shall have completed, to its satisfaction, a due diligence analysis with respect to the business, assets, operations, condition (financial and otherwise) and prospects of the Loan Parties, including with respect to their ability to comply with the representations and warranties and covenants contained in the Loan Documents.

SECTION 5.1.24 Initial Compliance Certificate. The Administrative Agent shall have (a) received an initial Compliance Certificate, duly executed by a Financial Officer of the Borrowers, and dated as of the date hereof, showing a calculation of the Loan to Value Ratio and the Minimum Liquidity Balance and (b) confirmed to the Borrowers that, in its reasonable and good faith determinations, that the calculations contained in the initial Compliance Certificate are satisfactory.

SECTION 5.1.25 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Loan Party shall be reasonably satisfactory in form and substance to each Lender and its legal counsel. In addition, the Administrative Agent shall have received all information, approvals, opinions, documents or instruments as its counsel may reasonably request.

SECTION 5.1.26 Fees and Expenses. The Administrative Agent shall have received for its own account, and for the account of each Lender, all fees, costs and expenses due and payable pursuant to the Fee Letter and Section 11.3.

SECTION 5.1.27 Repayment of Existing Indebtedness; Release and Termination of Existing Liens.

(a) The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that (i) all Indebtedness of the Loans Parties has been fully paid, satisfied and discharged, other than Indebtedness permitted under Section 7.2.2, and (ii) all Liens in respect of any such Indebtedness have been or will be immediately released and terminated.

(b) On or prior to the Effective Date, the aggregate outstanding principal amount of the Term Loans under the Existing Credit Agreement shall be repaid with certain of the proceeds of the offering and issuance of the common stock of CatchMark Timber on December 17, 2013, in an amount not less than $80,000,000, together with accrued and unpaid interest and any amounts due under Sections 4.4 or 11.3 of the Existing Credit Agreement such that the aggregate outstanding principal amount of the Term Loans as of the Effective Date equal the total set for on Part I of Schedule II hereto.

SECTION 5.1.28 AgSouth Equity Interests. CatchMark Partnership shall have purchased Equity Interests in AgSouth as provided in Section 11.23.

SECTION 5.2 Conditions to Multi-Draw Term Loans. The obligations of each Multi-Draw Term Loan Lender to make Multi-Draw Term Loans during the Multi-Draw Term Loan Availability Period shall be subject to the fulfillment of each of the conditions precedent set forth in this Section 5.2 and in Section 5.3 to the satisfaction of the Administrative Agent:

SECTION 5.2.1 Notice of Proposed Acquisition of Real Property. The Administrative Agent shall have received not less than forty-five (45) days prior written notice (or such shorter period for notice as the Administrative Agent may agree to in its sole discretion) from the Borrowers of the proposed acquisition of additional Real Property that will be financed with such Multi-Draw Term Loans.

SECTION 5.2.2 Delivery of Real Property Documents. The Administrative Agent shall have received:

(a) not less than thirty (30) days prior (or such shorter period of time as the Administrative Agent may agree to in its reasonable discretion) to the acquisition of additional Real Property to be financed with the proceeds of Multi-Draw Term Loans, copies of the substantially complete form of the Real Property Documents,

(b) not less than two (2) Business Day prior (or such shorter period of time as the Administrative Agent may agree to in its reasonable discretion) to the acquisition of additional Real Property to be financed with the proceeds of Multi-Draw Term Loans, copies of the final form of the Real Property Documents, and

(c) prior to such Borrowing copies or originals, as applicable, of the final, fully executed Real Property Documents.

(For the avoidance of doubt, as provided in the definition of “Real Property Documents,” the Administrative Agent may elect in its sole discretion to accept delivery of one or more of the Real Property Documents on a post-closing basis after such Multi-Draw Term Loan Borrowing and/or to waive delivery of one or more of the Real Property Documents.)

SECTION 5.2.3 Covenants; Compliance Certificate.

(a) The Pro Forma Fixed Charge Coverage Ratio must not be less than 1.05:1.00, and (b) the Loan Parties shall be in compliance before and after giving effect to any such Borrowing with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4.

(b) The Administrative Agent shall have received a Compliance Certificate, duly executed by a Financial Officer of the Borrowers, and dated as of the date of such

Borrowing of Multi-Draw Term Loans, showing (i) a Pro Forma Fixed Charge Coverage Ratio of not less than 1.05:1.00, and (ii) compliance with the financial covenants set forth in Section 7.2.4 after giving effect to such Borrowing.

SECTION 5.2.4 Security Interest in Additional Real Estate. The Borrowers shall cause any additional Real Property acquired by any Landholder to be subject to a first priority security interest in favor of the Administrative Agent in accordance with the terms of Section 7.1.9. The Loan Parties shall execute any and all further documents, financing statements, agreements and instruments and take all such further actions requested by the Administrative Agent or the Lenders as may be required by Law or under this Agreement with respect to any additional Real Property acquired by the Landholders.

SECTION 5.2.5 Resolutions, Good Standing, etc.

(a) The Administrative Agent shall have received evidence that the certificates of the Loan Parties delivered pursuant to Section 5.1.2 remain true, complete and correct or shall have received new certificates for each Loan Party consistent with Section 5.1.2 dated as of the date of such Borrowing.

(b) The Administrative Agent shall have received a certificate, dated as of the date of such Borrowing, from the applicable Loan Parties as to the resolutions of such Loan Party’s Board of Directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of the Real Property Documents to be executed by it.

(c) The Administrative Agent shall have received satisfactory good standing certificates for each jurisdiction where the Additional Real Property is located.

SECTION 5.2.6 Fees and Expenses. The Administrative Agent shall have received for its own account, and for the account of each Lender, all fees, costs and expenses due and payable pursuant to any other Loan Document including, without limitation, Section 11.3.

SECTION 5.3 Conditions to all Loans and Letters of Credit. The obligation of each Lender to make any Loan and of each Issuing Lender to issue any Letters of Credit shall be subject to the prior or concurrent fulfillment of each of the conditions precedent set forth in this Section 5.3 to the satisfaction of the Administrative Agent:

SECTION 5.3.1 Compliance with Warranties, No Default, etc.

Both before and after giving effect to any Borrowing (including the issuance of any Letter of Credit):

(a) the representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made; provided, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard;

(b) no Default or Event of Default shall have then occurred and be continuing or would result therefrom.

SECTION 5.3.2 Borrowing Request, etc. The Administrative Agent shall have received, as herein provided, a duly completed and executed Borrowing Request, or in, accordance with the provisions of Section 2.1.1(d)(iv), a notice requesting the issuance of a Letter of Credit. Each delivery of a Borrowing Request shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing or issuance of a Letter of Credit (both immediately before and after giving effect to such Borrowing or issuance of a Letter of Credit and the application of the proceeds thereof) the statements made in Section 5.3.1 are true and correct.

SECTION 5.3.3 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Loan Party with respect to such Borrowing shall be reasonably satisfactory in form and substance to the Administrative Agent and its legal counsel. In addition, the Administrative Agent shall have received all information, approvals, opinions, documents or instruments as its counsel may reasonably request.

SECTION 5.4 Determinations Under Article V. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender shall be deemed to have consented to and approved each document or other matter required thereunder to be consented to or approved by each of them by their execution of this Agreement. For purposes of determining compliance with the conditions specified in Sections 5.2 and 5.3, each Lender shall be deemed to have consented to and approved each document or other matter required thereunder to be consented to or approved by each of them (if any) unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received a notice from such Lender prior to the making of any Borrowing specifying its objection thereto and such Lender shall not have made available to the Administrative Agent its ratable portion of the requested Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and make the Borrowings, the Borrowers hereby represent and warrant as of the Effective Date and as of the date of each request for a Borrowing, and after giving effect to each Borrowing, to each Lender and the Administrative Agent as set forth in this Article.

SECTION 6.1 Organization, etc. The Borrowers and each other Loan Party (a) (i) is a corporation, limited partnership or limited liability company validly organized and existing and in good standing under the Laws of the jurisdiction of its organization and (ii) is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the nature of its business requires such qualification; and (b) has full power and authority and holds all requisite permits, licenses, authorizations, approvals, entitlements, accreditations and privileges, from Governmental Authorities or otherwise, to (i) enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and (ii) own and hold under lease its property and to conduct its business in the ordinary course. Neither the Borrowers nor any other Loan Party are in violation of its Organizational Documents.

SECTION 6.2 Due Authorization, Non-Contravention, etc.

The execution, delivery and performance by the Borrowers and each other Loan Party of this Agreement, each other Loan Document executed or to be executed by it, are within the Borrowers’ and each such other Loan Party’s corporate, limited partnership or limited liability company powers, have been duly authorized by all necessary corporate, limited partnership or limited liability company action, and do not:

(a) contravene or result in a default under the Borrowers’ or any such other Loan Party’s Organizational Documents;

(b) contravene any Law binding on the Borrowers or any such other Loan Party;

(c) violate, conflict with, result in a breach of, or constitute (along or with notice or lapse of time or both) a default of event of default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any agreement, document or other instrument to which it is a party;

(d) violate, conflict with, result in a breach of, or result in the impairment, forfeiture or non-renewal of, any material permit, license, authorization, approval, entitlement, accreditation or privilege of any Governmental Authority; or

(e) result in, or require the creation or imposition of, any Lien on the Borrowers’ or any such other Loan Party’s properties.

SECTION 6.3 Required Approvals. Except as duly obtained and in full force and effect prior to the Effective Date and the filing of U.C.C. financing statements, Mortgages and Mortgage Amendments that have not previously been filed in the appropriate filing offices, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for:

(a) the due execution, delivery or performance by the Borrowers or any other Loan Party of this Agreement, each other Loan Document to which it is a party;

(b) the grant by the Borrowers or any other Loan Party of the security interests, pledges and Liens granted by the Loan Documents; or

(c) the perfection of or the exercise by the Administrative Agent of its rights and remedies under this Agreement or any other Loan Document.

SECTION 6.4 Validity, etc. This Agreement constitutes, and each other Loan Document executed by the Borrowers and each other Loan Party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrowers and each other relevant Loan Party enforceable in accordance with their respective terms, subject in each case to the effect of any Debtor Relief Laws or other similar Laws affecting creditors’ rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Each of the Loan Documents which purports to create a security interest in favor of the Administrative Agent (on behalf of the Lender Parties) creates a valid first priority security interest in the Collateral (subject, in the case of non-possessory security interests only, to Liens permitted by Section 7.2.3) securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. Upon the filing of U.C.C. financing statements, Mortgages and Mortgage Amendments in the proper filing offices, the Liens granted to the Administrative Agent pursuant to the Security Agreement, the CatchMark Timber Security Agreement and the Mortgages shall constitute a valid first priority perfected security interest in Collateral covered thereby in compliance with all the Laws.

SECTION 6.5 No Material Liabilities. The Borrowers and each other Loan Party do not have any Indebtedness other than the Indebtedness permitted by Section 7.2.2.

SECTION 6.6 No Material Adverse Change, etc.

(a) Since December 31, 2012, there has been no material adverse change in its condition (financial or otherwise), operations, assets, business, properties or prospects, taken as a whole.

(b) Neither of the Borrowers nor any other Loan Party has been involved in any bankruptcy or similar proceeding, and has never entered into an agreement or received the benefit of any settlement or compromise of Indebtedness.

SECTION 6.7 Litigation, Labor Matters, etc.

(a) There are (i) no outstanding judgments against the Borrowers or any other Loan Party and (ii) no pending or, to the knowledge of the Borrowers and each other Loan Party, threatened, litigation, action, proceeding or labor controversy affecting any Loan Party or any of its respective properties, businesses, assets or revenues.

(b) To the extent the Borrowers or any of the other Loan Parties have employees, the hours worked by and payments made to employees of the Borrowers and each other Loan Party have not been in violation of the Fair Labor Standards Act or any other Laws dealing with such matters. Item 6.7(b) (“Labor Matters”) of the Disclosure Schedule sets forth, as of the Effective Date, all collective bargaining agreements, management agreements, consulting agreements and employment agreements to which either of the Borrowers or any other Loan Party is a party. There are no strikes, slowdowns, labor disputes, work stoppages or controversies pending, or to the knowledge of the Borrowers or any other Loan Party threatened, between either of the Borrowers or any other Loan Party, on the one hand, and its employees, on the other hand, other than employee grievances arising in the ordinary course of business.

SECTION 6.8 Capitalization. As of the Effective Date, the authorized Equity Interests in the Borrowers, each other Loan Party and all other Persons in which either of the Borrowers or any other Loan Party owns any Equity Interests is set forth in Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule. Except as set forth in such Disclosure Schedule, as of the Effective Date there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which the Borrowers, any other Loan Party or any other Persons in which either of the Borrowers or any other Loan Party owns any Equity Interests may be required to issue, sell, repurchase or redeem any of its Equity Interests or (b) voting rights agreements. The Equity Interests so specified in Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule are fully paid and non-assessable and are owned by the applicable Person, directly or indirectly, free and clear of all Liens (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents). From and after the Effective Date neither the Borrowers nor any other Loan Party will establish or acquire any additional Equity Interests in any Person except as permitted by Section 7.2.5.

SECTION 6.9 Compliance with Laws, etc. The Borrowers and each other Loan Party are in compliance in all material respects with all Laws applicable to each of them or their properties.

SECTION 6.10 Properties, Permits, etc.

(a) The Borrowers and each other Loan Party have, and are in material compliance with, all material permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of Governmental Authorities or otherwise that are required for such Person to lawfully own, lease, manage or operate the Real Property. Except as disclosed in Item 6.10(a) (“Property Matters”) of the Disclosure Schedule, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement, accreditation or privilege, and there is no claim that any of the foregoing is not in full force and effect.

(b) The Borrowers and each other Loan Party, as applicable, have (i) good, valid and marketable fee title to all of the Land and (ii) good, valid, and marketable title to the Leasehold Interests, in each case free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except Liens permitted by Section 7.2.3. All Real Property of the Loan Parties is Domestic.

(c) All permits, licenses, authorizations, approvals, entitlements, accreditations and privileges required to have been issued to either of the Borrowers or any other Loan Party with respect to the Real Property in order to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used or is installed intended to be occupied and used have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a Material Adverse Effect on the intended use or operation of the Real Property. Except as disclosed in Item 6.10(c) (“Consents and Approvals”) of the Disclosure Schedule, all the Real Property complies in all material respects with all Laws and no consent or approval of any landlord or other third party in connection with any Leasehold Interest or other leased property is necessary for either of the Borrowers or any other Loan Party to enter into and execute the Loan Documents or grant any Liens thereunder.

(d) Except as disclosed in Item 6.10(d) (“Timber Operations”) of the Disclosure Schedule, no Person other than the Borrowers, CatchMark TRS Subsidiary, CatchMark HBU and their agents and representatives has any right to conduct timbering operations on the Real Property or any right, title or interest in and to any Timber located thereon, except for Liens permitted by Section 7.2.3.

(e) Except as disclosed in Item 6.10(e) (“Condemnation Proceedings”) of the Disclosure Schedule, there is no pending or, to the knowledge of the Borrowers or any other Loan Party, contemplated condemnation or eminent domain proceeding affecting any of the Real Property.

(f) Except as may be disclosed in the title insurance endorsements delivered pursuant to Section 5.1.16, there are no unresolved claims or disputes relating to access to any portion of the Real Property that could reasonably be expected to have a Material Adverse Effect on the intended use of such Real Property by the Landholders or any other Loan Party.

(g) The representations and warranties contained in the Security Agreement, the CatchMark Timber Security Agreement, the Pledge Agreement, each Mortgage and each other Loan Document with respect to the Collateral are true and correct.

SECTION 6.11 Taxes, etc.

(a) The Borrowers and each other Loan Party have (i) timely filed all tax returns and reports required by Law to have been filed by it, which tax returns and reports are correct and complete in all material respects, and (ii) paid all income Taxes and other Taxes of Governmental Authorities thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the non-payment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b) Neither of the Borrowers nor any other Loan Party is a party to any tax sharing agreement.

(c) The Borrowers and each other Loan Party have made adequate provision to establish reserves for liabilities for all Taxes as are or may become payable for the period prior to or after the Effective Date. Neither of the Borrowers nor any other Loan Party has knowledge of any proposed additional material tax assessment against it or its properties.

SECTION 6.12 ERISA.

(a) None of the Borrowers, any other Loan Party, any of their Subsidiaries or any ERISA Affiliates thereof sponsor, maintain or contribute to, are required to sponsor, maintain or contribute to, or otherwise have any liability with respect to any Pension Plan or Multiemployer Plan.

(b) Each Plan has been maintained, operated and funded in compliance with its terms and with all applicable provisions and requirements of the Code, ERISA, and other applicable federal or state laws, except where failure to so maintain, operate or fund could reasonably be expected to have a Material Adverse Effect. None of the Borrowers, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliates thereof have incurred any liability pursuant to Title I or Title IV of ERISA or the penalty or excise taxes of the Code relating to employee benefit plans (as defined in Section 3(3) of ERISA), and no event, transaction, or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Borrowers, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliates thereof, in either case pursuant to Title I or Title IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code.

(c) Except to the extent required under Section 4980B of the Code or comparable state law, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any of the Borrowers, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliates thereof.

(d) Each Plan that is a welfare benefit plan (as defined in Section 3(1) of ERISA) can be terminated at any time without liability for the continuation of such benefits.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is a prohibited transaction within the meaning of Section 406 of ERISA or in connection with which a tax under Section 4975 of the Code could be imposed.

(f) There are no pending, or to the knowledge of any Borrower, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliates thereof, threatened claims, actions, or lawsuits by any federal or state governmental authority, including, without limitation, the United States Internal Revenue Service, Department of Labor, or Pension Benefit Guaranty Corporation with respect to any Plan. No ERISA Event has occurred during the six years immediately preceding the date of this representation or is reasonably expected to occur.

SECTION 6.13 Environmental Warranties.

(a) The Real Property has been and is owned, operated or leased by the Borrowers and each other Loan Party in compliance with all Environmental Laws, except for such violations that, either individually or in the aggregate, could not reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(b) There have been no past (to the knowledge of the Borrowers and the other Loan Parties), and there are no pending or threatened claims, complaints, written notices or requests for information received by the Borrowers or any other Loan Party with respect to any alleged violation of any Environmental Law that, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount, or alleges criminal misconduct or injunctive relief.

(c) There have been no Releases of Hazardous Materials at, on or under the Real Property that, either individually or in the aggregate, has, or could reasonably be expected to result in having, a liability exceeding a Material Environmental Amount.

(d) The Borrowers and each other Loan Party have been issued, and are in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations relating to environmental matters that are necessary or desirable for their businesses and required by Environmental Laws, except where the failure to have or do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(e) No property now or previously owned, operated or leased by either of the Borrowers or any other Loan Party is listed or (to the best of their knowledge) proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(f) Except as set forth in Item 6.13(f) (“Environmental Matters/Storage Tanks”) of the Disclosure Schedule, there are no above ground or underground storage tanks, active or abandoned, including petroleum storage tanks, on or under the Real Property.

(g) None of the Borrowers, any other Loan Party or any other Person (to the best of their knowledge (after due inquiry)) has transported or arranged for the transportation of any Hazardous Material to any location which is listed or (to the best of their knowledge) proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations, which may lead to claims against the Borrowers or any other Loan Party for any remedial work, damage to natural resources or personal injury (including claims under CERCLA) which, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(h) There are no polychlorinated biphenyls, friable asbestos or other Hazardous Materials present on the Real Property that, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(i) No conditions exist at, on or under any property now or previously owned, operated or leased by the Borrowers or any other Loan Party which, with the passage of time, or the giving of notice or both, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(j) There are no areas of the Real Property with respect to which either of the Borrowers or any other Loan Party has a legal obligation under the Endangered Species Act of 1973, 16 U.S.C. §§ 1531 et seq., on the Real Property, and no portion of the Real Property has been designated as a “critical habitat,” as defined in such Act.

SECTION 6.14 Accuracy of Information.

(a) All information furnished from time to time (whether prior to or after the Effective Date) by or on behalf of the Borrowers, any other Loan Party or any of their Related Parties in writing to the Administrative Agent or any Lender in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, is and will be, as the case may be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

(b) All information prepared by any consultant or professional advisor on behalf of the Borrowers, any other Loan Party or any of their Related Parties which was furnished to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document has been reviewed by the Loan Parties, and nothing has come to the attention of the Loan Parties in the context of such review which would lead it to believe that such information (or the assumptions on which such information is based) is not true and correct in all material respects or that such information omits to state any material fact necessary to make such information not misleading in any material respect.

(c) Insofar as any of the information described above includes assumptions, estimates, projections or opinions, the Loan Parties have reviewed such matters and nothing has come to the attention of the Loan Parties which would lead them to believe that such matters were not when made true and correct in all material respects or that such assumptions, estimates, projections or opinions omitted to state any material fact necessary to make such assumptions, estimates, projections or opinions not reasonable or not misleading in any material respect. All projections and estimates have been prepared in good faith on the basis of reasonable assumptions and represent the best estimate of future performance by the party supplying the same, it being agreed that projections are subject to uncertainties and contingencies and that no assurance can be given that any projection will be realized.

(d) (i) The balance sheets and financial statements delivered to the Lenders pursuant to Section 5.1.20 and Section 7.1.1 and otherwise have each been or will be, as the case may be, prepared in accordance with GAAP consistently applied and do or will, as the case may be, present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited interim financial statements are subject to normal year-end adjustments.

(ii) Except as disclosed in the financial statements referred to above or the notes thereto and for the items disclosed in the Disclosure Schedule, neither of the Borrowers nor any of the other Loan Parties has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

SECTION 6.15 Transaction Agreement, etc.

(a) All representations and warranties by the Borrowers and each other Loan Party under the Transaction Documents, to the extent still in effect, are true and correct as of the Effective Date; provided, however, that such representations and warranties that relate solely to an earlier date shall be true and correct as of such earlier date. The Loan Parties agree that, by this reference, such representations and warranties contained in the Transaction Documents, to the extent still in effect, are incorporated herein, mutatis, mutandis, for the benefit of the Lenders.

(b) No default exists and no events have occurred or conditions exist that, with notice or lapse of time or both, would constitute a default under the Transaction Documents by any party thereto, and, except as expressly provided by the terms of the Transaction Documents because of the lapse of time, the Transaction Documents are in full force and effect, and the rights, benefits and indemnities in favor of the Loan Parties thereunder are not subject to any defenses, offsets or claims of any kind.

SECTION 6.16 Absence of Default and Restrictions.

(a) Neither any Borrower nor any other Loan Party is (i) in default in the payment of (or in the performance of any obligation applicable to) any Indebtedness or (ii) in violation in any material respect of any (A) Law, (B) contract, agreement, lease or other instrument to which it is a party or (C) permit, license, authorization, entitlement, accreditation or privilege of any Governmental Authority binding upon it or its property or assets. No event has occurred and no condition exists that, upon the making of the Loans or the issuance of Letters of Credit hereunder, would constitute a Default or an Event of Default.

(b) Neither any Borrower nor any other Loan Party (i) is a party to any contract, agreement, lease or other instrument, or subject to any other restriction, that restricts its ability to incur Indebtedness (other than this Agreement) or (ii) has agreed or consented to exist on any of the Real Property or other Collateral, whether now or in the future, any Lien other than those Liens permitted by Section 7.2.3.

SECTION 6.17 Margin Regulations; Bank Secrecy Act, etc.

(a) Neither any Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in F.R.S. Board Regulation U). None of the proceeds of any Loan will be used for the purpose of, or be made available by either Borrower or any other Loan Party in any manner to any other Person to enable or assist such Person in, directly or indirectly purchasing or carrying “margin stock” (as so defined) or otherwise in violation of Regulations T, U or X of the F.R.S. Board.

(b) None of the proceeds of any Loan shall be used, directly or indirectly, in a manner that would cause the Administrative Agent or any Lender to violate the Foreign Corrupt Practices Act of 1977, the Bank Secrecy Act or any of the sanctions programs administered by the Office of the Foreign Assets Control of the United States Department of Treasury.

(c) None of the proceeds of any Loan shall be used, directly or indirectly, in a manner inconsistent with Section 4.10.

SECTION 6.18 Investment Company Status. None of the Borrower or the other Loan Parties are an “investment company” or a “company controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.19 Material Agreements; Governmental Approvals.

(a) The Borrowers, each other Loan Party and (to the best of their knowledge) each other party to a Material Agreement are in compliance in all material respects with all the terms contained in each Material Agreement, each Material Agreement is in full force and effect and all consents to duly assign each relevant Material Agreement (as required by Section 5.1.15) from the Borrowers and each other Loan Party to the Administrative Agent have been obtained and are in full force and effect.

(b) Set forth on Item 6.19(b) (“Material Governmental Approvals”) of the Disclosure Schedule is a listing, as of the Effective Date, of all material licenses, permits and other approvals of Governmental Authorities (collectively, the “Material Governmental Approvals”) that are required to (i) own, operate or lease the Real Property and (ii) operate the business of the Borrowers and each other Loan Party in the ordinary course (including with respect to activities related to Timber harvesting, building, zoning, sub-division, wildlife protection, mining, drilling, extraction or reclamation). Neither of the Borrowers nor any other Loan Party has failed to obtain any Material Governmental Approval and is not in violation of any Material Governmental Approval. Neither the Borrowers nor any other Loan Party have received written notice of any violation with respect to the matters the subject of this clause.

SECTION 6.20 Solvency. The Borrowers and each other Loan Party are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith pursuant to the Loan Documents or otherwise will be and will continue to be, Solvent.

SECTION 6.21 Insurance. Item 6.21 (“Insurance”) of the Disclosure Schedule sets forth a true, complete and correct description of all insurance maintained by the Borrowers and each other Loan Party as of the Effective Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid.

SECTION 6.22 Affiliate Transactions. Except as described on Item 6.22 (“Affiliate Transactions”) of the Disclosure Schedule, as of the Effective Date no Affiliate of the Borrowers or any other Loan Party (or any of their respective family members) is a party to any transaction with any Loan Party, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or any Person in which any officer, director, or any such employee or family member has a substantial interest or is an officer, director, partner, member or trustee.

SECTION 6.23 USA Patriot Act, etc.

(a) Each of the Borrowers and each other Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any official or employee of any Governmental Authority, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. No Borrower or any other Loan Party is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal Law, racketeer influenced and corrupt organizations Law, civil or criminal, or other similar Laws.

(b) Neither of the Borrowers nor any other Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or is otherwise associated with any such Person in any manner that violates such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order, or (iv) is otherwise in violation of any Anti-Terrorism Law.

SECTION 6.24 Separateness; Special Representations and Covenants Relating to Loan Parties.

SECTION 6.24.1 Purpose.

(a) The only business that CatchMark Timber conducts or will conduct will be (i) owning and holding the Equity Interests of CatchMark Partnership, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Loans, (iv) owning the Equity Interests of Unrestricted Timber Subsidiaries and (v) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing and appropriate or necessary to its status as a public company.

(b) The only business that CatchMark Partnership conducts or will conduct will be (i) owning and holding the Equity Interests of CatchMark TRS and Timberlands II, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Loans and (iv) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(c) The only business that Timberlands II conducts or will conduct will be (i) acquiring, owning and holding Real Property, incidental personal property related thereto and proceeds thereof, and operating and managing the Real Property including the selling and harvesting of Timber by itself any by others pursuant to Timber rights granted by Timberlands II, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Loans and (iv) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(d) The only business that CatchMark TRS conducts or will conduct will be (i) owning and holding the Equity Interests of CatchMark TRS Subsidiary and CatchMark HBU, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Loans, and (v) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(e) The only business that CatchMark TRS Subsidiary conducts or will conduct will be (i) entering into the MW Supply Agreements, (ii) purchasing, cutting, transporting, and selling Timber from the Timberlands (iii) processing and selling Fuel Wood Residue in accordance with the terms of this Agreement, (iv) entering into the Loan Documents, (v) pledging all of the Collateral that it owns as collateral for the Loans and (vi) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(f) The only business that CatchMark HBU conducts or will conduct will be (i) acquiring, owning and holding certain higher and better use portions of the Real Property, incidental personal property related thereto and proceeds thereof, and operating and managing such Real Property including the selling and harvesting of Timber by itself by others pursuant to Timber rights granted by CatchMark HBU, (ii) selling such portions of the Real Property in accordance with the terms and conditions of this Agreement, (iii) pledging all of the Collateral that it owns as collateral for the Loans and (iv) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

SECTION 6.24.2 Financial Statements. Each Loan Party has and will have its own separate financial statement, provided, however, that each Loan Party’s assets may be included in a consolidated financial statement of its parent companies if inclusion on such a consolidated statement is required to comply with the requirements of GAAP, provided, further, that (a) such consolidated financial statement shall contain a footnote to the effect that each Loan Party’s assets are owned by such Loan Party and that the assets are being included on the financial statement of its parent solely to comply with the requirements of GAAP and (b) such assets shall be listed on such Loan Party’s own separate balance sheet.

SECTION 6.24.3 Tax Return. Each of Timberlands II and CatchMark Partnership is and will be treated as a disregarded entity or pass-through entity for Federal income tax purposes, with all items of income, gain, loss and expense of each such Person being treated as though earned or incurred by CatchMark Timber (except for the 0.1% interest in CatchMark Partnership that is not owned by CatchMark Timber). Each of CatchMark TRS Subsidiary and CatchMark HBU is and will be treated as a disregarded entity or pass-through entity for Federal income tax purposes, with all items of income, gain, loss and expense of each such Person being treated as though earned or incurred by CatchMark TRS.

SECTION 6.24.4 Separateness. Each Loan Party has, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person, shall correct any known misunderstanding regarding its status as a separate entity, shall conduct and operate its business in its own name and shall not identify itself or any of its Affiliates as a division or part of the other.

SECTION 6.24.5 Overhead. Each Loan Party has and will allocate fairly and reasonably any overhead expenses that are shared with any other Loan Party or any Affiliate thereof, including paying for office space and services performed by any employee of an affiliate.

SECTION 6.24.6 Liabilities and Expenses. Item 6.24 (“Accounts”) of the Disclosure Schedule (as updated from time to time pursuant to the terms hereof) identifies all deposit and securities accounts in the name of each Loan Party, including, for each such account, the name on the account, the account number, the type of account, the name and address of the financial institution at which the account is located, and the sources and uses of funds contained in such account. Except as identified in Item 6.24 (“Accounts”) of the Disclosure Schedule (as updated from time to time pursuant to the terms hereof), each Loan Party has and will pay its own liabilities and expenses out of its own funds drawn on its own bank account.

SECTION 6.24.7 Adequate Capital. Each Loan Party has and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

SECTION 6.24.8 Separateness of Assets. Other than as provided in Item 6.24 (“Accounts”) of the Disclosure Schedule (as updated from time to time pursuant to the terms hereof), each Loan Party (a) has and will (i) maintain all of its bank accounts separate from any other Person, (ii) hold all of its assets in its own name and (iii) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other entity; and (b) has not and will not (i) commingle its funds or other assets with those of any other Person or (ii) participate in a cash management system with any other Person.

SECTION 6.24.9 Guarantees. Other than as provided in the Loan Documents and the Unrestricted Timber Transactions, no Loan Party has or will hold itself out as being responsible for the debts or obligations of any other Person, or hold out its credit as available to satisfy the obligations of any other Person.

SECTION 6.24.10 Corporate Formalities. Each Loan Party has and will hold regular meetings, as appropriate, to conduct its business in the ordinary course, and each Loan Party has done and will do all things necessary to observe all customary organizational and operational formalities and record keeping and to preserve its existence. Each Loan Party has and will maintain all of its books and records separate from those of any other Person and will maintain separate telephone numbers, stationery, invoices and checks.

SECTION 6.24.11 Bankruptcy. Neither of the Borrowers nor any other Loan Party will file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest.

SECTION 6.25 Qualified ECP Guarantor. Each Borrower is a Qualified ECP Guarantor.

ARTICLE VII

COVENANTS

SECTION 7.1 Affirmative Covenants. The Borrowers and the Loan Parties agree with each Lender and the Administrative Agent that, until all the Obligations have been paid in full in cash and performed in full and all the Commitments have been irrevocably terminated, the Borrowers and the Loan Parties will perform the obligations set forth in this Section.

SECTION 7.1.1 Financial Information, Reports, Notices, etc.

Each Borrower and each Loan Party will furnish, or will cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information (all of which shall be in form and scope reasonably satisfactory to the Administrative Agent):

(a) (i) as soon as available and in any event within the shorter of (A) 45 days after the end of each Fiscal Quarter except for the last Fiscal Quarter of each Fiscal Year and (B) 10 days of the date that CatchMark Timber is required to file its quarterly report with the SEC as part of its periodic reporting (if CatchMark Timber is subject to such reporting requirements) except for the last Fiscal Quarter of each Fiscal Year, consolidated and consolidating balance sheets of CatchMark Timber and its Subsidiaries as of the end of such Fiscal Quarter and consolidated and consolidating statements of earnings and cash flow of CatchMark Timber and its Subsidiaries for such Fiscal Quarter and (when available) for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (when available), together with comparable information adjusted to reflect any changes at the close of and for the corresponding Fiscal Quarter for the prior Fiscal Year and for the corresponding portion of the previous Fiscal Year, certified as complete and correct by a Financial Officer of CatchMark Timber as fairly presenting the financial position of CatchMark Timber and its consolidated Subsidiaries as of the date thereof and for the period then ended; and (ii), if any Unrestricted Timber Subsidiaries have been acquired or organized by CatchMark Timber or if any

Unrestricted Timber Transactions have been consummated, within the shorter of (A) 45 days after the end of each Fiscal Quarter except for the last Fiscal Quarter of each Fiscal Year and (B) 10 days of the date that CatchMark Timber is required to file its quarterly report with the SEC as part of its periodic reporting (if CatchMark Timber is subject to such reporting requirements) except for the last Fiscal Quarter of each Fiscal Year, consolidated and consolidating balance sheets of CatchMark Partnership as of the end of such Fiscal Quarter and consolidated and consolidating statements of earnings and cash flow of CatchMark Partnership for such Fiscal Quarter and (when available) for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (when available), together with comparable information adjusted to reflect any changes at the close of and for the corresponding Fiscal Quarter for the prior Fiscal Year and for the corresponding portion of the previous Fiscal Year, certified as complete and correct by a Financial Officer of CatchMark Partnership as fairly presenting the financial position of CatchMark Partnership as of the date thereof and for the period then ended;

(b) (i) as soon as available and in any event within the shorter of (A) 90 days after the end of each Fiscal Year and (B) 10 days of the date that CatchMark Timber is required to file its annual report with the SEC as part of its periodic reporting (if CatchMark Timber is subject to such reporting requirements), a copy of the annual audit report for such Fiscal Year for CatchMark Timber and its Subsidiaries, including therein consolidated and consolidating balance sheets of CatchMark Timber and its Subsidiaries as of the end of such Fiscal Year and consolidated and consolidating statements of earnings and consolidated statements of cash flow of CatchMark Timber and its Subsidiaries for such Fiscal Year, in each case certified without any “going concern” or other material qualification in a manner reasonably acceptable to the Administrative Agent by Deloitte & Touche LLP or other independent public accountants acceptable to the Administrative Agent, together with (X) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (Y) comparable information adjusted to reflect any changes at the close of the prior Fiscal Year (when available); and (ii), if any Unrestricted Timber Subsidiaries have been acquired or organized by CatchMark Timber or if any Unrestricted Timber Transactions have been consummated, if requested by the Administrative Agent, as soon as available and in any event within the shorter of (A) 90 days after the end of each Fiscal Year and (B) 10 days of the date that CatchMark Timber is required to file its annual report with the SEC as part of its periodic reporting (if CatchMark Timber is subject to such reporting requirements), a copy of the annual audit report for such Fiscal Year for CatchMark Partnership, including therein consolidated and consolidating balance sheets of CatchMark Partnership as of the end of such Fiscal Year and consolidated and consolidating statements of earnings and consolidated statements of cash flow of CatchMark Partnership for such Fiscal Year, in each case certified without any “going concern” or other material qualification in a manner reasonably acceptable to the Administrative Agent by Deloitte & Touche LLP or other independent public accountants acceptable to the Administrative Agent, together with (X) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (Y) comparable information adjusted to reflect any changes at the close of the prior Fiscal Year (when available);

(c) concurrently with the delivery of the financial statements pursuant to clauses (a) and (b), a certificate from a Financial Officer of CatchMark Timber that, to the best of his knowledge, each Loan Party during the period covered by such financial statements has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents required to be observed, performed or satisfied by it, and that such Financial Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

(d) concurrently with the delivery of the financial statements pursuant to clause (b):

(i) the final management letter, if any, prepared by the independent public accountants who prepared such financial statements with respect to internal audit and financial controls of CatchMark Timber, CatchMark Partnership or their Subsidiaries; and

(ii) a certificate of a Financial Officer of the Borrowers (A) setting forth the information required pursuant to the disclosure schedules of the Security Agreement, CatchMark Security Agreement and Pledge Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this clause and (B) certifying that all U.C.C. financing statements (including fixture filings, as applicable), mortgages or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each Governmental Authority and other appropriate office in each jurisdiction that is necessary to protect and perfect the security interests under the Loan Documents;

(e) as soon as available and in no event later than the date the financial statements are delivered (or are required to be delivered) pursuant to clause (a) or clause (b), a Compliance Certificate, executed by a Financial Officer of the Borrowers, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) the calculation of the Loan to Value Ratio, the Fixed Charge Coverage Ratio, and, if applicable, the Minimum Liquidity Balance;

(f) as soon as possible and in any event within three Business Days after (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type described in Section 6.7, (iii) the commencement of any legal proceeding seeking injunctive relief or which may materially impair the ability of the Borrowers or any other Loan Party to perform their Obligations or (iv) any change in the certified public accountants of any Loan Party, notice thereof by an Authorized Officer of any Borrower and copies of all documentation relating thereto;

(g) as soon as possible and in any event within three Business Days after the occurrence of each Default, Event of Default or event that could reasonably be expected to result in a Material Adverse Effect, a statement of an Authorized Officer of a Borrower setting forth reasonably detailed information regarding such Default, Event of Default or event, and the action which the Borrowers have taken and proposes to take with respect thereto;

(h) concurrently with the sending or filing thereof, copies of all (i) reports and documents which either of the Borrowers or any other Loan Party sends to any of its holders of Equity Interests, (ii) press releases and other statements made available by the Borrowers or any other Loan Party to the public concerning material changes or developments in it business and (iii) reports, financial statements and registration statements which the Borrowers or any other Loan Party files with the Securities and Exchange Commission or any securities exchange, except that the Borrowers shall not be required to deliver any of the foregoing which has previously been delivered hereunder;

(i) promptly after becoming aware of any events which would give rise to a mandatory prepayment under Section 3.1.2, a statement of a Financial Officer of the Borrowers setting forth reasonably detailed information regarding the same;

(j) all such notices and documents required to be delivered pursuant to the other Loan Documents, including, without limitation, any reports regarding the proceeds of any issuance of equity required to be delivered pursuant to Section 7.1.15;

(k) promptly after the receipt thereof by either of the Borrowers or any other Loan Party, copies of any notice of non-payment or underpayment of Taxes or other charges by the Borrowers or any other Loan Party that is received from any relevant Governmental Authority;

(l) promptly after either of the Borrowers or any other Loan Party obtains knowledge that any statement contained in any representation or warranty in any Loan Document was not when made true and correct, a statement of an Authorized Officer of either Borrower setting forth reasonably detailed information regarding the same;

(m) concurrently with the receipt or delivery thereof by either of the Borrowers or any other Loan Party, all material notices, including notices of default or termination, received or delivered by any such Borrower or other Loan Party pursuant to any Material Agreement;

(n) promptly after the assertion or occurrence thereof, notice of any proceeding, demand, investigation or claim of any Governmental Authority regarding the noncompliance by the Borrowers or any other Loan Party with any Environmental Law that could (i) reasonably be expected to result in a liability exceeding a Material Environmental Amount or (ii) cause any Real Property to be subject to any restrictions on ownership, transferability or occupancy;

(o) as soon as available and in no event later than 10 Business Days prior to the consummation of any Unrestricted Timber Transaction (or such shorter period of time as may be acceptable to the Administrative Agent), CatchMark Timber shall (i) certify to the Lenders that all the terms and conditions contained in the definition of “Unrestricted Timber Transaction”

have been satisfied with respect thereto, (ii) deliver to the Lenders substantially final copies of the operative documents evidencing such Unrestricted Timber Transaction and (iii) provide such other evidence, as may be reasonably requested by the Administrative Agent or any Lender, in connection therewith;

(p) as soon as available and in no event later than 10 Business Days prior to the beginning of each calendar year, (i) a projected operating expense budget for CatchMark Timber and its Subsidiaries, prepared on a monthly basis for such calendar year and (ii) pro forma financial projections for the next following 18-month period for CatchMark Timber and its Subsidiaries;

(q) on or prior to the opening or acquiring of any new deposit or securities account by any Loan Party and as soon as available upon any other change regarding such accounts such that the information provided in the most recently delivered schedule is no longer true and correct in all material respects, an updated Item 6.24 (“Accounts”) of the Disclosure Schedule identifying deposit or securities account by any Loan Party and providing such other information as is described in the first sentence of Section 6.24.6;

(r) such other information respecting the condition or operations, financial or otherwise, of any Loan Party as any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 7.1.2 Compliance with Laws; Payment of Obligations.

(a) Each Borrower and each other Loan Party will comply in all material respects with all material permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of each Governmental Authority and all applicable Laws.

(b) Each Borrower and each other Loan Party will pay before the same become delinquent, all (i) its Indebtedness and other obligations, including all income and other Taxes, assessments and charges imposed by Governmental Authorities upon it or upon its property, and (ii) lawful claims for labor, materials and supplies or otherwise, except for the non-payment of such other obligations, Taxes and claims that (A) are being diligently contested in good faith by appropriate proceedings which (1) suspend collection of the contested other obligation or Tax or charge and any Lien arising therefrom and (2) for which adequate reserves in accordance with GAAP shall have been set aside on its books and (B) could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. If such contest is terminated, adversely resolved or the conditions set forth in this Section are no longer met, each of the Borrowers and each other Loan Party shall promptly pay or discharge the contested other obligations, Taxes and claims.

SECTION 7.1.3 Maintenance of Properties and Franchises.

(a) Each Borrower and each other Loan Party will, in the exercise of its reasonable business judgment, maintain, preserve, protect and keep its properties in good repair, working order and condition (reasonable wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

(b) Each Borrower and each other Loan Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and qualification as a foreign corporation, limited liability company or partnership in each jurisdiction where it has assets or conducts business and (ii) the permits, licenses, authorizations, approvals, entitlements, accreditations, privileges and franchises of all Governmental Authorities or otherwise necessary for the proper conduct of its business (including the ownership and the leasing of the Real Property).

SECTION 7.1.4 Insurance.

(a) Each Borrower, CatchMark TRS, CatchMark TRS Subsidiary, CatchMark HBU and each other Loan Party (to the extent relating to the Collateral) will maintain, insurance policies and coverage with respect to its property and assets at least as expansive as set forth on Item 6.21 (“Insurance”) of the Disclosure Schedule and, in any event, to such extent and covering such risks as is customary for companies in sound financial condition in the same or similar businesses and operations and in the same or similar locations. In addition, each Borrower, CatchMark TRS, CatchMark TRS Subsidiary, CatchMark HBU and each other Loan Party (to the extent relating to the Collateral) will maintain such other additional insurance coverage in such amounts and with respect to such risks as the Administrative Agent or the Required Lenders may reasonably request from time to time. All such insurance will be provided (i) by insurers authorized by Lloyds of London to underwrite such risks, (ii) by insurers having an A.M. Best policyholders rating of not less than “A” or (iii) by such other insurers as the Administrative Agent may approve.

(b) Without limiting clause (a) above, each Borrower, CatchMark TRS, CatchMark TRS Subsidiary, CatchMark HBU and each other Loan Party (to the extent relating to the Collateral) shall, to the extent required under the Flood Laws, obtain and maintain flood insurance for such structures and contents constituting Collateral located in a flood hazard zone, in such amounts as similar structures and contents are insured by prudent companies in similar circumstances carrying on similar businesses and otherwise satisfactory to the Administrative Agent.

(c) All premiums on insurance policies required under this Section will be paid by the Borrowers. All insurance policies relating to any loss or damage sustained in respect of any item constituting a part of the Collateral will contain a loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent. All insurance policies relating to general liability, umbrella and excess insurance coverage will contain an additional insured endorsement, in form and substance satisfactory to the Administrative Agent, in favor of the Administrative Agent. All such insurance policies will provide that:

(i) none of the Borrowers, any other Loan Party, or any Lender will be a coinsurer thereunder; and

(ii) such insurance will not be affected by any unintentional act or negligence or representation or warranty on the part of the Borrowers, any other Loan Party or other owner of the policy or the property described in such policy.

All such insurance policies will provide that the insurer will, simultaneously with the delivery to either Borrower or any other Loan Party of any notice of a material event under such policy, deliver to the Administrative Agent a copy of such notice. All such insurance policies and loss payable clauses will provide that they may not be canceled, amended or terminated unless the Administrative Agent is given at least the same number of days’ notice that the insurance company which issued such policies is required to give the Borrowers or any other Loan Party, but in no event less than 30 days’ prior written notice.

(d) The Borrowers will provide to the Administrative Agent and to its insurance consultant (or any agent, officer or employee of the Administrative Agent) such other information relating to its insurance coverage as may be reasonably requested by the Administrative Agent. The insurance consultant (through its officers or employees) shall have the right to visit the Borrowers’ and the other Loan Parties’ offices, upon reasonable prior notice during usual business hours, to inspect the insurance policies provided for herein. The reasonable fees, costs and expenses of the insurance consultant shall be paid for by the Borrowers.

(e) If any Borrower or other Loan Party fails to maintain any of the policies of insurance required by this Section the Administrative Agent may (but shall not be required), at the sole cost and expense of the Borrowers, obtain and maintain such policies of insurance, pay the related premiums and take such other action as it deems reasonably advisable. All costs related to the foregoing shall be charged to the Borrowers’ loan account. Notwithstanding the foregoing, the Administrative Agent shall have no liability with respect to the cost, scope, amount or other terms with respect to the insurance purchased by it pursuant to this provision.

(f) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders and each other Loan Party, to file claims under any insurance policies with respect to which the Administrative Agent is the loss payee, to receive receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(g) The Borrowers will furnish to the Administrative Agent at least annually and at such other times as the Administrative Agent shall request, a certificate of insurance and other evidence as to the insurance required to be maintained pursuant to this Section.

SECTION 7.1.5 Books and Records; Inspections; Annual Meeting.

(a) Each Borrower and each other Loan Party will keep books and records which accurately reflect in all material respects all of its business affairs and transactions. Each Borrower and each other Loan Party will maintain at all times books and records pertaining to the Collateral in such detail, form, and scope as the Administrative Agent shall reasonably require.

(b) Each Borrower, CatchMark TRS, CatchMark TRS Subsidiary, CatchMark HBU and each other Loan Party (to the extent relating to the transactions contemplated by the Loan Documents) will permit the Administrative Agent and each Lender or any of their respective representatives (including outside auditors), at reasonable times and intervals and with reasonable prior notice unless a Default or Event of Default has occurred and is continuing, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrowers and the other Loan Parties hereby authorize such independent public accountant to discuss the Borrowers’ and the other Loan Parties’ financial matters with each Lender or its representatives whether or not any representative of the Borrowers or any other Loan Party are present) and to examine (and, at the expense of the Borrowers, copy extracts from) and conduct audits of any of its account receivables, other assets and books or other corporate records (including computer records).

(c) If any Default or Event of Default has occurred and is continuing, as may be requested by the Administrative Agent or the Required Lenders, the Borrowers shall host a meeting of the Lenders to discuss their financial condition and results of operations (including its financial reports and related material delivered with respect to such Fiscal Year). Such meeting shall be held at a mutually convenient location as agreed to by the Administrative Agent and the Lenders.

(d) The Borrowers will pay all the reasonable fees and expenses of the Administrative Agent and each Lender in the exercise of their rights pursuant to this Section, including the reasonable fees and expenses of independent public accountants and other professionals retained by the Administrative Agent and the Lenders; provided that, notwithstanding the foregoing, (i) if no Default or Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Administrative Agent for such fees and expenses in connection with more than one audit and one visit per calendar year, and (ii) unless a Default or an Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Lenders for any such fees and expenses.

SECTION 7.1.6 Environmental Covenants.

(a) Each Borrower and each other Loan Party will, and will cause all lessees and other Persons occupying any of the Real Property or their other properties to:

(i) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to result in a liability exceeding a Material Environmental Amount;

(ii) take all such actions as are necessary and appropriate so that no liability with respect to the Environmental Laws may arise which, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount;

(iii) promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of the Real Property or compliance with Environmental Laws, and shall cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent any actions and proceedings relating to compliance with or liability pursuant to Environmental Laws which, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount; and

(iv) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section.

(b) Prior to acquiring any ownership or leasehold interest in any additional real property after the Effective Date that could give rise to the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU being found subject to potential liability under any Environmental Law, the Borrowers will (i) obtain a written report by a reputable independent environmental consultant reasonably acceptable to the Administrative Agent (an “Environmental Consultant”) as to its assessment of the presence or potential presence of significant levels of any Hazardous Material on, in, under or about such property, or of other conditions that could give rise to a potentially significant liability to the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU under violations of any Environmental Law relating to such transaction, and notify the Administrative Agent of such potential transaction, and (ii) afford the Administrative Agent a reasonable opportunity to review, to discuss such report with the Environmental Consultant who prepared it and a knowledgeable representative of the Borrowers. The Administrative Agent shall have the right, but shall not have any duty, to obtain, review, or discuss any such report.

(c) If any Default or Event of Default has occurred and is continuing or if the Administrative Agent or any Lender has formed a reasonable belief that material violations of Environmental Laws may exist or Hazardous Materials may be present on the Real Property in amounts or under circumstances which could reasonably be expected to result in a liability exceeding a Material Environmental Amount, then, at the Administrative Agent’s request, the Borrowers and the other Loan Parties shall perform, or use commercially reasonable efforts to cause to be performed by any other responsible party, tests, including subsurface testing, soil and groundwater testing, and other tests which may physically invade the Real Property pursuant to a scope of work proposed by the Borrowers and approved by the Administrative Agent (the “Environmental Tests”), as the Administrative Agent, in its reasonable discretion, determines is necessary to (i) investigate the condition of the Real Property, (ii) protect the security interest created under the Mortgages and the other Loan Documents and (iii) determine compliance in all material respects with all Environmental Laws, the provisions of the Loan Documents and other matters relating thereto. The Borrowers and the other Loan Parties shall provide true and accurate copies of the results of the Environmental Tests to the Administrative Agent and the Lenders upon receipt of the results. In the event that (I) the Borrowers or the other Loan Parties fail to promptly initiate the Environmental Tests requested by the Administrative Agent, (II) the Borrowers or the other Loan Parties fail to provide to the Administrative Agent and the Lenders with the results of such Environmental Tests within 60 days of the request therefor or such additional time as the Administrative Agent shall agree in its sole discretion or (III) the Administrative Agent or the Required Lenders are not reasonably satisfied with the results of such Environmental Tests, then the Administrative Agent may undertake to perform or cause to be performed, at the Borrower’s expense, such Environmental Tests for the account of the Borrowers and the other Loan Parties.

(d) The Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU shall, in accordance with prudent industry practice, from time to time perform any remediation, reclamation or similar action required under any applicable Environmental Law, any such actions with respect to the Real Property to include, but not be limited to, the investigation of the condition of the Real Property, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Real Property. Each plan of remediation shall be subject to the prior review of the Administrative Agent. All such work shall be performed by one or more Environmental Consultants. The Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall (i) be in accordance with the remediation plan approved by an appropriate Governmental Authority and all applicable Environmental Laws and (ii) be performed in a good, safe and workmanlike manner so as to minimize, to the extent practicable, any impact on the business conducted at or the value of the Real Property. The Borrowers shall pay all costs actually incurred in connection with such investigatory and remedial activities, including all power and utility costs, and any and all Taxes or fees that may be applicable to such activities. The Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU shall promptly provide to the Administrative Agent and the Lenders copies of testing reports and results generated in connection with such activities. Promptly upon completion of such investigation and remediation, the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU shall permanently close all monitoring wells and test holes in compliance with applicable Laws, remove all associated equipment and restore the Real Property to the maximum extent practicable, which shall include, without limitation, the repair of any surface damage. Within 30 days of demand therefor, the Borrowers shall provide the Administrative Agent with a bond, letter of credit or similar financial assurance reasonably satisfactory to the Administrative Agent evidencing that the necessary funds are available to perform the obligations established by this clause, unless a bond or similar financial assurance at least in the amount required by the Administrative Agent is in full force and effect and is available and is in fact used by the relevant Governmental Authority to pay such obligations.

(e) The Administrative Agent, whether or not the Administrative Agent has acquired possession or title to the Real Property, shall have the right to undertake any and all actions to remediate the Real Property which the Borrowers or any of the other Loan Parties shall fail to perform or cause to be performed in accordance with the requirements of this clause.

SECTION 7.1.7 As to Intellectual Property Collateral.

(a) Each of the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU shall take all actions necessary to ensure that no Intellectual Property Collateral lapses, becomes abandoned, dedicated to the public, invalid, unenforceable or subject to any adverse determination or development (including the institution of, or any adverse determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court), unless the Borrowers shall either (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Administrative Agent) that any of such Intellectual Property Collateral is of negligible economic value to the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU or (ii) have a valid business purpose (exercised in the ordinary course of business that is consistent with past practice).

(b) In no event shall either of the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary, CatchMark HBU or any of their agents, employees, designees or licensees file an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Administrative Agent, and upon request of the Administrative Agent, executes and delivers any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s first priority security interest in such Intellectual Property Collateral and the goodwill and general intangibles of the each of the Borrowers and each of the other Loan Parties relating thereto or represented thereby.

(c) Each Borrower, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under clause (a)).

SECTION 7.1.8 Payment of Taxes and Claims; Deposits for Taxes and Insurance Premiums.

(a) Each Borrower and each other Loan Party will comply in all material respects with all material permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of each Governmental Authority and all applicable Laws that are, in each case, binding on any of them, the Real Property or their other property or assets.

(b) Each Borrower and each other Loan Party will pay before the same become delinquent, all (i) its Indebtedness and other obligations and (ii) lawful claims for labor, materials and supplies or otherwise, except for the non-payment of such claims that (A) are being diligently contested in good faith by appropriate proceedings which (1) suspend collection of the contested Indebtedness or claim and any Lien arising therefrom and (2) for which adequate reserves in accordance with GAAP shall have been set aside on its books and (B) could not reasonably be expected to result in, either individually or in the aggregate, a material liability to any of them. If such contest is terminated, adversely resolved or the conditions set forth in this Section are no longer met, each Borrower and each other Loan Party shall promptly pay or discharge the contested Indebtedness and claims.

(c) Each Borrower and each other Loan Party will file all Federal and other material tax returns required to be filed in any jurisdiction and pay all Taxes imposed or levied upon the Collateral or on the interests created by any Mortgage or with respect to the filing of any Mortgage, or on the Lien and other interests created by any Mortgage, to the extent such Taxes have become due and payable and before they have become delinquent. The Borrowers and the other Loan Parties may, at the their own expense, in good faith and by appropriate proceedings diligently contest any such Taxes and, in the event of any such contest, may permit the Taxes so contested to remain unpaid during the period of such contest and any appeal therefrom, provided that during such period the Borrowers shall be in compliance with this Agreement and that adequate reserves for such Taxes shall have been set aside on their books in accordance with GAAP.

(d) [reserved.]

(e) In the event of the passage, after the Effective Date, of any Law that deducts from the value of the Collateral any Tax or changes the taxation of mortgages, deeds of trust and/or security agreements, or the manner of the collection of any such Taxes, in each case which has the effect of imposing any additional payment or expense against any of the Collateral or upon the Administrative Agent or any Lender, the Borrowers shall pay such Tax or promptly reimburse the Administrative Agent or such Lender for its or their payment.

SECTION 7.1.9 Further Assurances; Additional Collateral.

(a) Each Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds to secure debt and other documents), which may be required under any Law, or which the Administrative Agent or the Required Lenders may reasonably request, to comply with the terms of this Agreement and the other Loan Documents, including causing the Collateral to be subject to a first priority security interest in favor of the Administrative Agent, for the benefit of the Lender Parties (subject, in the case of non-possessory security interests, to the Liens permitted by Section 7.2.3), securing all the Obligations, all at the expense of the Borrowers. The Borrowers also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

(b) If any property or asset is acquired by any Borrower, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU after the Effective Date, the Borrowers will notify the Administrative Agent promptly thereof (except such notice shall not be required if the Administrative Agent has a valid first priority perfected security interest in such property or asset by virtue of any actions previously taken by or on behalf of the Administrative Agent), and will cause such property or asset to be subjected to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 7.2.3), and will take, and cause CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens (including the actions described in clause (a) and obtaining Landlord Estoppel Certificates with respect to assets located on leased Real Property).

(c) Without limiting the above, if any Real Property is acquired on or after the Effective Date by any Borrower, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU, the Loan Parties will deliver to the Administrative Agent

(i) written notice of such acquisition at least forty-five (45) days (or such shorter notice as the Administrative Agent may agree to in its sole discretion) prior to the closing of the same,

(ii) not less than thirty (30) days prior (or such shorter period of time as the Administrative Agent may agree to in its reasonable discretion) to the closing of such acquisition of additional Real Property, copies of the substantially complete form of the Real Property Documents,

(iii) not less than two (2) Business Day prior (or such shorter period of time as the Administrative Agent may agree to in its reasonable discretion) to the closing of such acquisition of additional Real Property, copies of the final form of the Real Property Documents, and

(iv) prior to such closing of such acquisition of additional Real Property copies or originals, as applicable, of the final, fully executed Real Property Documents;

provided however, if such Real Property is not acquired with any proceeds of any Loan, the clauses (b), (c), and (q) through (t) of the definition of “Real Property Documents” shall be delivered to the extent requested by the Administrative Agent in its reasonable discretion. (For the avoidance of doubt, as provided in the definition of “Real Property Documents,” the Administrative Agent may elect in its sole discretion to accept delivery of one or more of the Real Property Documents after the closing of such acquisition and/or to waive delivery of one or more of the Real Property Documents.)

SECTION 7.1.10 Exercise of Rights under Transaction Documents. Each Borrower and each other Loan Party will enforce in their reasonable business judgment all of their material rights under each Transaction Document, including, without limitation, all material indemnification rights thereunder, and pursue all material remedies that are available to the Loan Parties with diligence and in good faith in connection with the enforcement of any such rights.

SECTION 7.1.11 Timber Affirmative Covenants.

(a) Management. The Timberland shall be operated in accordance with (i) industry standards for their highest and best use as timberlands, having due regard to soil conditions, stand arrangements and other factors relevant to the conduct of sound silvicultural and harvesting practices and (ii) Best Management Practices.

(b) Timberland Operating Agreement. The Timberland Operating Agreement shall remain in full force and effect and there shall be no default, breach or violation existing thereunder by any party thereto and no event shall occur (other than payments due but not yet delinquent) that would entitle either party thereto to terminate such Agreement. The Timberland Operating Agreement shall not be modified in any respect except as provided in clause (b) of Section 7.2.10. The Loan Parties shall not enter into any agreement relating to the management or operation of the Timberland without the express consent of the Administrative Agent. If at any time the Administrative Agent consents to the appointment of a new timber manager, such new manager and the Loan Parties shall, as a condition of the Administrative Agent’s consent, execute an agreement in substantially the form of the Timber Manager Subordination Agreement.

(c) Annual Operating Plan. As soon as available and in no event later than 10 Business Days prior to the beginning of each calendar year, Timberlands II will submit to the Lenders on behalf of the Landholders an annual plan of operations for forest management, silviculture, planting, thinning and Timber harvesting (the “Harvest Plan”) for the Timberland (which shall be prepared on a per Division basis), for the following year, which shall be prepared or reviewed by the Timber Manager, the Administrative Agent and the Administrative Agent’s consultant (if any). The Harvest Plan shall identify by a GIS based system of identification that corresponds to the legal descriptions of the Timberland attached to the Mortgages, the land area of each Division to be harvested, so that the Administrative Agent can verify that the Timberland is being harvested in an orderly and efficient manner. Also, each Harvest Plan shall be accompanied by a certification by a Financial Officer of Timberlands II and, if Timberlands of CatchMark HBU are included in the Harvest Plan, CatchMark HBU that Timberlands II can meet the performance requirements of the MW Supply Agreements on a current and prospective basis during the period covered by such Harvest Plan. The Landholders shall promptly notify the Administrative Agent of any material changes in the Harvest Plan, which changes shall be subject to approval by the Administrative Agent.

(d) Timber Harvesting and Forest Management Operations. If no Default or Event of Default has occurred and is continuing, each Landholder may cut and remove Timber from its Timberland subject to satisfaction of the following conditions:

(i) All cutting, logging and removal of Timber shall be in accordance with Best Management Practices.

(ii) All cutting operations of Timber shall be conducted in such a manner as to realize in accordance with industry standards the greatest return from the Timber, to effect suitable utilization of the Timberland, to assure the early and complete regeneration of stands of desirable Timber and to maximize development of Timber, both as to growth and quality. All standing Timber shall be cut as close to the ground as practicable in order to leave the lowest stump, with jump-butting to be used when necessary. All desirable Timber that is not at the time being harvested, including young trees, shall be protected against unnecessary injury from felling, skidding and hauling. All measures reasonably practicable shall be used in cutting operations to prevent soil erosion including the proper location of skidways and roads.

(iii) Any intermediate harvesting of Timber shall be carried out in accordance with industry standards to produce the maximum growth on the maximum number of stems, consistent with the production in accordance with industry standards in order to maximize the greatest quantity and quality of merchantable Timber, and all harvesting shall be carried on in a manner calculated to realize in accordance with industry standards the maximum investment value in the Timberland.

(iv) Each Landholder shall keep and maintain at its offices adequate and accurate books and records of all Timber cut and removed from its Timberland and the payments received therefrom. Each Landholder shall furnish a record of cuttings and payments to the Administrative Agent in a form and at such times as the Administrative Agent may specify from time to time, but not less frequently than 45 days after each calendar quarter (with a comprehensive year-end summary with the fourth calendar quarter report). All such reports shall include (A) independent information for each Division; (B) the total net volume of logs scaled by species for each product type; (C) the number of acres of the Timberland and in each Division on which cutting in the form of clear cutting, seed tree, shelterwood, cover story removal and commercial thinning was conducted (with the number of acres for each such form of cutting being separately stated and the location of the acreage for each such form of cutting being identified according to the descriptions of Divisions used in the Harvest Plan); (D) the number of acres of the Timberland in which Timber was lost or destroyed (with the number of acres lost or destroyed by each cause being separately stated and the location of the acreage lost or destroyed by each cause being identified); (E) a description of all improvements made on the Timberland (including, but not limited to, all buildings and capitalized forest roads and all pre-commercial thinning) and the acres affected by each such improvement (with the location of such improvements and acres being identified according to said descriptions); (F) a description of silviculture operations, site preparation and replanting (with the number of acres affected, the location and the type of product replanted); and (G) such other information as the Administrative Agent may reasonably specify from time to time with respect to the management of and activities on the Timberland. No later than 45 days after the end of each calendar year (or such later date as the Administrative Agent may approve in its sole discretion), each Landholder shall provide a summary report of cuttings and payments for the preceding calendar year, including all information on each quarterly report that was delivered for the preceding calendar year and a comparison of the respective period’s cutting compared with the Harvest Plan for such period and the requirements of the MW Supply Agreements. Each Landholder shall also furnish with each such periodic report, unless previously provided, maps satisfactory to the Administrative Agent, showing the location of the Divisions on which the cutting, loss or destruction, site preparing and replanting and improvements reported on by such Landholder occurred or were made. Each such quarterly report shall be certified true and correct by a Financial Officer of the applicable Landholder and the Timber Manager, including a certification that such Landholder and the Timberland are in compliance with the Harvest Plan and the requirements of this Section.

(v) The Administrative Agent will have the right to inspect the Timberland, scaling practices, scaling slips and summaries, at any reasonable time and upon prior notice. Additionally, the Administrative Agent may, at its option, appoint a third party consulting forester of its choice to perform loan monitoring services, including conducting property inspections, monitoring of Timber harvesting, audit of each Landholder’s current cruise and inventory data, Timber volumes, Timber management plans and other services deemed reasonably necessary by the Administrative Agent so as to monitor compliance by the Loan Parties with the requirements of this Agreement or any of the other Loan Documents. Each Borrower agrees to pay all reasonable fees and expenses charged by such consulting foresters for such inspections and services.

(vi) Each Landholder and each other Loan Party shall comply in all material respects with all Laws concerning the harvesting of Timber and operation of a tree farm with respect to the Timberland.

(vii) The remainder of any Timber cut for pine sawtimber or hardwood sawtimber not utilized through generally accepted sawmilling processes and normally referred to as topwood may be utilized as pulpwood at the applicable Landholder’s discretion.

(viii) The cutting restrictions contained in this Section shall not apply to Timber cut for the purpose of salvaging Timber from loss due to oil, gas or mineral operations, insect infestation, fire or, with the prior approval of the Administrative Agent, for the purpose of carrying out sound forestry practices.

(ix) The words “year(s)” and “cutting period(s)” as used in this Agreement shall mean the period from January 1 to December 31.

(x) If during any cutting period there is damage to the Timber on the Timberland by trespass, unauthorized cutting, mining, drilling, right-of-way clearing, condemnation, fire, disease, insects, storm or other hazards, the applicable Landholder shall promptly cut Timber or take such other reasonable and prompt measures as may be necessary to protect Timber from further damage in accordance with good forestry practices.

(xi) Each Landholder will promptly notify the Administrative Agent of any damage to the Timberland affecting more than 500 acres.

(xii) All reasonable measures shall be taken by each Landholder to insure proper regeneration of the Timber on the Timberland in order to maximize the development of the Timber, both as to growth and quality. Any clear-cut area and each area without adequate seed source shall be site-prepared and replanted within 12 months of such cutting (or such later date as the Administrative Agent may approve in its sole discretion) with desirable species using the most superior-type seedlings available and in any event, using then-current sound forestry practices. In other areas when regeneration is not accomplished by natural means within a reasonable time, the applicable Landholder shall institute and maintain a planting program designed adequately to reforest such land. Notwithstanding the foregoing, no Landholder shall be required to take any actions pursuant to this clause which is not required by the terms of any Timber Lease in which it is the lessee.

(xiii) Prior to the commencement by any Landholder of any harvesting, mining or similar activities near any boundary line of the Timberland, such Landholder shall have said boundaries marked in order to prevent unauthorized harvesting from occurring. In the event adjoining landowners are conducting timber harvesting, mining or similar activities on their property near any boundary line of the Timberland, the Landholder will cause the boundary lines to be clearly marked to prevent unauthorized cutting. Each Landholder shall cause its Timberland to be inspected periodically for the purpose of preventing the unauthorized cutting of Timber.

(xiv) Each Landholder shall maintain at all times in accordance with sound silvicultural practices all reasonable and effective measures to prevent the development of and to control the spread of disease and insect infestation on its Timberland, including, the shifting of logging operations, to the extent economically feasible, to remove diseased or insect-infested Timber and other Timber threatened with disease or insect infestation and all such other accepted forest sanitation and control measures as are necessary to prevent the development and spread of disease and insect infestation.

(e) Salvage. To the extent economically feasible, all Timber that is dead, diseased, fallen or otherwise damaged by casualty or as a result of insect infestation, shall be salvaged and harvested in accordance with sound silvicultural practices.

(f) Fire Protection. All measures shall be taken which are reasonably necessary to protect the Timberland from loss by fire, which measures shall be at least equal to fire-control practices generally followed on timber producing property in the same general area, including the adoption of suitable prevention and control measures, the maintenance of adequate firefighting equipment, the maintenance of fire lanes where needed, the use of fire patrols, proper disposal of slash and full cooperation with Governmental Authorities on matters of fire prevention and control. Each Landholder shall maintain membership in forest protective associations where any of its Timberland fall within a forest protective district under the jurisdiction of any such association, and shall pay as due any forest patrol assessments of any state forester or of such forest protective association.

(g) Maintenance of Roads. The existing system of roads and roadways shall be maintained in such manner as to permit access of mobile firefighting equipment to substantially all parts of the Timberland.

(h) Appraisals. Within 60 days of a request by the Administrative Agent in the exercise of its reasonable commercial judgment (which request, unless an Event of Default has occurred and is continuing, shall not be made more than once in any period of 12 consecutive months), each Landholder, at the sole cost and expense of Loan Parties, shall deliver to the Lenders an appraisal of its entire Timberland, which appraisal shall assign independent values to each Division and any Timber Lease. Each such appraisal shall be done by American Forest Management or other nationally recognized forestry appraisal firm that is acceptable to the Administrative Agent, and the appraisal, as well as the scope thereof and the methods and assumptions included therein (including any “extraordinary assumptions” or “hypothetical conditions” (each as defined by the Uniform Standards of Professional Appraisal Practice), must be acceptable in form and substance to the Administrative Agent.

(i) Inventory Updates. In connection with any appraisals conducted pursuant to clause (h), each Landholder shall, if requested by the Administrative Agent, deliver to the Lenders an updated Timberland inventory report that is reasonably acceptable to the Administrative Agent. Such updated Timberland inventory report shall, among other things, reflect volumes removed, destroyed or miscalculated pursuant to the records and/or knowledge of such Landholder and/or the Timber Manager, plus the then applicable added growth of the Timber volumes since the latest of either (i) the date of the last inventory report or (ii) such Landholder’s last proprietary internal inventory system volume estimate.

(j) Cruise or Appraisal with Event of Default. If any Default or Event of Default has occurred and is continuing, the Administrative Agent may require that each Landholder furnish to the Administrative Agent, at the expense of the Borrowers, a Timber cruise and/or appraisal of all or any portion of such Landholder’s Timberland. Any such cruise or appraisal shall be in form and substance, prepared by a third party professional, and with methods and assumptions, acceptable to the Administrative Agent.

(k) Notice of Appraisal or Cruise. Each Landholder shall promptly provide to the Lenders a copy of any appraisal or cruise related to its Timberland.

(l) MW Supply Contracts. No Landholder or any other Loan Party shall consent to any amendment, supplement, waiver or other modification, termination or assignment of the MW Supply Agreements without the prior consent of the Administrative Agent, and shall furnish the Administrative Agent all information available to any Loan Party, as well as any additional information reasonably requested by the Administrative Agent, with respect thereto.

(m) Timber Sale and Release. If no Event of Default has occurred and is continuing or would result from the taking of any actions pursuant to this clause, permission is hereby granted by the Lenders to the Landholders to cut, or allow others to cut, Timber from its respective Timberland in accordance with the current Harvest Plan previously approved by the Administrative Agent and on the terms and conditions set forth in this Agreement, including, without limitation, clause (d), and so as not to result in a violation of Section 7.2.4; provided however, no Timber may be cut from any portion of the Timberland (including from any portion consisting of recently acquired, additional Real Property excepted from clause (p) of the definition of “Real Property Documents” at the option of the Loan Parties or the option of the Administrative Agent as provided herein) for which the Administrative Agent has not received and approved a current Harvest Plan. If no Event of Default has occurred and is continuing, the Lien of the Mortgages (and the related security interests under the U.C.C.) against any cut or severed Timber (but not the proceeds thereof, it being the intent hereof that the Administrative Agent’s Lien, on behalf of the Lenders, and security interest continue in the proceeds) shall be released, without any action by any of the Landholders, the Administrative Agent or the Lenders, upon the sooner of: (i) receipt by the applicable Landholder of full payment therefor and deposit of such amounts in the Revenue Account or another Pledged Account of the applicable Landholder, or (ii) its removal from the Timberland and after weight or volume is established and payment therefore assured in a manner reasonably acceptable to the Administrative Agent. The Borrowers shall pay to the Administrative Agent all reasonable fees, costs and expenses incurred by the Administrative Agent in connection with any such partial releases including, without limitation, legal, appraisal and accounting fees incurred by the Administrative Agent and all other expense, and recording and title insurance and title expenses.

(n) Partial Release Provisions. If no Default or Event of Default has occurred and is continuing or would result from the taking of any actions pursuant to this clause, the Administrative Agent agrees to provide the applicable Landholder with partial releases of the Mortgages with respect to the Timberland sold or otherwise disposed of in accordance with the terms of this Agreement (the portions of the Timberland subject to such partial release being, the “Release Parcel”), subject to the following terms and conditions:

(i) All proceeds of the Release Parcel have been applied as provided in clause (b) of Section 3.1.2 and Section 3.1.3.

(ii) The proposed release of the Release Parcel does not adversely affect the Administrative Agent’s security interest on any of the other Collateral.

(iii) The proposed release of the Release Parcel does not, in the Administrative Agent’s judgment, impair in any material respect (in the determination of the Administrative Agent) the access to, or value, income producing ability, marketability or operational efficiency of, the remaining Timberland.

(iv) At the Administrative Agent’s request, the Borrowers shall cause the title insurance company which issued the Administrative Agent’s title insurance policy in connection with the Mortgage relating to the Release Parcel to issue an endorsement to such title insurance policy which is in form and substance satisfactory to the Administrative Agent with respect to the Release Parcel.

(v) All reasonable out of pocket fees, costs and expenses actually incurred by the Administrative Agent in connection with the consideration of any request for a partial release of the Release Parcel (including, without limitation, legal, appraisal and accounting fees and expenses, and all recording, title insurance premiums and title expenses) shall be borne solely by the Borrowers. In addition, in connection with each request for a partial release of a Release Parcel under this clause, the Administrative Agent shall be entitled to receive payment of a reasonable administration fee for each Release Parcel so released.

(o) Leases. With respect to all Timberland that any Landholder is the lessor (including the Mineral Leases), such Landholder shall (i) enforce such leases in a diligent, commercially reasonable and professional manner and (ii) furnish to the Administrative Agent annually (together with the year-end summary report delivered pursuant to clause (d)(iv)), and upon request of the Administrative Agent any other time, a rent roll certified by a Financial Officer of such Landholder, which lists the expiration date, the rental and when paid through, whether any default exists thereto and any other information reasonably requested by the Administrative Agent. No Landholder or any other Loan Party shall not enter into any lease, as lessor, affecting any portion of the Timberlands without the prior consent of the Administrative Agent, provided that the Administrative Agent and the Landholders shall work together to establish forms and parameters for routine leases so as to avoid the necessity of review of individual routine leases by the Administrative Agent (it being agreed that lease transactions documented utilizing such forms that are approved by the Administrative Agent shall not require the consent of the Administrative Agent to enter into the same).

(p) Estoppel Certificates as to Loans. Each Borrower, within five Business Days after request by the Administrative Agent, shall furnish the Lenders from time to time with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Loans, (ii) the unpaid principal amount of the Loans, (iii) the rate of interest on the Loans, (iv) the date through which all installments of interest, commitment fees and/or principal have been paid, (v) any offsets or defenses to the payment of the Obligations, if any and (vi) such other information as shall be reasonably requested by the Administrative Agent.

(q) Estoppel Certificates as to Third-Parties. Each Landholder, upon request by the Administrative Agent, will use commercially reasonable efforts to obtain and furnish (within 30 days after request therefor and, if no Default or Event of Default has occurred and is continuing, not more frequently than once in any period of 12 consecutive months with respect to each relevant Person) statements from purchasers of Timber or lessees under coal leases and oil and gas leases, as to the amount of timber purchased or coal, oil or gas extracted, as the case may be, and the amounts paid therefrom to such Landholder or any other Loan Party during the preceding 12 months.

(r) Timber Leases, Generally. In addition to making payment of all rent, Tax and other payments and charges required to be made by any Landholder as tenant under and pursuant to the provisions of each Timber Lease, each Landholder covenants that it will:

(i) diligently and timely perform and observe all of the terms, conditions and covenants of each such Timber Lease that are required to be performed and observed by such Landholder, to the end that all things shall be done which are necessary to keep unimpaired Timberland rights under each such Timber Lease, and each Landholder agrees that no release or forbearance of any of its obligations under any Timber Lease shall release such Landholder from any of its obligations under this Agreement or any other Loan Agreement with regard to the same;

(ii) promptly notify the Administrative Agent of any default by any Person in the performance and observance of any of the terms, conditions or covenants to be performed or observed under each such Timber Lease;

(iii) promptly notify the Administrative Agent of the giving of any notice under each such Timber Lease of any default of any Landholder in the observance of any terms, covenants or conditions of each such Timber Lease, and promptly deliver to the Administrative Agent a true copy of each such notice; and

(iv) except as permitted pursuant to clause (x) of this Section 7.1.11, not surrender the leasehold estate that is the subject of each such Timber Lease nor cause or permit the termination or cancellation of any such Timber Lease except at the stated end of the lease term or enter into any agreement (whether oral or written) modifying, supplementing or amending any such Timber Lease, in each case without the prior consent of the Administrative Agent.

(s) Timber Leases, Corrective Action. The Administrative Agent shall have the right (but shall not be obligated) to take any action that the Administrative Agent deems necessary or desirable to prevent or to cure any default by any Landholder in the performance of or compliance with any Landholder’s obligations under any Timber Lease. Upon receipt by the Administrative Agent of any notice of a default by any Landholder under a Timber Lease, the Administrative Agent may take any action it deems reasonably appropriate in order to cure such default even though the existence of such default or the nature thereof may be questioned or denied by any Landholder. Each Landholder hereby expressly grants to the Administrative Agent, and agrees that the Administrative Agent shall have, the absolute and immediate right to enter in and upon the Timberland or any part thereof to such extent and as often as the Administrative Agent, in its sole discretion, deems necessary or desirable in order to prevent or to cure any such default by any Landholder under any Timber Lease. The Administrative Agent may pay and expend such sums of money as the Administrative Agent deems reasonably necessary for any such purpose, and each Borrower hereby agrees to pay to the Administrative Agent, promptly upon demand, all such sums so paid and expended by the Administrative Agent.

(t) Timber Leases, Further Security. As further security for the repayment of the Indebtedness secured hereby and for the performance of the covenants contained herein and in each Timber Lease, each Landholder hereby assigns to the Administrative Agent, for the benefit of the Lender Parties, all of its rights, privileges and prerogatives as lessee under each Timber Lease to terminate, cancel, modify, change, supplement, alter or amend each such Timber Lease, and any such termination, cancellation, modification, change, supplement, alteration or amendment of any Timber Lease without the prior consent by the Administrative Agent shall be void and of no force and effect; provided, however, that so long as no Event of Default has occurred and is continuing, the Administrative Agent shall have no right to terminate, cancel, modify, change, supplement, alter or amend any such Timber Lease. Each Landholder represents and warrants that it has delivered to the Administrative Agent a true and accurate copy of each Timber Lease, to which it is a party, together with all amendments thereto if any.

(u) Timber Lease, No Merger. Unless the Administrative Agent shall otherwise expressly consent, the fee title to the land leased under any Timber Lease and the leasehold estate therein held by any Landholder shall not merge but shall always remain separate and distinct, notwithstanding the union of said estates either in the lessor or in the lessee under the Timber Lease, or in a third party by purchase or otherwise.

(v) Timber Lease, Certificates of Estoppel. Each Landholder shall, from time to time, use its best efforts to obtain from the lessor under any Timber Leases such certificates of estoppel with respect to compliance by such Landholder with the terms of the Timber Lease as may be requested by the Administrative Agent.

(w) Updated Value of the Timberlands. Upon the sale of any Real Property by any Landholder for an amount greater than $1,000,000 in connection with a single sale or $5,000,000 in the aggregate (including all sales by any Landholder) since the most recent appraisal delivered pursuant to clause (h) of this Section 7.1.11 or otherwise, the Landholders shall deliver to the Lenders a report updating the Value of the Timberlands. The Value of the Timberlands set forth in such reports shall be calculated by reducing the Value of the Timberlands reported in the most recent appraisal delivered pursuant to clause (h) of this Section 7.1.11 or otherwise by the Cost Basis of the Real Property sold. Upon the acquisition of any Real Property by any Landholder for an amount greater than $1,000,000 in connection with a single purchase or $5,000,000 in the aggregate (including all acquisitions by any Landholder) since the most recent appraisal delivered pursuant to clause (h) of this Section 7.1.11 or otherwise, the Landholders may deliver to the Lenders a report updating the Value of the Timberlands; provided that, (i) for any acquisition of any Real Property by any Landholder for an amount greater than $5,000,000 in connection with a single purchase, the Administrative Agent and each Lender shall have received and approved an appraisal from American Forest Management or another nationally recognized forestry appraisal firm that is reasonably satisfactory to the Administrative Agent, (ii) such acquisition is permitted pursuant to the terms of this Agreement, (iii) such Real Property is subject to a first priority security interest in favor of the Administrative Agent, and (iv) the Loan Parties have complied with the terms of and all requests of the Administrative Agent made pursuant to the Loan Documents, including, without limitation, Section 7.1.9 of this Agreement.

(x) Termination of Timber Leases. If no Event of Default has occurred and is continuing or would result from the taking of any actions pursuant to this clause, permission is hereby granted by the Lenders to the applicable Landholder to terminate PLM Leases or portions of the LTC Lease or other Timber Lease on the terms and conditions set forth in this Agreement, including, without limitation, clause (d); provided, that (i) any such termination shall not result in a violation of Section 7.2.4, (ii) such Landholder shall notify the Administrative Agent in writing of each such termination, which written notification will include (A) the allocated Cost Basis of each terminated PLM Lease or each portion of the LTC Lease or other Timber Lease and (B) the net amount of proceeds received in connection with such termination, (iii) all related Timber Lease Termination Proceeds shall be applied as provided in Section 3.1.2, (iv) to the extent Timber Lease Termination Proceeds exceed $1,000,000 in connection with the termination of a single Timber Lease or a single portion of the LTC Lease, or $5,000,000 in the aggregate (including all terminations by any Landholder) since the most recent appraisal delivered pursuant to clause (h) of this Section 7.1.11 or otherwise, the Landholders shall deliver to the Lenders a report updating the Value of the Timberlands by reducing the Value of the Timberlands reported in the most recent appraisal delivered pursuant to clause (h) of this Section 7.1.11 or otherwise by the allocated Cost Basis, and (v) such termination is (A) consistent with the most current budget and projections delivered pursuant to Section 7.1.11(p) or (B) consented to by the Administrative Agent in its sole discretion.

SECTION 7.1.12 Material Accounts.

(a) Each Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, each of the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU has and will direct that all amounts payable to them from their account debtors and other Persons shall be deposited in a Material Account. Each Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, each Loan Party has established and will maintain each Material Account as a Pledged Account. Each Loan Party represents, warrants and covenants that except for the Material Accounts listed on Item 6.24 of the Disclosure Schedules (as updated from time to time pursuant to the terms hereof), there are no other deposit or securities accounts into which revenues from the ownership and operation of the Collateral or otherwise are deposited or held. So long as any Obligations shall be outstanding, no Loan Party shall open any accounts for the deposit of revenues from the ownership and operation of the Collateral or otherwise other than the accounts described in the immediately preceding sentence.

(b) Each Loan Party acknowledges that each Account Bank may comply with instructions originated by the Administrative Agent regarding any Material Account without further consent by any Loan Party. Notwithstanding the foregoing, funds, investment property, security entitlements and other financial assets of any Loan Party that are deposited in or credited to a Material Account may at the direction of the applicable Loan Party, if no Default or Event of Default has occurred and is continuing, be invested in one or more Cash Equivalent Investments; provided, that under no circumstances shall the Lender Parties be liable for any losses that may be incurred by the Borrowers or any other Loan Party in the making of any such Cash Equivalent Investments. All interest, dividends or other earnings which accrue on any Material Account shall be taxable to the applicable Loan Party.

(c) To secure the full and punctual payment and performance of all the Obligations, each of the Loan Parties hereby grant to the Administrative Agent, for the benefit of the Lender Parties, a first priority continuing security interest in and to the Material Account Collateral.

The Administrative Agent and the Account Bank, as agent for the Administrative Agent on behalf of the Lender Parties, shall have with respect to the Material Account Collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the U.C.C., as if such rights and remedies were fully set forth herein.

(d) In addition to the rights and remedies provided in Article VIII and elsewhere herein, if any Event of Default has occurred and is continuing, the Administrative Agent shall have all rights and remedies pertaining to the Material Account Collateral as are provided for in any of the Loan Documents, the U.C.C. and other Laws, including liquidating the same and applying all proceeds therefrom to the payment of the Obligations as set forth in

Section 8.6. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of any Event of Default, the Administrative Agent in its sole and absolute discretion, may use the Material Account Collateral (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations, in the order set forth in Section 8.7; provided, that such application of funds shall not cure or be deemed to cure any Default or Event of Default but shall reduce the Obligations to the extent of any such repayment; and (ii) reimbursement of the Administrative Agent or any Lender for any losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default.

(e) Each Loan Party hereby irrevocably constitute and appoints the Administrative Agent (and its agents and designees) as such Person’s true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver at any time any instruments and to exercise and enforce every right, power, remedy, option and privilege of such Loan Party with respect to the Material Account Collateral, and do in the name, place and stead of such Loan Party, all such acts, things and deeds for and on behalf of and in the name of such Loan Party, which such Loan Party is required to do hereunder or under the other Loan Documents, or which any Account Bank or the Administrative Agent (or its agents or designees) may deem necessary or desirable, to more fully vest the in the Administrative Agent (or its agents or designees) the rights and remedies provided for in this Section. The foregoing powers of attorney are irrevocable and coupled with an interest. Such authority in favor of the Administrative Agent (and its agents and designees) pursuant to this Section shall include the right to (i) take control in any manner of any item of payment in respect of the Material Account Collateral or otherwise received in or for deposit in any Material Account, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of account receivables or other proceeds of Collateral are sent or received, (iii) endorse any Loan Party’s name upon any item of payment constituting Material Account Collateral or otherwise received by the Administrative Agent (or its agents or designees) or any Lender and deposit the same in any Material Account, (iv) endorse any Loan Party’s name upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (v) sign any Loan Party’s name on any verification of account receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Loan Party hereby releases the Administrative Agent (or its agents or designees) and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of any such Person’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

(f) Each Loan Party agree that at any time and from time to time, at the expense of the Borrowers, each Loan Party will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that the Administrative Agent or any Lender may reasonably request, in order to perfect and protect any security interest granted in the Material Account Collateral or purported to be granted or to enable the Administrative Agent or any Lender to exercise and enforce its rights and remedies hereunder with respect to any Material Account Collateral. In the event of any change in name, identity or structure of any Loan Party or as otherwise reasonable requested by the Administrative Agent from time to time, each such Person, at its sole cost and expense, shall promptly notify the Administrative Agent and take all actions reasonably requested by the Administrative Agent in order to maintain its first priority perfected security interest in the Material Account Collateral.

SECTION 7.1.13 CatchMark TRS Subsidiary Account.

Each of the Borrowers, CatchMark TRS Subsidiary and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, CatchMark TRS Subsidiary has established and will maintain one or more accounts at an Account Bank for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, to serve as the “CatchMark TRS Subsidiary Account” (said account or accounts, and any account or accounts replacing the same in accordance with this Agreement, collectively, the “CatchMark TRS Subsidiary Account”), and into which CatchMark TRS shall deposit all amounts that are payable to it from any source whatsoever, including, without limitation under the Fiber Supply Agreement. Each of the Borrowers, CatchMark TRS Subsidiary and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement and the Fiber Supply Agreement, CatchMark TRS Subsidiary has and will give proper notice of the CatchMark TRS Subsidiary Account to the parties to the Fiber Supply Agreement.

SECTION 7.1.14 Revenue Account.

Each of the Borrowers and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, Timberlands II has established and will maintain one or more accounts at one or more Account Bank for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, to serve as the “Revenue Account” (said account or accounts, and any account or accounts replacing the same in accordance with this Agreement, collectively, the “Revenue Account”). Timberlands II shall cause and direct all amounts that are payable to it under the Master Stumpage Agreement from the harvesting of Timber to the Revenue Account. CatchMark TRS Subsidiary shall pay directly into the Revenue Account, as and when due, all amounts owing by it to Timberlands II pursuant to the Master Stumpage Agreement. Each of the Borrowers, CatchMark TRS Subsidiary and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement and the Master Stumpage Agreement, each of Timberlands II and CatchMark TRS Subsidiary and the other Loan Parties has and will give proper notice of the Revenue Account to the parties to the Master Stumpage Agreement.

SECTION 7.1.15 Equity Raise Account.

(a) Each of the Borrowers, CatchMark Timber and each other Loan Party acknowledges and confirms that:

(i) on or before the date hereof and pursuant to the terms of this Agreement, CatchMark Timber has established and will maintain at all times at least on Equity Raise Account;

(ii) each Equity Raise Account is a deposit or securities account at an Account Bank established and maintained for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties;

(iii) CatchMark Timber shall direct all proceeds raised by, contributed to or received by CatchMark Timber or any other Loan Party at any time to be directly deposited to an Equity Raise Account.

Other than as provided herein with respect to Equity Raises Net Proceeds, each Borrower and other Loan Party represents, warrants and covenants that except for the Equity Raise Accounts, there are no other accounts into which any proceeds of any issuance of equity by CatchMark Timber are deposited or held. Until all the Obligations have been paid in full in cash and performed in full and all the Commitments have been irrevocably terminated, other than as provided herein with respect to Equity Raises Net Proceeds, neither the Borrowers nor any other Loan Party shall open any accounts other than an Equity Raise Account for the deposit of or to hold any proceeds of any issuance of equity by CatchMark Timber.

(b) Promptly upon receipt (and in any event within 10 days after receipt by CatchMark Timber or any other Loan Party), the Borrowers shall cause CatchMark Timber to, and CatchMark Timber hereby agrees to, pay, deposit or otherwise transfer directly into a Pledged Account of Timberlands II all proceeds of any equity issued by CatchMark Timber less the actual amount of reasonable fees and out-of-pocket transaction costs and expenses of such equity issuance due to any unaffiliated third parties (the “Equity Raises Net Proceeds”), which deposited proceeds shall correspond to the amount or description of proceeds listed on the certificate described below.

(c) Promptly upon receipt of any proceeds of any equity issuance of CatchMark Timber (and in any event within 10 days after receipt by CatchMark Timber or any other Loan Party), the Borrowers or CatchMark Timber shall provide a certificate of a Financial Officer of CatchMark Timber and the Borrower (i) describing the equity issuance, (ii) setting for the proceeds of the equity issuance, (iii) setting forth the calculation of the Equity Raises Net Proceeds, (iv) after the Multi-Draw Term Loan Commitment Termination Date, calculating the Loan to Value Ratio, and (v) calculating any repayment required by Section 3.1.2(b) with respect to such Equity Raises Net Proceeds.

SECTION 7.1.16 [Reserved.]

SECTION 7.1.17 Qualified ECP Guarantor; Keepwell.

(a) Each Loan Party will be a Qualified ECP Guarantor on the date it enters into any Rate Protection Agreement and on the date it guarantees or grants any security interest with respect to, any Rate Protection Agreement, in each case in accordance with the terms hereof.

(b) Each Borrowers will, and will cause each of the other Loan Parties (other than CatchMark Timber) that is a Qualified ECP Guarantor to, provide such funds or other credit support to each other Loan Party (other than CatchMark Timber) as may be needed by such Loan Party from time to time to honor all of such Loan Party’s obligations under the guarantees provided under the Loan Documents, including, without limitation, obligations to guaranty Obligations constituting Swap Obligations that are permitted Rate Protection Agreements under this Agreement that would, in the absence of the agreement in this Section 7.1.17(b), otherwise constitute Excluded Swap Obligations (but in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations under this Section 7.1.17(b), or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Borrowers under this Section 7.1.17(b) shall remain in full force and effect until all Obligations have been indefeasibly paid and performed in full and the Commitments have expired or been terminated. The Loan Parties intend that this Section 7.1.17(b) constitute, and this Section 7.1.17(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party (other than CatchMark Timber) for all permitted Rate Protection Agreements for all purposes of the Commodity Exchange Act.

SECTION 7.1.18 Post-Closing Matters.

(a) At the end of each calendar year, either:

(i) the Administrative Agent shall have received, with respect to at least eighty percent (80%) of property subject to the PLM Leases on which final harvest has not occurred, either (A) a Landlord Estoppel Certificate duly executed by the relevant landlords or (B) certification that all payments due and payable during the immediately following three-months have been paid to the relevant landlords; or

(ii) the Administrative Agent shall have received:

(A) a certified list of those PLM Leases on which final harvest has not occurred that do not meet the requirements of subclause (A) or subclause (B) of clause (i) above;

(B) a certified schedule containing the amounts and due dates of all payments due and payable during the immediately following twelve-month period with respect to those PLM Leases on which final harvest has not occurred that do not meet the requirements of subclause (A) or subclause (B) of clause (i) above; and

(C) evidence that the applicable Landholder has sufficient funds in its Pledged Accounts to make each of the payments referred to in subclause (B) of this clause (ii) that are due and payable during the immediately following twelve-months.

(b) Not later than ninety (90) days after the Effective Date (or such later date as the Administrative Agent shall agree to in its sole discretion), the Borrowers shall deliver or cause to be delivered to the Administrative Agent (i) recorded copies of the Mortgage Amendments, and (ii) endorsements, in form and substance reasonably acceptable to Administrative Agent, to the title insurance policies related to the Mortgages, as amended by the Mortgage Amendments.

(c) Not later than seven (7) Business Days after the Effective Date (or such later date as the Administrative Agent shall agree to in its sole discretion), the Borrower shall deliver or cause to be delivered to the applicable title insurance company, with a copy to the Administrative Agent, that certain Tax Order issued by the Alabama Department of Revenue in response to that certain Petition for Ascertainment of Mortgage Tax made by the Administrative Agent.

(d) Not later than forty-five (45) days after the Effective Date (or such later date as the Administrative Agent shall agree to in its sole discretion), the Borrowers shall deliver or cause to be delivered to the Administrative Agent a fully executed Account Control Agreement regarding the deposit account of CatchMark TRS at Wells Fargo Bank, National Association described on Item 6.24 (“Accounts”).

SECTION 7.2 Negative Covenants. Each of the Borrowers and each other Loan Party agree with each Lender and the Administrative Agent that, until all the Obligations have been paid in full in cash and performed in full and all the Commitments have been irrevocably terminated, each of the Borrowers and each other Loan Party will perform the obligations set forth in this Section.

SECTION 7.2.1 Business Activities. The Borrowers and each of the other Loan Parties will not engage in any business activity, except those business activities described in Section 6.24.1 and in the recitals.

SECTION 7.2.2 Indebtedness.

Neither of the Borrowers nor any of the other Loan Parties will create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Indebtedness in respect of the Loans;

(b) Contingent Liabilities of CatchMark Timber, in the form of limited recourse guarantees in form and substance satisfactory to the Administrative Agent, in each case with respect to Indebtedness incurred pursuant to any Unrestricted Timber Transaction pursuant to the definition thereof;

(c) Indebtedness with respect to cash management and similar arrangements in the ordinary course of business;

(d) Indebtedness with respect to Rate Protection Agreements permitted pursuant to Section 7.2.21;

(e) Unsecured, subordinated Indebtedness among the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU; and

(f) Contingent Liabilities of the Landholders arising under indemnity agreements to title insurers in connection with mortgagee title insurance policies in favor of the Administrative Agent for the benefit of itself and the other Lender Parties.

SECTION 7.2.3 Liens.

Neither of the Borrowers nor any of the other Loan Parties will create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations and granted pursuant to any Loan Document in favor of the Administrative Agent;

(b) with respect to the Real Property, Liens listed as exceptions on Schedule B of any title insurance with respect thereto that have been approved by the Administrative Agent;

(c) Liens for taxes, assessments or other charges or levies of any Governmental Authority not at the time delinquent or being diligently contested in good faith by appropriate proceedings which suspends enforcement of such Liens and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) easements, rights of way and similar restrictions that (i) arise in the ordinary course of business of the applicable Landholder, (ii) are not in a substantial amount and (iii) do not in any respect materially impair the value or usefulness of the Real Property;

(e) judgment Liens which do not result in an Event of Default under Section 8.1.6; and

(f) Liens in favor of AgSouth on all AgSouth Equity Interests as provided in Section 11.23.

In addition, CatchMark Partnership shall not permit there to be a Lien on any of its Equity Interests.

SECTION 7.2.4 Financial Covenants.

(a) Until the first Fiscal Quarter end occurring after the Administrative Agent shall have received a Compliance Certificate, delivered pursuant to Section 7.1.1(e), calculating and reporting a Fixed Charge Coverage Ratio of not less than 1.05:1.00 (“FCCR Test Date”), the Minimum Liquidity Balance shall not be less than $10,000,000 at any time. On the FCCR Test Date and at all times after the FCCR Test Date, the Fixed Charge Coverage Ratio shall not be less than 1.05:1.00.

(b) The Loan to Value Ratio may not exceed 45% at any time.

SECTION 7.2.5 Investments; Change in Capital Structure.

(a) Neither of the Borrowers nor any other Loan Party will make, incur, assume or suffer to exist (or agree to do any of the foregoing) any Investment in any other Person, except (i) investments set forth on Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule, (ii) Investments by CatchMark Timber in Unrestricted Timber Subsidiaries in connection with Unrestricted Timber Transactions, (iii) Rate Protection Agreements permitted pursuant to Section 7.2.21, and (v) Investments in AgSouth Equity Interests as provided in Section 11.23.

(b) Neither of the Borrowers nor any other Loan Party will make any change in its capital structure or ownership, including, without limitation, raising, taking any contribution of, or receiving any cash equity, and entering into any partnership, joint venture or similar relationship, except (i) as provided in the preceding clause (a) and (ii) in connection with the issuance of equity by CatchMark Timber.

SECTION 7.2.6 Restricted Payments. Neither of the Borrowers nor any other Loan Party will (notwithstanding the terms of any Organizational Document or any other agreement or instrument), (a) declare, pay or make on any of its Equity Interests (or any warrants, options or other rights with respect thereto) any dividend, distribution or other payment, whether on account of the purchase, redemption, sinking or analogous fund, retirement, defeasance of any Equity Interests and whether in cash, property or obligations (other than dividends or distributions payable solely in its Equity Interests, warrants to purchase its Equity Interests or split-ups or reclassifications of its Equity Interests into additional or other shares of its Equity Interests), or apply, or permit any other Loan Party to apply, any of its funds, property or assets to the purchase, redemption, sinking or analogous fund or other retirement of, any such Equity Interests (or any options, warrants or other rights with respect thereto); or (b) make any payment, loan, advance, contribution or other transfer of funds or property to any holder of its Equity Interests; provided, however, that (x) any Subsidiary of CatchMark TRS Subsidiary, CatchMark HBU or Timberlands II may make dividends, distributions and other payments to each of them and (y) if no Default or Event of Default has occurred and is continuing or would result from the taking of any actions pursuant to this clause, (i) CatchMark TRS Subsidiary and CatchMark HBU may make dividends and distributions and other payments to CatchMark TRS, (ii) Timberlands II may make intercompany loans, dividends and distributions and other payments to CatchMark Partnership, (iii) CatchMark TRS may make dividends, distributions and other payments to CatchMark Partnership, (iv) for so long as CatchMark Timber is qualified as a real estate investment trust under the Code (“REIT Status”), CatchMark Partnership may make dividends, distributions and other payments to CatchMark Timber and the other holders of Equity Interests in CatchMark Partnership and CatchMark Timber may make dividends, distributions and other payments to its shareholders, in each case, as required for CatchMark Timber to maintain REIT Status; provided that, (A) no Default or Event of Default described in Section 8.1.7 or in Section 8.1.14 has occurred or would result therefrom, (B) the Administrative Agent has not elected to (or been directed by the Required Lenders to) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated under Section 8.3, and (C) the Borrowers shall have timely delivered to the Administrative Agent a duly completed and executed Compliance Certificate for the most recent Fiscal Quarter for which the same is required to be delivered pursuant to clause (e) of Section 7.1.1; and (v) CatchMark Partnership may make dividends, distributions and other payments to CatchMark Timber and the other holders of Equity Interests in CatchMark Partnership and CatchMark Timber may make dividends, distributions and other payments to its shareholders at the discretion of CatchMark Timber’s board of directors; provided that, (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) and the Borrowers deliver a Compliance Certificate to the Administrative Agent demonstrating compliance with Section 7.2.4 after giving effect to such dividends, distributions, redemptions and other payments and, if on or after the FCCR Test Date, using the Pro Forma Fixed Charge Coverage Ratio calculation.

SECTION 7.2.7 Take or Pay Contracts. Neither of the Borrowers nor any other Loan Party will enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrowers or any other Loan Party regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

SECTION 7.2.8 Mergers, Asset Acquisitions, etc. Neither of the Borrowers nor any other Loan Party will (or agree to), liquidate or dissolve, consolidate or amalgamate with, or merge into or with, any other Person, or establish, purchase, lease or otherwise acquire (in each case in one transaction or series of transactions) all or any part of the assets or Equity Interests of any Person (or of any division thereof), other than:

(a) subject to compliance with the terms of Section 7.1.9 on or prior to the closing of such Investment and to the other terms of this Agreement, Investments by the Borrowers and the other Loan Parties permitted by Section 6.8 comprising the Equity Interests of Persons referred to therein;

(b) subject to compliance with the terms of Section 7.1.9, if applicable, on or prior to the closing of such transactions and to the other terms of this Agreement, transactions permitted by Section 7.2.5;

(c) subject to compliance with the terms of Section 7.1.9 on or prior to the closing of such acquisition and to the other terms of this Agreement, the acquisition of assets other than Real Property that are to be utilized in the ordinary course of the business of the Loan Parties;

(d) subject to the terms of Section 7.1.9 on or prior to the closing of such acquisition and to the other terms of this Agreement, the acquisition of additional Domestic Real

Property (including the acquisition of additional rights in existing Real Property) by any Landholder; provided that, (i) no Event of Default has occurred and is continuing or would result from such acquisition; and (ii) the Loan Parties are in compliance before and after giving effect to such acquisition with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4; and

(e) subject to the other terms of this Agreement, the purchase or lease of additional real property pursuant to an Unrestricted Timber Transaction.

SECTION 7.2.9 Asset Dispositions, etc.

Neither of the Borrowers nor any other Loan Party will sell, transfer, lease, contribute or otherwise convey or dispose of (in each case in one transaction or series of transactions), or grant options, warrants or other rights with respect to (in each case in one transaction or series of related transactions, whether voluntary or involuntary), all or any part of its assets or property, except:

(a) the sale of Timber in accordance with the conditions of clause (m) of Section 7.1.11;

(b) the sale of Land, provided, that (i) such sales are conducted pursuant to and in accordance with the applicable restrictions contained in any Material Contract including, if applicable to such Land, the Master Stumpage Agreement, in each case, without giving effect to any waivers with respect to such restrictions that have not been approved by the Required Lenders, (ii) such sale is (A) consistent with the most current budget and projections delivered pursuant to Section 7.1.11(p) or (B) consented to by the Administrative Agent in its sole discretion; (iii) no Event of Default has occurred and is continuing or would result from such sale; (iv) the Loan Parties are in compliance before and after giving effect to such sale of Land with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4, (v) after giving effect to such sale, the Loan to Value Ratio must be less than 40%, (vi) such Landholder shall notify the Administrative Agent in writing of each such sale, which written notification will include (A) a report updating the Value of the Timberlands to the extent required by Section 7.1.1(w), (B) the calculations demonstrating compliance with clauses (iv) (calculated after giving effect to such sale of Land) and (v) of this Section 7.2.9(b) and (C) such other information as the Administrative Agent may reasonable request; (vii) all the related Cost Basis Collateral Disposition Proceeds are applied to prepay the Loans to the extent required by clause (b)(vi) of Section 3.1.2, and (viii) all the related Net Collateral Disposition Proceeds in excess of such Cost Basis Collateral Disposition Proceeds are applied to prepay the Loans to the extent required by clause (b)(vii) of Section 3.1.2;

(c) in the ordinary course of business the sale or disposition of worn-out or obsolete equipment;

(d) pursuant to any Unrestricted Timber Transaction, each relevant Unrestricted Timber Subsidiary may do any of the foregoing in accordance with the terms of the relevant Unrestricted Timber Transaction;

(e) [reserved];

(f) in the ordinary course of business, the sale of fuel wood residue materials such as tree branches, tree tops and other wood residue inherent or resulting from the harvesting of timber (collectively, “Fuel Wood Residue”);

(g) in order to maintain REIT Status or for other legitimate corporate or business purposes, the transfer of Fuel Wood Residue by way of contribution, assignment or other conveyance from one Loan Party to another Loan Party prior to the sale of such Fuel Wood Residue to a third party as permitted by clause (f); and

(h) subject to the terms and conditions hereof, including, without limitation, clause (x) of Section 7.1.11, the termination of Timber Leases.

SECTION 7.2.10 Modification of Certain Agreements.

(a) Subject to clause (b) and other applicable terms, neither of the Borrowers nor any other Loan Party will consent to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, any of their Organizational Documents, any Transaction Document or any Material Agreement which in any case:

(i) is contrary to the terms of this Agreement or any other Loan Document;

(ii) could reasonably be expected to be adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the same;

(iii) results in the imposition or expansion in any material respect of any restriction or burden on the Borrowers or any other Loan Party;

(iv) reduces in any material respect any rights or benefits of the Borrowers or any other Loan Party; or

(v) could reasonably be expected to result in a Material Adverse Effect.

(b) Neither of the Borrowers nor any other Loan Party will consent to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, (i) the Timberland Operating Agreement if the effect of such amendment, supplement, waiver or other modification is to replace the Timber Manager, or (ii) the MW Supply Agreements in a manner contrary to clause (l) of Section 7.1.11.

SECTION 7.2.11 Transactions with Related Parties.

Except for the Transactions Documents and the other Material Agreements listed on Item 1.1(b) (“Material Agreements”) of the Disclosure Schedule, neither of the Borrowers nor any other Loan Party will enter into, or cause, suffer or permit to exist any arrangement or contract with, any of its Related Parties unless such arrangement or contract:

(a) is not otherwise prohibited by this Agreement or the other Loan Documents;

(b) (i) is in the ordinary course of business of the Borrowers or such Loan Party, (ii) is on fair and reasonable terms and (iii) is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of a Borrower or any other Loan Party with a Person which is not one of its Related Parties;

(c) is for the payment of fees and compensation paid to, and customary indemnities and reimbursements provided on behalf of, officers, directors, employees and agents of either of the Borrowers or any other Loan Party.

SECTION 7.2.12 Negative Pledges, Restrictive Agreements, etc.

Neither of the Borrowers nor any of the other Loan Parties will enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting or restricting:

(a) their ability to comply with and perform their Obligations;

(b) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, provided that, with respect to each Unrestricted Timber Transaction, CatchMark Timber may be subject to any of such restrictions solely as it relates to each such Unrestricted Timber Transaction;

(c) the ability of the Borrowers or any other Loan Party to amend or otherwise modify this Agreement or any other Loan Document; or

(d) the ability of any Subsidiary of a Borrower, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU to make any payments, directly or indirectly, to the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU by way of dividends, distributions, return on equity, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment or transfer any property or asset, directly or indirectly, to the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU.

SECTION 7.2.13 Management Fees, Expenses, etc.

Neither of the Borrowers nor any other Loan Party will:

(a) pay management, advisory, consulting, director or other similar fees, other than:

(i) fees payable to the Administrative Agent, the Lenders or any of their Affiliates;

(ii) fees payable to non-Affiliate consultants engaged on arm’s-length basis as approved by the board of directors, partners, or members of the applicable Borrower or any other Loan Party; or

(iii) director fees and reimbursement of out-of-pocket expenses incurred in connection with attending the board of director, partnership, or member meetings, in an aggregate amount not to exceed $600,000 in any Fiscal Year.

(b) reimburse employees or any Affiliates for any expenses unless the same is incurred in the ordinary course of business of the Borrowers and each other Loan Party and is reasonable.

SECTION 7.2.14 Limitation on Sale and Leaseback Transactions. Neither of the Borrowers nor any other Loan Party will enter into any arrangement with any Person whereby in a substantially contemporaneous transaction the Borrowers or any of the other Loan Parties sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

SECTION 7.2.15 Fiscal Year End, etc. No Borrower will, or will permit any other Loan Party to, change their Fiscal Year. In addition, except as required by GAAP neither the Borrowers nor any other Loan Party shall make any significant change in its accounting treatment or reporting practices.

SECTION 7.2.16 ERISA. Neither the Borrowers, any of the other Loan Parties nor any Affiliate thereof shall establish any Pension Plan or Multiemployer Plan, or shall enter into any arrangements that could be expected to require the Borrowers, any other Loan Party or any Affiliate thereof to contribute to any Pension Plan or Multiemployer Plan. Neither the Borrowers, any of the other Loan Parties nor any Affiliate thereof shall establish any Plan that is a welfare benefit plan (as defined under Section 3(1) of ERISA) or shall enter into any arrangements that could be expected to require the Borrowers, any other Loan Party or any Affiliate thereof to contribute to any welfare benefit plan (as defined in Section 3(1) of ERISA), unless such Plan can be terminated at any time without liability for the continuation of such benefits. Neither the Borrowers nor any other Loan Party shall have any ERISA Affiliates and shall not be an ERISA Affiliate of any other Person.

SECTION 7.2.17 Account Control Agreements.

(a) None of the Borrowers, CatchMark TRS, CatchMark TRS Subsidiary or CatchMark HBU will have any bank account or securities account other than an Excluded Account unless the same is a Pledged Account.

(b) CatchMark Timber and the other Loan Parties shall not fail to cause all proceeds of any issuance of equity by CatchMark Timber to be directly deposited into the Equity Raise Account and all Equity Raises Net Proceeds to be directly deposited into a Pledged Account of Timberlands II.

SECTION 7.2.18 Timber Negative Covenants.

(a) Timber Sale, Harvesting and Stumpage Agreements. Other than the MW Supply Agreements, without the prior approval of the Administrative Agent, the Borrowers shall not enter into, and no Landholder shall be subject to, any contracts or agreements (whether written or oral) for the cutting, sale, removal or disposition of Timber which have: (i) a term (including renewal options but excluding extensions for weather) of more than one year, (ii) a sale price of less than then current fair market value or (iii) terms and conditions inconsistent with the then current approved Harvest Plan or the requirements of this Agreement.

(b) Restrictions on Grazing and Use of Fire. No Landholder shall permit the grazing of livestock on the Timberland except with the consent of the Administrative Agent, provided, that, in no event shall the grazing of the livestock be injurious to forest regeneration, soils or forest growth. The application of fire in a controlled manner for the benefit of Timber production (“prescribed burning”) shall not be utilized in the management of the Timberland unless (i) local fire protection agencies are notified and all fire protection and other Laws are followed, (ii) appropriate equipment and trained personnel are available and utilized, (iii) fire is applied only when weather conditions are favorable and (iv) the prescribed burning area is isolated from other areas by appropriate natural or manmade fire breaks.

(c) Coal, Oil, Gas and Other Minerals. The Landholders shall not hold and shall not permit any other Person to hold for any Landholder’s benefit or as any Landholder’s agent, whether directly or indirectly, any permit or license which permits the exploration, extraction, mining, processing, production, storage, transportation or handling of any coal, oil, gas or any other mineral (collectively, “Mineral Activity”) with respect to the Timberlands.

(i) Except as permitted hereby, no Landholder shall undertake or operate or cause or permit to be undertaken or operated for its benefit or by its agent, or under any lease of the Real Property, whether directly or indirectly, any Mineral Activity.

(ii) Any Mineral Activity on the Timberland, with respect to minerals owned by any Landholder, if any, shall be carried out by third party (not Affiliates of either of the Borrowers or any other Loan Party) tenants under bona fide leases (collectively, “Mineral Leases”) which, to the extent not in existence on the date of this Agreement, shall be in form and substance reasonably acceptable to the Administrative Agent and shall contain covenants by the tenant to comply with all Laws, including without limitation, Environmental Laws, and an agreement by the tenant to indemnify, defend and hold harmless the Borrowers and the other Loan Parties, the Administrative Agent and the Lenders and their respective successors and assigns against any loss, claims or damage, including legal fees, arising from any breach of its Mineral Lease or liability arising from such tenant’s activity or presence on the Timberland (including as a result of a violation of any Environmental Laws).

(iii) Each Landholder shall (A) reasonably inspect and monitor the activities of all tenants under the Mineral Leases, if any, to assure compliance in all material respects with the terms and conditions of the Mineral Leases, (B) enforce the material terms and conditions of the Mineral Leases and cause the tenants thereunder to comply with all material terms and conditions of the Mineral Leases and (C) assure that all Mineral Activity complies in all material respects with all Environmental Laws in the manner set forth in Section 7.1.6. Each Landholder shall furnish to the Administrative Agent, promptly following a request therefor, copies of its records with regard to the compliance by tenants with all material terms and conditions of the Mineral Leases.

(iv) Any Mineral Activity on the Timberlands permitted hereunder shall not be undertaken or permitted by any Landholder, except in such manner that none of the Administrative Agent or the Lenders shall be liable in any event for any of such activities under applicable Environmental Laws, including claims based upon the existence of any Hazardous Material, non-hazardous wastes, discoloration or degradation of any water or streams, interference with the bed of any stream or the natural flow thereof, reclamation or revegetation. Each Landholder shall assure that all reclamation and revegetation of the Timberland that is conducted as a result of any Mineral Lease be timely completed in accordance with applicable Environmental Laws, other Laws and applicable Best Management Practices.

(v) Without limiting Section 7.1.6, in connection with the Mineral Activity, the Borrowers and the other Loan Parties shall, to the extent required by applicable Environmental Laws, clean up, or cause to be cleaned up, any Hazardous Material or nonhazardous waste materials held, released, spilled, abandoned or placed upon the Timberland or released into the environment by any Loan Party, any lessees, contractors, subcontractors, suppliers, employees, agents, or by anyone for whom any Landholder or any lessees are responsible, at its own expense.

(vi) Each Landholder shall use commercially reasonable efforts (A) to cause all Mineral Activity to be conducted with due regard for the present and future value of both the Timberland as Timber producing coal mining and oil and gas properties, particularly with respect to the support of overlying coal seams and prevention of slips, slides, squeezes and other distortions of said seams; (B) all Mineral Activity be conducted in material compliance with all Environmental Laws and other Laws; (C) to require that any Mineral Activity complies with all material conditions, covenants and limitations contained in any of the instruments under which any Landholder holds title to the Timberland or where any Landholder owns minerals without ownership of the surface overlying said minerals; and (D) to cause its tenants to obtain rights from the then surface owners with respect to such Mineral Activities.

(vii) The Administrative Agent shall have the right (subject to the proviso of the last sentence of clause (d) of Section 7.1.5), but not the duty, at any and all reasonable times to enter upon the Timberland for the purposes of inspecting the Mineral Activities being conducted thereon, including the financial records, royalty summaries, mining reports, weighing devices and maps related thereto. Each Landholder shall keep, or use commercially reasonable efforts to cause its tenants to keep, adequate and accurate records of all depths of mining and drilling, maps of the locations of all Mineral Activities, both above and below ground, quantities of minerals extracted and amounts shipped, and all payments payable and received with respect to all minerals and Mineral Leases. Each Landholder agrees that it will promptly furnish the Administrative Agent, without cost to the Administrative Agent, the results of all core drilling and other exploratory openings and tests made for coal, oil, gas or other minerals upon the Timberland, including the results of any analytical test made to determine the quality, type or characteristics thereof, upon request.

(viii) Without limiting Section 11.4, the Borrowers shall indemnify and hold harmless the Administrative Agent and the Lenders and their respective officers, directors and employees and their respective successors, from and against all fines, penalties, actions, suits, legal proceedings and all costs and expenses associated therewith (including legal fees) arising out of or in any way connected with any failure of either Borrower or any other Loan Party to perform its obligations under this Section.

SECTION 7.2.19 Unrestricted Timber Transactions. Neither of the Borrowers nor any other Loan Party shall consummate any Unrestricted Timber Transaction unless (a) the certification required to be delivered pursuant to clause (o) of Section 7.1.1 has been timely delivered as therein provided and (b) neither the Administrative Agent nor any Lender has objected to the accuracy of any statement contained in such certification (it being agreed that if the Administrative Agent or any Lender fails to object to such certification, on or prior to 10 Business Days after the delivery thereof, the Administrative Agent or such Lender shall be deemed to have accepted such certification). If the Administrative Agent or any Lender reasonably objects to such certification, the relevant Unrestricted Timber Transaction shall not be consummated until the Loan Parties provide reasonably satisfactory evidence as to the accuracy of the statements contained in such certification. Without limiting the foregoing, if, in connection with any Unrestricted Timber Transaction that is consummated pursuant the definition thereof, CatchMark Timber is subject in any respect to any material restriction or obligation imposed by, or provide any material benefit to, any of the lenders providing financing in connection with such Unrestricted Timber Transaction, then CatchMark Timber shall be subject to similar restrictions or obligations, or provide similar benefits, to the Lender Parties pursuant to the Loan Documents (which additional restrictions, obligations and benefits shall be evidenced by amendments to the relevant Loan Documents within five Business Days after the Administrative Agent makes a request therefore).

SECTION 7.2.20 Transfer of Funds. The Borrowers, CatchMark TRS, CatchMark TRS Subsidiary and CatchMark HBU shall not fail to cause their account debtors and other Persons owing money to them to deposit the same into either (a) in the case of account debtors and other Persons under the Master Stumpage Agreement, in the Revenue Account, or (b) in the case of account debtors and other Persons under the Fiber Supply Agreement, in the CatchMark TRS Subsidiary Account, or (c) in the case of all other account debtors and other Persons, a Pledged Account. In addition CatchMark TRS Subsidiary shall not fail to pay into the Revenue Account, as and when due, all amounts owing by it to Timberlands II pursuant to the Master Stumpage Agreement or otherwise.

SECTION 7.2.21 Rate Protection Agreements.

(a) No Loan Party will engage in, guaranty or grant a security interest to secure any speculative transactions or any transaction involving a Rate Protection Agreement except for the sole purpose of hedging in the normal course of business; provided however, that no Loan Party will engage in, guaranty or grant a security interest to secure any Swap Obligation if at the time of such swap obligation, guaranty or grant it does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

(b) No Rate Protection Agreement shall be secured under the Loan Documents or otherwise unless such Rate Protection Agreement is between a Borrower and a Lender or an Affiliate of a Lender and (i) such Lender remains a Lender hereunder and (ii), in the case of an Affiliate of a Lender, such Affiliate of a Lender has executed and delivered to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent in its sole discretion pursuant to which such Affiliate appoints the Administrative Agent to act as agent for such Affiliate for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, appoints such Lender as its agent for all other purposes hereunder or under any other Loan Document, and affirms and ratifies all terms and provisions agreed to by such Lender on its behalf herein or in any other Loan Document.

SECTION 7.2.22 Anti-Terrorism Laws. Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, knowingly, directly or indirectly, (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person subject to Executive Order No 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Executive Order”), (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrowers shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming Borrowers’ compliance with this Section 7.2.22).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an “Event of Default.”

SECTION 8.1.1 Non-Payment of Obligations. Either Borrower or any other Loan Party shall default in the payment or prepayment when due of any (a) principal or (b) interest on a Loan or (c) any fee, indemnity or other monetary Obligation hereunder or under any other Loan Document or under any Rate Protection Agreement between a Borrower and a Lender or an Affiliate of a Lender, provided that the failure to make any such payments pursuant to clause (b) or (c) shall not result in an Event of Default unless such failure is not cured within two Business Days after the occurrence thereof.

SECTION 8.1.2 Breach of Representations and Warranties. Any representation or warranty of either Borrower or any other Loan Party made or deemed to be made hereunder, in any other Loan Document or any other writing or certificate furnished by or on behalf of either Borrower or any other Loan Party to any Lender Party in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect in any respect when made (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality).

SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations. Either Borrower or any other Loan Party shall default in the due performance and observance of any of its obligations under Sections 4.10, 5.3, 6.24 and 7.1.1 (subject to a three Business Day grace period, except with respect to clause (g) of Section 7.1.1, for which there shall be no grace period), clause (a) of Section 7.1.2 (with respect to the Borrowers’ existence), 7.1.4, 7.1.5, 7.1.8, 7.1.9 (with respect to maintaining the Administrative Agent’s first priority security interest in the Collateral), 7.1.12, 7.1.13, 7.1.14, 7.1.15, 7.1.17, 7.1.18, 7.2, or 11.23.

SECTION 8.1.4 Non-Performance of Other Covenants and Obligations. Either Borrower or any other Loan Party shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than items covered by Sections 8.1.1 or 8.1.3), and such default shall continue unremedied for a period of 30 days after the earlier of (a) any officer of the Borrowers or any other Loan Party having knowledge thereof or (b) notice thereof having been given to any Borrower or other Loan Party.

SECTION 8.1.5 Default on Other Obligations. Any event of default shall occur under any agreement, document or instrument in which any Borrower or any other Loan Party is a party, or their property or assets are bound, which involves a claim or liability of $500,000 or more.

SECTION 8.1.6 Judgments. Any money judgment, writs or warrants of attachment, executions or similar processes involving any aggregate amount (to the extent not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) in excess of $250,000 shall be rendered against either Borrower, any other Loan Party or any of the respective properties and either (a) enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect.

SECTION 8.1.7 Bankruptcy, Insolvency, etc.

Either Borrower or any other Loan Party shall:

(a) generally fail to pay debts as they become due, or admit in writing its inability to pay debts as they become due;

(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for either Borrower or any other Loan Party or any property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for either Borrower or any other Loan Party or for any part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days;

(d) permit or suffer to exist the involuntary commencement of, or voluntarily commence, any bankruptcy, reorganization, debt arrangement or other case or proceeding under any Debtor Relief Laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up or liquidation proceeding, in each case, by or against either Borrower or any other Loan Party; provided, however, that if not commenced by either Borrower or any such other Loan Party such proceeding shall be consented to or acquiesced in by either Borrower or any such other Loan Party, or shall result in the entry of an order for relief or shall remain for 30 days undismissed; or

(e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.8 Impairment of Loan Documents, Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrowers or any other Loan Party that is a party thereto; either Borrower, any other Loan Party, any Governmental Authority or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any security interest in favor of the Administrative Agent for the benefit of the Lender Parties securing (or required to secure) any Obligation shall, in whole or in part, cease to be a perfected first priority security interest in the Collateral, subject to the Liens permitted by Section 7.2.3.

SECTION 8.1.9 Non-Payment of Taxes. Either Borrower or any other Loan Party shall have failed to pay when due any Taxes or other charges of any Governmental Authority in excess of $250,000, except any such Taxes or other charges which are being diligently contested by it in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the non-payment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 8.1.10 Impairment of Material Agreements. Any Material Agreement shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of either Borrower or any other Loan Party that is a party thereto; or there shall be any event of default under any Material Agreement.

SECTION 8.1.11 Impairment of Business.

(a) Either Borrower or any other Loan Party shall be prohibited or otherwise materially restrained, for a period of 10 or more consecutive days, from conducting all or any material part of its business in the ordinary course in accordance with past practice, as a result of (i) any casualty, strike, lockout, labor dispute, embargo, condemnation, order of any Governmental Authority or act of God, (ii) one or more licenses, permits, accreditations or authorizations of either Borrower or any other Loan Party being suspended, limited or terminated or (iii) any other reason.

(b) The indictment or threatened indictment of either Borrower or any other Loan Party under any criminal statute, or the commencement or threatened commencement of a criminal or civil proceedings against either Borrower or any other Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any portion of the property of such Person.

SECTION 8.1.12 Bankruptcy Claims. Either Borrower or any other Loan Party shall be subject to a claim arising out of any proceeding of the type referred to in Section 8.1.7 to which MW or any of its Affiliates shall be subject.

SECTION 8.1.13 Material Adverse Effect. There shall have occurred any event described in clause (a), (c), (d) or (e) of the definition “Material Adverse Effect.”

SECTION 8.1.14 Change of Control. There shall have occurred any event described in the definition of “Change of Control.”

SECTION 8.1.15 REIT Status. At any time and for any reason, CatchMark Timber ceases to have REIT Status.

SECTION 8.1.16 ERISA Event. One or more ERISA Events occurs, that, individually or in the aggregate, results in liability to any Borrower, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliates thereof which could reasonably be expected to have a Material Adverse Effect.

SECTION 8.2 Action if Bankruptcy. If any Event of Default described in Section 8.1.7 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically become immediately due and payable, without notice or demand.

SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.1.7) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent, may, and upon the direction of the Required Lenders, shall, by notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon (without further notice, demand or presentment) the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall become immediately due and payable and the Commitments shall terminate.

SECTION 8.4 Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement, the other Loan Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the U.C.C. Without limiting the generality of the foregoing, the Administrative Agent without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law or referred to below) to or upon any Borrower, any other Loan Party or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrowers, which right or equity is hereby waived or released. The Borrowers and each other Loan Party further agree, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Borrowers’ premises or elsewhere. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender Parties hereunder, including without limitation attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in the order set forth in Section 8.7, and only after such application and after the payment by the Administrative Agent of any other amount required or permitted by any provision of Law, including without limitation Section 9-615(a)(3) of the U.C.C., need the Administrative Agent account for the surplus, if any, to the Borrowers. If any notice of a proposed sale or other disposition of Collateral shall be required by Law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. The Borrowers shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Article III) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent to collect such deficiency. The rights, powers and remedies of the Administrative Agent and the Lenders under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which the Administrative Agent or the Lenders may have against the Borrowers pursuant to this Agreement or the other Loan Documents, or existing at Law or in equity or otherwise.

SECTION 8.5 Foreclosure on Collateral. If any Event of Default shall occur and be continuing, the Administrative Agent shall have, in addition to all rights and remedies provided for in the U.C.C. and Laws, all such rights (including the right of foreclosure) with respect to the Collateral as provided in the Pledge Agreement, the Security Agreement, the CatchMark Timber Security Agreement, the Mortgages, the Mortgage Amendments and each other Loan Document.

SECTION 8.6 Appointment of Administrative Agent as Attorney-in-Fact. The Borrowers hereby constitute and appoint the Administrative Agent as the Borrowers’ attorney-in-fact with full authority in the place and stead of the Borrowers and in the name of the Borrowers, from time to time in the Administrative Agent’s discretion while any Event of Default is continuing, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement and any other Loan Document, including to: (a) ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) enforce the obligations of obligors of account receivables or other Person obligated on the Collateral and enforce the rights of the Borrowers with respect to such obligations and to any property that secures such obligations; (c) file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of the Administrative Agent and the Lenders with respect to any of the Collateral; (d) pay or discharge Taxes or Liens levied or placed upon or threatened against the Collateral in amounts necessary to discharge the same as determined by the Administrative Agent in its sole discretion (all of such payments made by the Administrative Agent shall become Obligations, due and payable immediately without demand); (e) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with the account receivables, chattel paper or general intangibles and other documents relating to the Collateral; (f) take any act required of the Borrowers under this Agreement or any other Loan Document; and (g) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrowers’ expense, at any time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral. The Borrowers hereby ratify and approve all acts of the Administrative Agent made or taken pursuant to this Section 8.6, agrees to cooperate with the exercise by the Administrative Agent in the exercise of its rights pursuant to this Section 8.6 and shall not, either directly or indirectly, take or fail to take any action which could impair, in any respect, any action taken by the Administrative Agent pursuant to this Section 8.6. The appointment pursuant to this Section 8.6 of the Administrative Agent as the Borrowers’ attorney and the Administrative Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until payment in full in cash of all Obligations.

SECTION 8.7 Payments Upon Acceleration.

After the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 8.2 or 8.3, the Administrative Agent shall apply all payments in respect of the Obligations and all proceeds of Collateral to the Obligations in the following order:

(a) first, to pay Obligations in respect of any fees, expenses or indemnities then due to the Administrative Agent, Issuing Lender or Swingline Lender (including, without limitation, fees and expenses referred to in Sections 11.3 or 11.4), whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(b) second, to pay Obligations in respect of any fees, expenses or indemnities then due to the Lenders, whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(c) third, pro rata to interest due in respect of any Swingline Loan;

(d) fourth, to pay interest due in respect of the Loans (other than Swingline Loans), whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(e) fifth, to pay, pro rata to the outstanding principal amount of any Swingline Loan;

(f) sixth, to pay, on a pari passu basis, the principal outstanding with respect to the Loans and Obligations in respect of Rate Protection Agreements in which the counterparty is a Lender or an Affiliate of a Lender;

(g) seventh, to pay all other Obligations, including, without limitation, cash management obligations; and

(h) eighth, to pay who may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order of each category and shall only be applied to the next succeeding category after all amounts in the preceding category have been paid in full in cash and (ii) amounts owing to each relevant Lender Party in clauses (b) through (g) shall be allocated to the payment of the relevant Obligations ratably, based on the proportion of each Lender Party’s interest in the aggregate outstanding Obligations described in each such relevant clause. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to Obligations that comprise Excluded Swap Obligations of such Loan Party (it being understood that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Administrative Agent shall make such adjustments as it determines in its sole discretion are appropriate to distributions pursuant to clause (f) above from amounts received from “eligible contract participants” under the Commodity Exchange Act or any regulations promulgated thereunder to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause (f) above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause (f) above ).

ARTICLE IX

RESERVED

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority. Each of the Lenders and the Issuing Lenders on behalf of itself and its Affiliates holding Obligations pursuant to clause (ii) of the definition of “Obligations” hereby irrevocably appoints CoBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10.1 are solely for the benefit of Administrative Agent and the Lenders and its Affiliates holding Obligations pursuant to clause (ii) of the definition of “Obligations”, and neither the Borrowers nor any other Loan Party nor any of their Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Laws. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 and Article VIII), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowers or a Lender.

(c) Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

SECTION 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including facsimile, e-mail, Platform, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10.5 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 10.6 Resignation of Administrative Agent

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by the Laws, by notice in writing to Borrowers and such Person remove such Person as the Administrative Agent and, in consultation with Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing

Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Sections 11.3 and 11.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger, the Bookrunner, the Documentation Agent or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 10.9 Administrative Agent May File Proof of Claims. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Section 11.3 and Section 11.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender and each Affiliate holding Obligations pursuant to clause (ii) of the definition of “Obligations,” to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, Issuing Lenders and such Affiliates, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3, Section 11.4 and Section 10.12.

SECTION 10.10 Agency for Perfection; Enforcement of Security by Administrative Agent. Administrative Agent and each Lender and Issuing Lender hereby appoint each other Lender as agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession or control. Should any Lender or Issuing Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender or Issuing Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral (or control thereof) to the Administrative Agent or in accordance with the Administrative Agent’s instructions without affecting any Lender’s or Issuing Lenders’ right to set-off. Each Lender (for itself and its Affiliates) and Issuing Lender agrees that it will not have any right individually to enforce or seek to enforce any Loan Document regarding the Collateral or to realize upon any collateral security for the Loans or the other Obligations, it being understood and agreed that such rights and remedies may be exercised only by the Administrative Agent.

SECTION 10.11 Collateral and Guaranty Matters.

(a) The Lenders and their respective Affiliates irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Rate Protection Agreements as to which other arrangements satisfactory to the Administrative Agent and the applicable Lender on behalf of itself or its Affiliate shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, (C) constituting property in which the Borrowers or any other Loan Party owned no interest at the time the security interest and/or Lien was granted, (D) constituting property leased to the Borrowers or any other Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrowers or any other Loan Party to be, renewed or extended, or (E) if approved by the Required Lenders or, if required by Section 11.1, each Lender, if applicable; provided that, upon the request of Borrower or any Loan Party, the Administrative Agent, in its sole discretion, may provide a non-disturbance and attornment agreement or subordinate the Administrative Agent’s Lien in Real Property subject to a Mortgage to easements, rights of way and similar restrictions where such Borrower or such other Loan Party is permitted to create such easement, right of way or similar restriction pursuant to Section 7.2.3(d) hereof;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted by Section 7.2.3(b) or (d); and

(iii) to release any guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under the Guaranty pursuant to this Section 10.11.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) The Administrative Agent may from time to time make disbursements and advances that, in its sole discretion, it deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral, to enhance the likelihood or maximize the amount of the Obligations that are repaid by the Loan Party or pay any other amount chargeable to the Loan Party hereunder. All such amounts disbursed or advanced by the Administrative Agent shall be Obligations that are secured by the Collateral and be repayable by the Borrowers on demand.

SECTION 10.12 Indemnification. Lenders will reimburse and indemnify Administrative Agent and all other Agent Parties on demand (to the extent not actually reimbursed by the Loan Parties, but without limiting the obligations of the Loan Parties under this Agreement) for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, reasonable attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or any other Agent Parties (a) in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by the Administrative Agent or any other Agent Parties under this Agreement or any of the Loan Documents, and (b) in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents in proportion to each Lender’s Percentage; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Administrative Agent’s or any other Agent Parties’ gross negligence, bad faith or willful misconduct, as determined by a final, non-appealable judgment by a court of competent jurisdiction. If any indemnity furnished to any Agent Party for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The obligations of Lenders under this Section 10.12 shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.13 Resignation of Issuing Lender. Any Issuing Lender may resign at any time by giving 30 days prior notice to the Administrative Agent, the Lenders and the Borrowers. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letters of Credit.

SECTION 10.14 Resignation of Swingline Lender. The Swingline Lender may resign at any time by giving notice to Administrative Agent, the Lenders and the Borrowers. After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

SECTION 10.15 Compliance with Flood Laws. CoBank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. CoBank, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Laws. However, CoBank reminds each lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 10.16 No Reliance on the Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.1 Waivers, Amendments, etc.

(a) Except for actions expressly permitted to be taken by the Administrative Agent pursuant to the terms of the Loan Documents (including the acceptance in its sole discretion of supplements by the Borrowers to certain Items of the Disclosure Schedules regarding Real Property acquired after the Effective Date and from time to time updated Schedules to the Security Agreement or Pledge Agreement), no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by the Borrowers or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Borrowers and the Required Lenders; provided however, that

(i) no amendment, modification, termination or waiver of this Agreement or any other Loan Document shall, unless in writing and signed by the Administrative Agent, all Lenders and Voting Participants:

(A) release all or substantially all of the Collateral;

(B) release any Loan Party from its guarantee obligations under any Loan Document except as specifically provided for in the Loan Documents;

(C) alter in any manner the pro rata sharing of payments required hereunder; or

(D) amend or waive this Section 11.1 or the definition of the “Required Lenders” or of “Percentage” insofar as such definition affects the substance of this Section, or any other provision specifying the number or percentage of Lenders and Voting Participants required to take any action under any Loan Document;

(ii) no amendment, modification, termination or waiver of this Agreement or any other Loan Document shall, unless in writing and signed by the Administrative Agent and each Lender and each Voting Participant specified below for such amendment, modification, termination or waiver:

(A) increase the amount of any Commitment of any affected Lender or Voting Participant without the consent of such affected Lender or Voting Participant;

(B) extend the Revolving Loan Commitment Termination Date, the Multi-Draw Term Loan Commitment Termination Date, or any Stated Maturity Date without the consent of such affected Lender or Voting Participant;

(C) reduce the principal of, or rate of interest on (other than any waiver of any increase in the interest rate pursuant to Section 3.2.2), or fees payable with respect to, any Loan of any affected Lender or Voting Participant without the consent of such affected Lender or Voting Participant;

(D) alter Section 8.7 without the consent of any affected Lender or Voting Participant;

(E) extend the due date for, or reduce the amount of, any prepayment under clause (b) of Section 3.1.2 of principal on any Loan of any affected Lender or Voting Participant without the consent of such affected Lender or Voting Participant;

(F) extend the due date for, or reduce the amount of, any payment of interest (other than any waiver of any increase in the interest rate pursuant to Section 3.2.2) as to any affected Lender or Voting Participant without the consent of such affected Lender or Voting Participant;

(G) except with respect to any amendment, modification or waiver expressly permitted to be made by the Administrative Agent, Swingline Lender or Issuing Lender pursuant to the terms of the Loan Documents, amend, modify or waive any condition precedent to any Borrowing under the Revolving Loan Commitments without the written consent of holders of more than 51% of the Revolving Loan Commitments; or

(H) except with respect to any amendment, modification or waiver expressly permitted to be made by the Administrative Agent pursuant to the terms of the Loan Documents, amend, modify or waive any condition precedent to any Borrowing under the Multi-Draw Term Loan Commitments without the written consent of holders of more than 51% of the Multi-Draw Term Loan Commitments;

(iii) no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Lender under this Agreement or any other Loan Document shall be effective unless in writing and signed by the Administrative Agent, the Swingline Lender or such Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

(b) No failure or delay on the part of any Lender Party in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrowers in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Lender Party shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. The remedies provided in this Agreement are cumulative, and not exclusive of remedies provided by Law.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that any Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed to be held by any such Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring the consent of the Lenders).

SECTION 11.2 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail as follows:

(i) If to Borrowers: c/o CatchMark Timber Trust, Inc., 6200 The Corners Parkway, Norcross, Georgia 30092-3365, Attention Ursula Godoy-Arbelaez (Facsimile no. (770) 243-8367; Telephone No. (770) 243-8505; email: Ursula.Godoy @catchmarktimber.com);

(ii) if to Administrative Agent, to CoBank, ACB at 5500 S. Quebec Street, Greenwood Village, Colorado 80111, Attention of Syndications Coordinator, Corporate Finance Division (Facsimile No. (303) 694-5830; Telephone No. (303) 740-4000; email: ZCarpenter @cobank.com; agencybank@cobank.com);

(iii) if to CoBank, in its capacity as an Issuing Lender or the Swingline Lender, to it at CoBank, ACB at 5500 S. Quebec Street, Greenwood Village, Colorado 80111, Attention of Syndications Coordinator, Corporate Finance Division (Facsimile No. (303) 694-5830; Telephone No. (303) 740-4000; email: ZCarpenter@cobank.com; agencybank@cobank.com)

(iv) If to a Lender to it at its address (or facsimile number or e-mail address) set forth in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be; and

(v) as to any other party, at such other address as shall be designated by such party in a notice to the other parties.

Any party hereto may change its address, facsimile number, telephone number, or e-mail address, by notice to the other parties. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and communications sent by facsimile or e-mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that, notices and communications sent by facsimile or email to the Administrative Agent, Swingline Lender or an Issuing Lender shall not be effective until received by the Administrative Agent, Swingline Lender or such Issuing Lender, respectively.

(b) Delivery of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or any Exhibit hereto to be executed and delivered hereunder by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart thereof.

(c) Each Loan Party, Lender and Issuing Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the other Lenders and the Issuing Lender by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). Each Lender and Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Lender for purposes of the Loan Documents. Each Lender and Issuing Lender shall (i) notify Administrative Agent in writing (including by e-mail) from time to time of its e-mail address to which the foregoing notice may be sent by e-mail and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the rights of Administrative Agent or any Lender or Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO BORROWERS, ANY OTHER LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING FOR ANY DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S, ANY LOAN PARTY’S, ADMINISTRATIVE AGENT’S, ANY LENDER’S OR ANY OTHER PERSON’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, THE INTERNET OR ANY OTHER TELECOMMUNICATIONS, ELECTRONIC OR INFORMATION TRANSMISSION SYSTEM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 11.3 Payment of Costs and Expenses.

(a) Subject to the proviso of the last sentence of clause (d) of Section 7.1.5, the Borrowers agree to pay all reasonable fees and out-of-pocket expenses of the Administrative Agent, its directors, officers, employees, agents, Affiliates and their Related Parties (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel to the Administrative Agent and accountants, appraisers, investment bankers, environmental advisors, management consultants and other consultants, if any, who may be retained by the Administrative Agent) that are actually incurred in connection with:

(i) the syndication of the credit facilities provided for herein;

(ii) the negotiation, preparation, execution, delivery and administration of this Agreement and each other Loan Document (including with respect to due diligence matters, the preparation of additional Loan Documents, the review and preparation of agreements, instruments or documents pursuant to Article V and Section 7.1.9), and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, and the Administrative Agent’s consideration of their rights and remedies hereunder or in connection herewith from time to time whether or not the transactions contemplated hereby or thereby are consummated;

(iii) the filing, recording, refiling or rerecording of the Loan Documents and any other security instruments executed in connection with the transactions contemplated hereby;

(iv) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document;

(v) sums paid or incurred to pay any amount or take any action required by the Borrowers or any other Loan Party under the Loan Documents that the Borrowers or any such Loan Party fail to pay or take; and

(vi) costs of appraisals, field exams, inspections and verification of the Collateral, including, without limitation, travel, lodging, meals and other charges, including the costs, fees and expenses of independent auditors and appraisers.

(b) The Borrowers further agree to reimburse each Lender Party upon demand for all out-of-pocket expenses (including, without limitation, the fees and out-of-pocket expenses of legal counsel and consultants to each Lender Party who may be retained by each such Lender Party) actually incurred by each Lender Party in connection with (i) the consideration of their rights and remedies hereunder in connection with any current or prospective Default or Event of Default; (ii) the negotiation of any restructuring or “work-out,” whether or not consummated, of any Obligations; (iii) the enforcement or protection of its rights in connection with this Agreement or any other Loan Document or any permitted Rate Protection Agreement; and (iv) any litigation, dispute, suit or proceeding relating to this Agreement or any Loan Document.

(c) [reserved].

(d) All amounts due under this Section shall be payable promptly and, in any event, not later than ten (10) days after demand therefor.

SECTION 11.4 Indemnification by the Borrowers.

(a) The Borrowers agree, at their sole cost and expense, to indemnify, exonerate and hold each Lender Party and each of their respective directors, officers, employees, agents, Affiliates and Related Parties (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, damages and out-of-pocket expenses (in each case whether asserted by any third party or the Borrowers or any of its Affiliates and irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including, without limitation, the fees and out-of-pocket expenses of the Indemnified Parties (including the fees and out-of-pocket expenses of legal counsel and consultants to the Indemnified Parties who may be retained by the Indemnified Parties) (collectively, the “Indemnified Liabilities”), that arise out of or relate to:

(i) the negotiation, preparation, execution, delivery or performance of the terms of, or consummation of the transactions contemplated by, this Agreement, any other Loan Document or any other agreement or instrument contemplated thereby (including any action brought by or on behalf of the Borrowers or any other Loan Party as the result of any determination by the Required Lenders pursuant to Article V not to fund any Borrowing);

(ii) any Loan and any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

(iii) any Environmental Laws;

(iv) any presence, release, or threat of Release of Hazardous Materials, at, upon, under or within the Real Property;

(v) the falsity in any material respect of any of the representations made in Section 6.13, whether or not caused by the Borrowers;

(vi) the failure of the Borrowers to duly perform the covenants, obligations or actions set forth in Section 7.1.6, including with respect to: (A) the imposition by any Governmental Authority of any lien upon the Real Property, (B) remediation of the Real Property or any other land or water contaminated by Hazardous Materials which were generated on or migrated from the Real Property, (C) liability for personal injury or property damage or damage to the environment, (D) any diminution in the value of the Real Property and (E) claims, costs, liabilities and damages arising under any Environmental Law, or any other claims, liabilities or costs which may be incurred by or asserted against Indemnified Parties directly or indirectly resulting from the presence of any Hazardous Material in, on, under or affecting the Real Property;

(vii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory;

except for any such Indemnified Liabilities arising from the relevant Indemnified Party’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under the Laws. Such indemnification shall be available regardless whether the relevant Indemnified Party is found to have acted with comparative, contributory or sole negligence. Under no circumstances shall any Indemnified Party be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b) The Borrowers further agree that Lender Parties and their respective directors, officers, employees, agents, Affiliates and Related Parties shall not assume any liability or obligation for loss, damage, fines, penalties, claims or duty to remediate or dispose of wastes or Hazardous Substances on or relating to Real Property as a result of any conveyance of title to the Real Property to any of the Lender Parties or otherwise or as a result of any inspections or any other actions made or taken by any Lender Party on the Real Property, except to the extent that any of the foregoing matters are attributable to actions or omissions by such Lender Party or its agents constituting fraud, gross negligence or willful misconduct. The Borrowers agree to remain fully liable under the indemnification contained in this Section.

(c) Promptly following completion of any actions imposed upon the Borrowers by any order, judgment or other final resolution of a matter indemnified under this Agreement, or completion of any other remediation requirement under any applicable Environmental Laws, the Borrowers shall certify to the Administrative Agent and the Lenders that all such required actions have been completed. The Administrative Agent or any Lender, at its option, may require the Borrowers, at the Borrowers’ expense, to obtain and deliver to the Administrative Agent and the Lenders an environmental report in form and substance reasonably acceptable to Administrative Agent from a consultant reasonably acceptable to the Administrative Agent confirming that all such actions have been completed in accordance with any such order, judgment or resolution or other legal or remediation requirements, and that the Real Property is in compliance in all material respects with applicable Environmental Laws. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) to be paid by it to the Administrative Agent (or any director, officer, employee, agent, Affiliate or Related Party thereof), each Lender severally agrees to pay to the Administrative Agent (or any director, officer, employee, agent, Affiliate or Related Party thereof), such Lender’s pro rata share (determined as of the time that the applicable unreimbursed indemnity payment is sought) of such unpaid amount. The obligations of the Lenders under this clause are several and not joint and shall survive the termination of this Agreement.

(d) Each Loan Party also agrees that, without the prior consent of the Administrative Agent (not to be unreasonably withheld), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

(e) This Section 11.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 11.5 Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 and under any other provision specifically providing for indemnification or reimbursement of fees, costs and expenses incurred by any of the Lender Parties in connection with this Agreement and the other Loan Documents, and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Commitments. All covenants, agreements, representations and warranties made by each Loan Party in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loan, regardless of any investigation made by any Lender Party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder.

SECTION 11.6 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 11.8 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article V, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.9 Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principals that require or permit application of the laws of any other state or jurisdiction.

SECTION 11.10 Entire Agreement. This Agreement and each other Loan Document constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 11.11 Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (including Voting Participants) to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any credit facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Commitment) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by notice to the Administrative Agent within 5 Business Days after having received notice thereof and provided, further, that Borrowers’ consent shall not be required during the primary syndication of the Commitments;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) the Revolving Commitment or any unfunded Commitments with respect to any Multi-Draw Term Loan Commitment or Incremental Term Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each Swingline Lender and Issuing Lender (which consent shall not be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Borrowers or any of Borrowers’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full Percentage of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Laws without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at an office specified from time to time a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may

treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.1(a)(i) through (ii) that affects such Participant. Borrowers agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 11.4 and 4.6 (subject to the requirements and limitations therein, including the requirements under Section 4.6(f) (it being understood that the documentation required under Section 4.6(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Subsection; provided that, such Participant (A) agrees to be subject to the provisions of Section 4.5 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.3 and 4.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.5 with respect to any Participant. To the extent permitted by the Laws, each Participant also shall be entitled to the benefits of Sections 4.8 and 4.9 as though it were a Lender; provided that such Participant agrees to be subject to Sections 4.8 and 4.9 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any Participant that is a Farm Credit Lender and that (i) has purchased a participation in a minimum amount of $5,000,000, (ii) if the Administrative Agent is other than CoBank, has been designated as a voting participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender to the Administrative Agent as being entitled to be accorded the right of a Voting Participant, and (iii) receives the prior written consent of the Administrative Agent (such consent being required only if Administrative Agent is other than CoBank) and of the Borrowers (such consent being required only if no Event of Default then exists and is continuing and only as to Farm Credit Lenders not disclosed to the Borrowers on Schedule III as being a Participant as of the Effective Date) to become a Voting Participant, shall be entitled to vote, and the voting rights of the selling Lender shall be correspondingly reduced, on a dollar-for-dollar basis, as if such Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action to which the Lender selling such participation is entitled to vote.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Issuing Lender. Subject to the terms and conditions of this Section 11.11, an Issuing Lender may assign to an Eligible Assignee all or a portion of its rights and obligations under the undrawn portion of its commitment to issue Letters of Credit at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

(g) Swingline Lender. Subject to the terms and conditions of this Section 11.11, the Swingline Lender may assign to an Eligible Assignee all of its rights and obligations under the Swingline Loans and the undrawn portion of the Swingline Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

SECTION 11.12 Press Releases and Related Matters. The Borrowers agree that neither it nor any other Loan Party will issue any press release or other public disclosure using the name of CoBank or its Affiliates (other than the filing of the Loan Documents with the Securities and Exchange Commission) without the prior consent of CoBank. The Borrowers consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The

Administrative Agent and each such Lender shall provide a draft of any such tombstone or similar advertising material to the Borrowers for review and reasonable comment prior to the publication thereof. In addition, the Administrative Agent reserves the right to provide to industry trade organizations customary information for inclusion in league table measurements.

SECTION 11.13 Consent to Jurisdiction and Service of Process

(a) Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY SWINGLINE LENDER, ANY ISSUING LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK, SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT, OR TO THE FULLEST EXTENT PERMITTED BY THE LAWS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, THE SWINGLINE LENDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) Waiver of Venue. BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY THE LAWS, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY THE LAWS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY THE LAWS.

SECTION 11.14 Waiver of Jury Trial, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY THE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.15 Waiver of Consequential Damages, etc. TO THE FULLEST EXTENT PERMITTED BY THE LAWS, EACH BORROWER AND EACH OTHER LOAN PARTY SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNIFIED PARTY, ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR OTHER CREDIT EXTENSION OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 11.16 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 11.17 Protection of Interests. Without limiting any of the other provisions hereof and whether or not the Administrative Agent or any Lender acquires legal possession and title to the Real Property, if the Administrative Agent becomes aware of any matter for which the Borrowers may have liability in accordance with the other provisions of this Agreement, whether or not a claim is asserted against any Lender Party, the Administrative Agent shall have the right to take any action available to the Administrative Agent under the Laws, and the Borrowers hereby grant to the Administrative Agent and its respective agents, attorneys, employees, consultants, contractors and assigns, an irrevocable license and authorization for access to the Real Property and to conduct any such actions that the Administrative Agent deems reasonably appropriate in connection therewith. The Borrowers shall pay promptly following demand by the Administrative Agent all costs and expenses in connection with such investigatory and remedial activities. The foregoing license and authorization is intended to be a means of protection of the Administrative Agent’s or the Lenders’ security interest in the Real Property and not as participation in the management of the Borrowers or the Real Property.

SECTION 11.18 Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its other Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by the Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrowers or their Subsidiaries or the Commitments or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Commitments; (h) with the consent of the Borrowers; or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries; provided that, in the case of information received from the Borrowers or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

SECTION 11.19 Patriot Act Information. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 11.20 Joint and Several Liability. In consideration of the financial accommodations being provided by the Lender Parties, each of the Borrowers agree to be jointly and severally liable, not merely as a surety but also as a co-debtor, with respect to the payment and performance of all the Loans and other Obligations under this Agreement and the other Loan Documents. Without limiting the foregoing, if any Borrower fails to make any payment of, or perform with respect to, any of the Obligations, the other Borrower agrees to make such payment and complete such performance requirement in accordance with the terms hereof and the other Loan Documents.

SECTION 11.21 Waiver of Farm Credit Rights. THE BORROWERS ACKNOWLEDGE AND AGREE THAT, TOGETHER WITH LEGAL COUNSEL, THEY HAVE REVIEWED ALL RIGHTS THAT THEY MAY OTHERWISE BE ENTITLED TO WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS UNDER THE STATUTES AND REGULATIONS OF THE FARM CREDIT ADMINISTRATION AS SPECIFIED AT 12 CFR § 617.7000 ET. SEQ., AND THAT THEY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY AND ALL SUCH RIGHTS.

SECTION 11.22 Effectiveness of Amendment and Restatement; No Novation. The amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall be effective on the Effective Date. All obligations and rights of the Loan Parties, the Administrative Agent, the Issuing Lenders and the Lenders arising out of or relating to the period commencing on the Effective Date shall be governed by the terms and provisions of this Agreement; the obligations and rights of the Loan Parties, the Administrative Agent and the Lenders arising out of or relating to the period prior to the Effective Date shall continue to be governed by the Existing Credit Agreement without giving effect to the amendment and restatement provided for herein. This Agreement shall not constitute a novation or termination of the Loan Parties’ obligations under the Existing Credit Agreement or any document, note or agreement executed or delivered in connection therewith, but shall constitute an amendment and restatement of the obligations and covenants of the Loan Parties under such documents, notes and agreements, and the Loan Parties hereby reaffirm all such obligations and covenants, as amended and restated hereby.

SECTION 11.23 Purchase of AgSouth Equity Interest. CatchMark Partnership agrees to purchase Equity Interests in AgSouth (the “AgSouth Equity Interests”) as AgSouth may require in accordance with its bylaws and capital plan that are applicable to its borrowers generally. In connection with the foregoing, CatchMark Partnership hereby acknowledges receipt, prior to the execution of this Agreement, of: (a) AgSouth’s bylaws; (b) a written description of the terms and conditions under which the AgSouth Equity Interests are issued; and (c) the most recent annual financial report, and if more current, the latest quarterly financial report of AgSouth. CatchMark Partnership acknowledges and agrees that it shall not receive any patronage with respect to the AgSouth Equity Interests purchased by it.

SECTION 11.24 Effective Date Assignment. On the Effective Date, AgSouth will assign all of its Loans and Commitments in accordance with Schedule II, which describes the Loans and Commitment Amounts both before and after giving effect to such assignments.

SECTION 11.25 Borrowers’ Agent. Each of the Borrowers hereby appoints and authorizes the other to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Borrowers (individually or collectively) by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, including, without limitation, to execute and deliver to the Administrative Agent all notices, certificates and similar items (including, without limitation, any Borrowing Requests or Continuation/Conversion Notice) required or permitted under this Agreement on behalf of any Borrower or both Borrowers. The Administrative Agent and each Borrower may rely on any notice delivered by either Borrower on behalf of any Borrower or both Borrowers. Any act by one Borrower shall be deemed taken on behalf of both Borrowers.

SECTION 11.26 Reaffirmation of Existing Account Control Agreement. Each of Timberlands II and CatchMark TRS Subsidiary hereby

(a) acknowledges that notwithstanding the execution of this Agreement and the consummation of the transactions contemplated hereby or any other facts and circumstances, all of the terms, conditions, representations and covenants contained in the Existing Account Control Agreements to which it is a party are and shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed;

(b) ratifies and confirms that its grant of a security interest in each of its Collateral Accounts and all of its Collateral Account Funds (as defined in the Existing Account Control Agreement), as applicable, pursuant to the Security Agreement (subject to no Lien other than as contemplated by Section 7.2.3) secures the Obligations under this Agreement; and

(c) represents and warrants that no offsets, counterclaims or defenses exist as of the date hereof with respect to its Obligations under any Existing Account Control Agreement to which it is a party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

TIMBERLANDS II, LLC

By: CATCHMARK TIMBER OPERATING PARTNERSHIP, LP, f/k/a WELLS TIMBERLAND OPERATING PARTNERSHIP, L.P., as Manager

By:	CATCHMARK TIMBER TRUST, INC., f/k/a WELLS TIMBERLAND REIT, INC., as General Partner

	By:	/s/ Brian M. Davis
		Name:	Brian M. Davis
		Title:	Senior Vice President and Chief Financial Officer

CATCHMARK TIMBER OPERATING PARTNERSHIP, LP, f/k/a WELLS TIMBERLAND OPERATING PARTNERSHIP, L.P.

By:	CATCHMARK TIMBER TRUST, INC., f/k/a WELLS TIMBERLAND REIT, INC., as General Partner

	By:	/s/ Brian M. Davis
		Name:	Brian M. Davis
		Title:	Senior Vice President and Chief Financial Officer

[Signatures continue on following page]

COBANK, ACB,
as Administrative Agent, Issuing Lender, Swingline Lender, Joint Lead Arranger, and Sole Bookrunner

By:	/s/ Zachary Carpenter
	Name:	Zachary Carpenter
	Title:	Vice President

AGFIRST FARM CREDIT BANK, as a Joint Lead Arranger and Syndication Agent

By:	/s/ J. Michael Mancini
	Name:	J. Michael Mancini
	Title:	Vice President

[Signatures continue on following page]

LENDERS:

AGSOUTH FARM CREDIT, ACA, as a Lender

By:	/s/ William P. Spigener, Jr.
	Name:	William P. Spigener, Jr.
	Title:	CEO

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A. “RABOBANK NEDERLAND,” NEW YORK BRANCH, as Documentation Agent and a Lender

By:	/s/ Theodore W. Cox
	Name:	Theodore W. Cox
	Title:	Executive Director

By:	/s/ Stewart Kalish
	Name:	Stewart Kalish
	Title:	Executive Director

METROPOLITAN LIFE INSURANCE COMPANY, as a Lender

By:	/s/ W. Kiric Parvis
	Name:	W. Kiric Parvis
	Title:	Director

[Signatures continue on following page]

Acknowledged and Agreed to:

CATCHMARK TRS HARVESTING OPERATIONS, LLC, f/k/a WELLS TRS HARVESTING OPERATIONS, LLC

By:	FOREST RESOURCE CONSULTANTS, INC., as Manager

	By:	/s/ David T. Foil
		Name:	David T. Foil
		Title:	President

CATCHMARK TIMBER TRUST, INC., f/k/a WELLS TIMBERLAND REIT, INC.

By:	/s/ Brian M. Davis
	Name:	Brian M. Davis
	Title:	Senior Vice President and Chief Financial Officer

CATCHMARK TIMBER TRS, INC., f/k/a WELLS TIMBERLAND TRS, INC.

By:	/s/ Brian M. Davis
	Name:	Brian M. Davis
	Title:	Senior Vice President and Chief Financial Officer

[Signatures continue on following page]

CATCHMARK HBU, LLC, f/k/a WELLS TIMBERLAND HBU, LLC

By: CATCHMARK TIMBER OPERATING PARTNERSHIP, LP, f/k/a WELLS TIMBERLAND OPERATING PARTNERSHIP, L.P., as Manager

By:	CATCHMARK TIMBER TRUST, INC., f/k/a WELLS TIMBERLAND REIT, INC., as General Partner

	By:	/s/ Brian M. Davis
		Name:	Brian M. Davis
		Title:	Senior Vice President and Chief Financial Officer

SCHEDULE I

DISCLOSURE SCHEDULE

ITEM 1.1(a)(i)	Land Sales Adjustment to Cost Basis of Collateral
ITEM 1.1(b)	Material Agreements
ITEM 1.1(c)	PLM Leases
ITEM 6.7(b)	Labor Matters
ITEM 6.8	Initial Capitalization
ITEM 6.10(a)	Property Matters
ITEM 6.10(c)	Consents and Approvals
ITEM 6.10(d)	Timber Operations
ITEM 6.10(e)	Condemnation Proceedings
ITEM 6.13(f)	Environmental Matters/Storage Tanks
ITEM 6.19(b)	Material Governmental Approvals
ITEM 6.21	Insurance
ITEM 6.22	Affiliate Transactions
ITEM 6.24	Accounts

Disclosure Schedule to Credit Agreement

All capitalized terms herein not otherwise defined have the meanings ascribed to them in the Credit Agreement.

Item 1.1(a)(i)	Land Sales Adjustment to Cost Basis of Collateral

•	See attached Exhibit “A”

Item 1.1(b)	Material Agreements

•	Master Stumpage Agreement

•	Fiber Supply Agreement

•	Timberland Operating Agreement

•	LTC Lease and related agreements

•	Master Self-Management Transition Agreement

•	Amendment No. 1 to the Master Self-Management Transition Agreement

•	Transition Services Agreement

•	Preferred Stock Redemption Agreement

•	Amendment No. 1 to the preferred Stock Redemption Agreement

•	Amendment No. 2 to the Preferred Stock Redemption Agreement

•	Purchase Agreement

•	Sublease Agreement

Item 1.1(c)	PLM Leases

•	See attached Exhibit “B”

Item 6.7(b)	Labor Matters

•	None

Item 6.8	Initial Capitalization

•	See Ownership Diagram attached as Exhibit “C”

•	See Membership Interest Chart attached as Exhibit “D”

Item 6.10(a)	Property Matters

•	None

Item 6.10(c)	Consents and Approvals

•	Timber contract between Georgia Kraft Company and Gerald B. Saunders, et al, June 1, 1956. Paragraph 21.

•	Timberland lease agreement between Irma B. Moore Revocable Trust and Georgia Kraft Company (File Code 3036-83-07). Barbour County, Alabama. January 18, 1984. Paragraph 7.

•	Timber Lease Agreement between Charles M. Olives and Georgia Kraft Company (File Code 3033-82-01 (42)), Macon County, Georgia. July 22, 1982. Paragraph 18.

Item 6.10(d)	Timber Operations

•	Master Stumpage Agreement

•	See List of contracts on attached Exhibit “E”

•	Certain private leaseholders retain the right to cut timber for personal use as firewood.

Item 6.10(e)	Condemnation Proceedings

•	None

Item 6.13(f)	Environmental Matters/Storage Tanks

•	Active Underground Storage Tanks

•	None

•	Current Above Ground Storage Tanks

•	One chemical storage facility is located at Stewart County (Lumpkin) field office as described in the Phase I Update.

Item 6.19(b)	Material Governmental Approvals

•	None

Item 6.21	Insurance

•	Praetorian Insurance is the Commercial General Liability Carrier, holding a policy for $1 million occ/$2 million agg per location. Praetorian and Firemans Fund are providing aggregate excess liability coverage in the amount of $25 million. There is a Guaranteed Cost Program, and there is no deductible. Davis-Garvin is the Agent, and the First Named Insured is CatchMark Timber Trust Inc. CoBank is named as an additional insured. Other insureds include all subsidiaries.

Item 6.22	Affiliate Transactions

•	Fiber Supply Agreement

•	Master Stumpage Agreement

•	Timberland Operating Agreement

•	Other affiliate transactions, if any, described in CatchMark Timber Trust Inc. Public Filings with the United States Securities and Exchange Commission

Item 6.24	Accounts

•	See attached Exhibit “F”

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

EXHIBIT “A”

CatchMark Timber Trust, INC.

LAND SALES ADJUSTMENT

November 11, 2013

Effective Date of Appraisal                     9/30/2012

DEAL	QUARTER	SALES PRICE	COST BASIS	EXPENSES	AFTER CLOSING ADJUSTMENTS	TOTAL COST/EXP	NET P&L	CASH FLOW

HBU- Tract 25031B	Q1 2013	543,950	380,178	33,737	13,392	427,307	116,643	496,821
HBU- Tract 25031A	Q2 2013	1,309,371	1,016,050	45,580	32,570	1,094,200	215,171	1,231,221
HBU- Tract 25031A Adjustments	Q2 2013		(3,575)	—	6,553	2,978	(2,978)	(6,553)
HBU-Tract 23014	Q3 2013	45,000	3,476	1,625	8,753	13,854	31,146	34,622
HBU- Tract 11037B	Q3 2013	600,436	367,899	31,535	22,7l6	422,150	178,287	546,186

LTD SINCE APPRAISAL		$2,498,757	$1,764,028

VALUE OF TIMBERLAND ADJUSTMENT		Required Value Adjustment
Any Single Land Sale > $1M	Yes	$—
Aggregate Land Sales > $5M	No	—

TOTAL LAND SALES ADJUSTMENTS		$—

EXHIBIT “B”

CatchMark Timber Trust, Inc.

Active PLM leases as of 09/30/2013

State	County	Compartm	File Number	Acres	Annual Payment	Exp Date
Georgia	Marion	23077C	PLM 3033-83-30	210.60	$9,320.00	01/08/13
Georgia	Marion	23077B	PLM 3033-83-30	105.20	—	01/08/13
Georgia	Sumter	24088C	PLM 3033-83-01	52.10	$26,875.86	01/19/13
Georgia	Marion	24088A	PLM 3033-83-01	465.10	—	01/19/13
Georgia	Sumter	24088D	PLM 3033-83-01	42.80	—	01/19/13
Georgia	Sumter	24088B	PLM 3033-83-01	229.80	—	01/19/13
Georgia	Randolph	25013C	PLM 3034-82-30	64.40	$2,034.53	01/24/13
Alabama	Bullock	12026A	PLM 3036-80-03	784.30	$39,900.00	01/26/13
Alabama	Bullock	12026C	PLM 3036-80-03	243.40	—	01/26/13
Alabama	Bullock	12027	PLM 3036-80-03	1,047.10	—	01/26/13
Alabama	Barbour	12036B	PLM 3036-82-11	539.30	$30,000.00	02/01/13
Alabama	Barbour	12038A	PLM 3036-82-11	374.60	—	02/01/13
Georgia	Schley	24034A	PLM 3033-83-37	328.80	$8,555.00	03/07/13
Georgia	Randolph	25082D	PLM 3034-82-01	204.10	$10,488.35	04/20/13
Georgia	Randolph	25082F	PLM 3034-82-01	226.20	—	04/20/13
Georgia	Randolph	25013D	PLM 3034-82-12	141.40	$3,103.00	05/02/13
Georgia	Randolph	25005C	PLM 3034-83-10	72.30	$2,600.00	05/15/13
Georgia	Terrell	25001C	PLM 3034-83-03	152.70	$5,000.00	05/24/13
Alabama	Barbour	12056	PLM 3036-85-03	391.50	$5,400.00	06/24/13
Alabama	Russell	11067A	PLM 3036-83-03	196.20	$7,600.00	07/07/13
Alabama	Russell	11067B	PLM 3036-83-03	93.10	—	07/07/13
Georgia	Stewart	21038B	PLM 3034-83-11	155.70		07/26/13
Georgia	Stewart	21081F	PLM 3034-80-27	83.00	$4,000.00	08/16/13
Georgia	Stewart	21081E	PLM 3034-80-27	48.00	—	08/16/13
Alabama	Russell	11022C	PLM 3036-83-05	78.40	$2,138.00	08/16/13
Georgia	Randolph	25024D	PLM 3034-83-09	98.60	$4,000.00	08/28/13
Georgia	Randolph	25035D	PLM 3034-83-24	116.80	$3,687.34	08/28/13
Georgia	Stewart	21004C	PLM 3034-83-21	184.00	$4,100.00	09/18/13
Georgia	Stewart	21057C	PLM 3034-83-17	147.10	$5,186.78	09/23/13
Georgia	Taylor	31091	PLM 3033-85-01	1,785.50	$47,748.16	05/29/15	acquired July 2013
Georgia	Webster	24056B	PLM 3034-83-05	107.30	$3,000.00	10/26/13
Alabama	Macon	11063A	PLM 3036-83-01	387.40	$11,077.00	10/30/13
Georgia	Webster	24091A	PLM 3033-83-11	323.50	$6,500.00	11/01/13
Georgia	Stewart	21038E	PLM 3034-83-26	239.80	$5,420.00	12/11/13
Georgia	Stewart	21010E	PLM 3034-83-35	97.10	$2,500.00	12/19/13
Alabama	Russell	11067D	PLM 3036-83-09	318.80	$10,000.00	12/30/13
Georgia	Stewart	21010D	PLM 3034-83-38	80.70	$11,500.00	12/31/13
Georgia	Stewart	21022C	PLM 3034-83-38	338.30	—	12/31/13
Georgia	Randolph	25031D	PLM 3034-83-44	126.00	$5,250.00	02/23/14
Georgia	Quitman	25008D	PLM 3034-83-40	188.50	$11,800.00	03/04/14
Alabama	Russell	11052B	PLM 3036-84-01	640.40	$15,900.00	03/16/14
Georgia	Stewart	21038D	PLM 3034-84-09	249.00	$6,460.00	04/25/14
Alabama	Russell	11046B	PLM 3036-84-05	131.10	$3,300.00	06/08/14
Georgia	Stewart	24082B	PLM 3033-84-05	527.60	$10,763.40	12/26/14
Georgia	Stewart	24082A	PLM 3033-84-07	461.00	$9,805.60	12/26/14
Alabama	Russell	11046C	PLM 3036-85-01	303.00	$9,380.00	05/07/15
Alabama	Bullock	12026B	PLM 3036-85-02	187.50	$3,661.00	09/13/15
Georgia	Stewart	21069B	PLM 3034-85-01	284.50	$5,113.35	09/19/15
Georgia	Webster	24056F	PLM 3033-85-05	62.16	$2,314.45	11/18/15
Alabama	Macon	11061	PLM 3036-85-04	2,154.90	$58,890.00	12/02/15
Alabama	Macon	11060C	PLM 3036-85-04	146.00	—	12/02/15
Georgia	Chattahoo	22039B	PLM 3033-85-08	324.60	$7,741.00	12/16/15
Georgia	Stewart	22055D	PLM 3034-85-02	165.40	$12,496.05	12/18/15
Georgia	Stewart	22055E	PLM 3034-85-02	72.40	—	12/18/15
Georgia	Stewart	22055C	PLM 3034-85-02	165.60	—	12/18/15
Georgia	Stewart	22055F	PLM 3034-85-02	109.80	—	12/18/15
Georgia	Stewart	21080A	PLM 3034-85-03	806.40	$15,017.01	12/22/15
Alabama	Barbour	12006	PLM 3036-83-07	793.00	$105,000.00	01/17/19
Alabama	Barbour	12009	PLM 3036-83-07	1,165.20	—	01/17/19
Alabama	Barbour	12007	PLM 3036-83-07	678.20	—	01/17/19
Alabama	Barbour	12008	PLM 3036-83-07	739.70	—	01/17/19

			Total as of 09/30/13	12,374.86	$332,888.86

			Total as of 01/01/13	21,036.96	$554,625.88

EXHIBIT “C”

EXHIBIT “D”

ENTITY	JURISDICTION	TYPE OF ENTITY	EQUITY HELD BY	# SHARES/ % INTEREST		CERTIFICATE #’s (If Applicable)

CatchMark Timber Trust, Inc.	Maryland	Corp.	Public Shareholders	23,427,771		N/A

CatchMark Timber Operating Partnership, LP	Delaware	L.P.	CatchMark Timber Trust, Inc. (General Partner) and CatchMark LP Holder, LLC (Limited Partner)	GP – 99.99 LP – .01	% %	N/A

CatchMark Timber TRS, Inc.	Delaware	Corp.	CatchMark Timber Operating Partnership, LP	100 shares/100%		03

CatchMark TRS Harvesting Operations, LLC	Delaware	LLC	CatchMark Timber TRS, Inc.	100%		02

Timberlands II, LLC	Delaware	LLC	CatchMark Timber Operating Partnership, LP	100%		04

CatchMark HBU, LLC	Delaware	LLC	CatchMark Timber TRS, Inc.	100%		04

EXHIBIT E

Sale Type	Master Agreement #	Effective Date	Expiration Date	Contractor Name	Tract Name	Exhibit A Start Date	Exhibit A Completion Date
1 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	22055E-002	05-Aug-13	31-Dec-13
2 Delivered	0004	7/1/2013	12/31/2013	Daniel and Son, Inc.	11009B-001	24-Jul-13	31-Dec-13
3 Delivered	0004	7/1/2013	12/31/2013	Daniel and Son, Inc.	11009B-005	16-Aug-13	31-Dec-13
4 Delivered	0022	7/1/2013	12/31/2013	Fuller Logging	11036A-007	15-Jan-13	31-Dec-13
5 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	11046B-001	12-Apr-13	31-Dec-13
6 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	11046C-002	23-Jan-13	31-Dec-13
7 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	11047-082	05-Jun-13	31-Dec-13
8 Delivered	0004	7/1/2013	12/31/2013	Daniel and Son, Inc.	11057-003	11-Jul-13	31-Dec-13
9 Delivered	0004	7/1/2013	12/31/2013	Daniel and Son, Inc.	11061-008	15-Jan-13	31-Dec-13
10 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	11061-014	01-Sep-13	31-Dec-13
11 Delivered	0022	7/1/2013	12/31/2013	Fuller Logging	11071-010	08-Jul-13	31-Dec-13
12 Delivered	0022	7/1/2013	12/31/2013	Fuller Logging	11071-012	19-Jun-13	31-Dec-13
13 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	11071-083	20-May-13	31-Dec-13
14 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	11072-002	01-Jul-13	31-Dec-13
15 Delivered	0004	7/1/2013	12/31/2013	Daniel and Son, Inc.	11105-005	14-Feb-13	31-Dec-13
16 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	11105-010	09-Jul-13	31-Dec-13
17 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	11106-003	20-May-13	31-Dec-13
18 Delivered	0022	7/1/2013	12/31/2013	Fuller Logging	11148A-004	20-Feb-13	31-Dec-13
19 Delivered	0024	7/1/2013	12/31/2013	Long Leaf Timber, LLC	12002-005	08-Jul-13	31-Dec-13
20 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	12003A-082	01-Jun-13	31-Dec-13
21 Delivered	0024	7/1/2013	12/31/2013	Long Leaf Timber, LLC	12024-008	10-Jun-13	31-Dec-13
22 Delivered	0024	7/1/2013	12/31/2013	Long Leaf Timber, LLC	12024-023	01-Feb-13	31-Dec-13
23 Delivered	0024	7/1/2013	12/31/2013	Long Leaf Timber, LLC	12047F-001	20-Jun-13	31-Dec-13
24 Delivered	0024	7/1/2013	12/31/2013	Long Leaf Timber, LLC	12053-001	10-Jan-13	31-Dec-13
25 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	12059-080	22-Mar-13	31-Dec-13
26 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	21034B-001	21-Oct-13	31-Dec-13
27 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	21045-082	13-May-13	31-Dec-13
28 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	21069B-003	23-Jan-13	31-Dec-13
29 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	21069B-080	13-May-13	31-Dec-13
30 Delivered	0024	7/1/2013	12/31/2013	Long Leaf Timber, LLC	21077A-003	19-AUG-13	31-Dec-13
31 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	21122-001	03-Jun-13	31-Dec-13
32 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	21129-009	30-May-13	31-Dec-13
33 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	22044-004	11-Jul-13	31-Dec-13
34 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	22050-080	11-Jun-13	31-Dec-13
35 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	22055C-001	13-Sep-13	31-Dec-13
36 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	22061-084	26-Feb-13	31-Dec-13
37 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	22065A-007	01-Jun-13	31-Dec-13
38 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	22068-082	01-Aug-13	31-Dec-13
39 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	22071-080	15-Mar-13	31-Dec-13
40 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	22089 080	20-Feb-13	31-Dec-13
41 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	22115-002	29-Oct-13	31-Dec-13
42 Delivered	0024	7/1/2013	12/31/2013	Long Leaf Timber, LLC	22117-004	12-Feb-13	31-Dec-13
43 Delivered	0036	7/1/2013	12/31/2013	Alientown Forestry, Inc.	23014 012	01-Apr-13	31-Dec-13
44 Delivered	0023	7/1/2013	12/31/2013	Oakcrest Lumber, Inc.	23014-084	19-Dec-12	31-Dec-13
45 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	23025-083	01-Feb-13	31-Dec-13
46 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	23025-085	15-Jan-13	31-Dec-13
47 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	23041A-082	02-Jan-13	31-Dec-13
48 Delivered	0005	7/1/2013	12/31/2013	Hugh Oliver Logging	23042A-007	01-Jun-13	31-Dec-13
49 Delivered	0005	7/1/2013	12/31/2013	Hugh Oliver Logging	23043A-002	12-Feb-13	31-Dec-13
50 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	23047A-088	02-Jan-13	31-Dec-13
51 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	23049-085	01-May-13	31-Dec-13
52 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	23052-082	21-Oct-13	30-Jun-14
53 Delivered	0005	7/1/2013	12/31/2013	Hugh Oliver Logging	23092A-001	25-Feb-13	31-Dec-13
54 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	24004A-002	25-Feb-13	31-Dec-13
55 Delivered	0024	7/1/2013	12/31/2013	Long Leaf Timber, LLC	24004A-008	25 Feb-13	31-Dec-13
56 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc,	24009-080	01-Apr-13	31-Dec-13
57 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	24022B-003	19-Aug-13	31-Dec-13
58 Delivered	0005	7/1/2013	12/31/2013	Hugh Oliver Logging	24024-001	01-Aug-13	31-Dec-13
59 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	24031B-005	23-Jul-13	31-Dec-13

Exhibit E (continued)

Sale Type	Master Agreement #	Effective Date	Expiration Date	Contractor Name	Tract Name	Exhibit A Start Date	Exhibit A Completion Date
60 Delivered	0036	7/1/2013	12/31/2013	Allentown Forestry, Inc.	24031B-014	25-Feb-13	31-Dec-13
61 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	24036A-080	15-Oct-13	31-Dec-13
62 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	24037B-001	08-Jul-13	31-Dec-13
63 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	24104-082	22-Oct-13	30-Jun-14
64 Delivered	0026	7/1/2013	12/31/2013	Harrod Logging, Inc.	24105-082	19-Aug-13	31-Dec-13
65 Delivered	0024	7/1/2013	12/31/2013	Long Leaf Timber, LLC	25008C-004	26-Aug-13	31-Dec-13
66 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	25008C-083	01-Dec-12	31-Dec-13
67 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	25025A-080	23-Oct-13	30-Jun-14
68 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	25031A-083	15-Nov-12	31-Dec-13
69 Delivered	0023	7/1/2013	12/31/2013	Oakcrest Lumber, Inc.	25099C-084	01-Aug-13	31-Dec-13
70 Delivered	0024	7/1/2013	12/31/2013	Long Leaf Timber, LLC	25104-016	03-Jan-13	31-Dec-13
71 Delivered	0023	7/1/2013	12/31/2013	Oakcrest Lumber, Inc.	25105-080	09-Sep-13	31-Dec-13
72 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	31017B-080	03-Sep-13	31-Dec-13
73 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	31091-002	23-Apr-13	31-Dec-13
74 Delivered	0014	7/1/2013	12/31/2013	Randolph Logging LLC	31091-004	08-Feb-13	31-Dec-13
75 Delivered	0036	7/1/2013	12/31/2013	Allentown Forestry, Inc.	31091-014	04-Jan-13	31-Dec-13
76 Delivered	0036	7/1/2013	12/31/2013	Allentown Forestry, Inc.	31091-015	01-May-13	31-Dec-13
77 Delivered	0029	5/10/2013	12/31/2013	Chattahoochee Timber Company, Inc.	32002B-002	02-Jul-13	31-Dec-13
78 Delivered	0005	7/1/2013	12/31/2013	Hugh Oliver Logging	32003-001	07-Jan-13	31-Dec-13
79 Delivered	0005	7/1/2013	12/31/2013	Hugh Oliver Logging	32003-002	04-Feb-13	31-Dec-13
80 Delivered	0036	7/1/2013	12/31/2013	Allentown Forestry, Inc.	32003-084	01-Feb-13	31-Dec-13
81 Delivered	0029	7/1/2013	12/31/2013	Chattahoochee Timber Company, Inc.	32010A-001	13-May-13	31-Dec-13
82 Delivered	0022	7/1/2013	12/31/2013	Fuller Logging	32015A-001	01-Apr-13	31-Dec-13
83 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	32015A-082	08-Jul-13	31-Dec-13
84 Delivered	0005	7/1/2013	12/31/2013	Hugh Oliver Logging	32028-006	01-Jan-13	31-Dec-13
85 Delivered	0005	7/1/2013	12/31/2013	Hugh Oliver Logging	32031A-007	01-Feb-13	31-Dec-13
86 Delivered	0036	7/1/2013	12/31/2013	Allentown Forestry, Inc.	32033-006	01-Feb-13	31-Dec-13
87 Delivered	0005	7/1/2013	12/31/2013	Hugh Oliver Logging	32040B-001	16-Apr-13	31-Dec-13
88 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	42015A-082	08-Jul-13	31-Dec-13
89 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	42030-085	13-Aug-13	31-Dec-13
90 Delivered	0005	7/1/2013	12/31/2013	Hugh Oliver Logging	42031-A-007	03-Oct-13	31-Dec-13
91 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	42032A-092	20-Aug-13	31-Dec-13
92 Delivered	0022	7/1/2013	12/31/2013	Fuller Logging	42040A-012	14-Mar-13	31-Dec-13
93 Delivered	0022	7/1/2013	12/31/2013	Fuller Logging	51075-005	20-May-13	31-Dec-13
94 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	52008C-082	28-May-13	31-Dec-13
95 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	52009A-082	01-Jun-13	31-Dec-13
96 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	52025-082	19-Jun-13	31-Dec-13
97 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	52035-092	11-Sep-13	31-Dec-13
98 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	52036A-092	11-Sep-13	31-Dec-13
99 Delivered	0009	7/1/2013	12/31/2013	Beasley Timber Management, LLC	52046A-083	04-Sep-13	31-Dec-13
100 Delivered	0033	9/13/2013	12/31/2013	West Logging, Inc.	No active Exhibit A

Sale Type	Purchaser	Tract Name	Effective Date	Expiration Date
1 Stumpage	IndusTree Timber, Inc.	11021B-080	4/22/2013	12/31/2013
2 Stumpage	Beasley Timber Management	12003A-082	3/22/2013	12/31/2013
3 Stumpage	Beasley Timber Management	12059-080	4/22/2013	12/31/2013
4 Stumpage	Beasley Timber Management	22071-080	3/15/2013	12/31/2013
5 Stumpage	Oak Crest Lumber	23014-084	12/19/2012	12/31/2013
6 Stumpage	Beasley Timber Management	23025-083	2/1/2013	12/31/2013
7 Stumpage	Beasley Timber Management	23047A-088	1/2/2013	12/31/2013
8 Stumpage	Beasley Timber Management	23049-085, 24087B	5/1/2013	12/31/2013
9 Stumpage	Beasley Timber Management	25008C-083	11/27/2012	12/31/2013
10 Stumpage	Oak Crest Lumber	25099C-084	7/30/2013	12/31/2013
11 Stumpage	Oak Crest Lumber	25105-080	9/13/2013	12/31/2013
12 Stumpage	Beasley Timber Management	32015A-080	7/8/2013	12/31/2013
13 Stumpage	Beasley Timber Management	32015A-082, 42015A-082	7/8/2013	12/31/2013
14 Stumpage	Beasley Timber Management	42015A-082	7/24/2013	12/31/2013
15 Stumpage	Beasley Timber Management	42030-085	8/13/2013	12/31/2013
16 Stumpage	Beasley Timber Management	42032A-092	8/20/2013	12/31/2013
17 Stumpage	Beasley Timber Management	52009A-082	5/30/2013	12/31/2013
18 Stumpage	Beasley Timber Management	52025-082	6/19/2013	12/31/2013
19 Stumpage	Beasley Timber Management	52036A-092	10/10/2013	12/31/2013
20 Stumpage	Beasley Timber Management	52046A-083	9/4/2013	12/31/2013

Contractor Name	Type of Work	Tract Name	Effective Date	Expiration Date
1 Maxwell Grading	Road Repair and Maintenance	Various	01/01/13	12/31/13
2 CWK Construction, Inc.	Road Repair and Maintenance	Various	01/01/13	12/31/13
3 Singleton Forestry Service, LLC	Tree Planting Contract	Various	12/01/13	02/15/15
4 Thompson Carriers	Road Repair and Maintenance	Various	01/01/13	12/31/13
5 B & S Air, Inc.	Herbicide Application	Various	01/01/13	12/31/13
6 B & S Air, Inc.	Road Repair and Maintenance	Various	01/01/13	12/31/13
7 Benwood Services	Boundary Line Painting	Various	01/01/13	12/31/13
8 Scott Phillips	Boundary Line Painting	Various	01/01/13	12/31/13
9 Ketchum	Boundary Line Painting	Various	01/01/13	12/31/13
10 B & S Air, Inc.	Tree Planting Contract	Various	12/01/13	02/28/14

Description	Purchaser	Tract Name	Effective Date	Expiration Date
1 Fuel Wood Agreement	Pineoak Products, Inc.	Various	1/1/2013	12/31/2013

EXHIBIT F

Bank Name	Account Name	Purpose

Wells Fargo	CATCHMARK TRS HARVESTING OPERATIONS, LLC ACCT #2079980011465	This account receives all delivered timber sales revenue.

Wells Fargo	TIMBERLAND II, LLC – REVENUE ACCT #2079980011494	This account receives revenue from all 3rd party stumpage/lump sum sales, HBU sales, mineral rights, royalties, BCAP incentives, Carbon Storage related, Easements, fuelwood sales and all Other Revenue related to the timberland assets. Account funds operating expenses.

Wells Fargo	TIMBERLANDS II, LLC – EXPENSE ACCT #2079980011481	This account is funded from the Revenue Lock Box based on budgeted cash operating and capitalized expenditures. All accounts payable expenditures are paid from this account including Forest Operating Cost (FRC consultants) fixed and variable.

Wells Fargo	CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P. – PAYROLL ACCT #2079980008164	Exclusively for payroll and benefits related payments. **

Wells Fargo	CATCHMARK TIMBER TRUST, INC. – DIVIDEND ACCT # 2079980008261	This account receives and issues distributions/dividends.

Wells Fargo	CATCHMARK TIMBER TRS, INC. ACCT # 2079980008258	General working capital/operating account for the company and its subsidiaries. When declared, receives distributions from CatchMark TRS Harvesting Operations, LLC and CatchMark HBU, LLC.

CoBank	CATCHMARK TRS HARVESTING OPERATIONS, LLC ACCT #002612695	This is holding account for the corresponding Wells Fargo account #2079980011465

CoBank	TIMBERLANDS II, LLC – TIMBER REVENUE ACCT #002612778	This is holding account for the corresponding Wells Fargo account #2079980011494

Bank Name	Account Name	Purpose

CoBank	TIMBERLANDS II, LLC – T2 INTEREST ACCT #002612806	This account is funded from the Receipt Waterfall and has a required balance of approximately $1M, which is a 3 month reserve balance of interest payments. –Account is no longer needed after 12/19/13 and therefore it might be closed in the future. Proceeds will be transferred to a Pledge Account of Timberlands II, LLC

CoBank	TIMBERLANDS II, LLC – T2 EXPENSE ACCT #002612724	This is holding account for the corresponding Wells Fargo account #2079980011481

CoBank	TIMBERLANDS II, LLC- TIMBER RECEIPT ACCT#002612716	This account is funded from operating funds from the Revenue Account after consideration for budgeted cash operating and capitalized expenditures, and payments related to HBU land sales. All Sr Loan principal & interest payments, funding of the working capital sub-account, dividends permitted to retain REIT status, property acquisitions, QD&D redemptions, funding of additional dividends & distributions, including preferred stock redemptions, and accumulating cash balance are paid from this account.

Account is no longer needed after 12/19/13 and therefore it might be closed in the future. Proceeds will be transferred to a Pledge Account of Timberlands II, LLC

CoBank	TIMBERLANDS II, LLC – T2 WORKING CAP ACCT #002612791

This account is limited to a maximum balance of $2M and is used to bridge the gap between revenue receipts as well as seasonal expenses and interest payment due dates.

Account is no longer needed after 12/19/13 and therefore it might be closed in the future. Proceeds will be transferred to a Pledge Account of Timberlands II, LLC

CoBank	CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P. ACCT #002760558	General working capital/operating account. Also receives distributions from CatchMark Timber TRS, Inc. and Timberlands II, LLC.

Bank Name	Account Name	Purpose

CoBank	CATCHMARK TIMBER TRUST, INC. – EQUITY ACCT #002759066	Capital raise funds and related expenses.

CoBank	CATCHMARK HBU, LLC ACCT #002759174	HBU sales and general working capital/operating account.

CoBank	CATCHMARK TIMBER TRUST, INC. – DIVIDEND ACCT #002759193	This is holding account for the corresponding Wells Fargo account #2079980008261

CoBank	CATCHMARK TIMBER TRS, INC. ACCT #002759156	This is holding account for the corresponding Wells Fargo account #2079980008258

InvescoAIM Institutional Funds Accounts	CATCHMARK TRS HARVESTING OPERATIONS, LLC ACCT #000078841	This is interest bearing account for the corresponding CoBank account #002612695

InvescoAIM Institutional Funds Accounts	TIMBERLANDS II, LLC – TIMBER REVENUE ACCT # 000078874	This is interest bearing account for the corresponding CoBank account #002612778

InvescoAIM Institutional Funds Accounts	TIMBERLANDS II, LLC – T2 INTEREST ACCT # 000078902

This is interest bearing account for the corresponding CoBank account #002612806

Account is no longer needed after 12/19/13 and therefore it might be closed in the future. Proceeds will be transferred to a Pledge Account of Timberlands II, LLC

InvescoAIM Institutional Funds Accounts	TIMBERLANDS II, LLC – T2 EXPENSE ACCT # 000078866	This is interest bearing account for the corresponding CoBank account #002612724

InvescoAIM Institutional Funds Accounts	TIMBERLANDS II, LLC – TIMBER RECEIPT ACCT# 000078859

This is interest bearing account for the corresponding CoBank account #002612716

Account is no longer needed after 12/19/13 and therefore it might be closed in the future. Proceeds will be transferred to a Pledge Account of Timberlands II, LLC

Bank Name	Account Name	Purpose

InvescoAIM Institutional Funds Accounts	TIMBERLANDS II, LLC – WORKING CAP ACCT # 000078897

This is interest bearing account for the corresponding CoBank account #002612791

Account is no longer needed after 12/19/13 and therefore it might be closed in the future. Proceeds will be transferred to a Pledge Account of Timberlands II, LLC

InvescoAIM Institutional Funds Accounts	CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P. ACCT #00087558	This is interest bearing account for the corresponding CoBank account #002760558

InvescoAIM Institutional Funds Accounts	CATCHMARK TIMBER TRUST, INC. – EQUITY ACCT #00087414	This is interest bearing account for the corresponding CoBank account #002759066

InvescoAIM Institutional Funds Accounts	CATCHMARK HBU, LLC ACCT #00087443	This is interest bearing account for the corresponding CoBank account #002759174

InvescoAIM Institutional Funds Accounts	CATCHMARK TIMBER TRUST, INC. – DIVIDEND ACCT #00087452	This is interest bearing account for the corresponding CoBank account #002759193

InvescoAIM Institutional Funds Accounts	CATCHMARK TIMBER TRS, INC. ACCT #00086813	This is interest bearing account for the corresponding CoBank account #002759156

**	Excluded Account

The Purpose section of this item does not in any way modify any of the terms and provisions of the Credit Agreement.

Wells Fargo Address:

Mail Address Cod: D1129-072

301 South Tryon Street, 7th Floor

Charlotte, NC 28282-1915

CoBank Address:

5500 S. Quebec Street

Greenwood Village, CO 80111

SCHEDULE II

LOANS, COMMITMENT AMOUNTS AND PERCENTAGES

Part I

TERM LOAN AMOUNT BEFORE GIVING EFFECT TO THE EFFECTIVE DATE ASSIGNMENT

Lender	Term Loan	Percentage
AgSouth Farm Credit, ACA	$18,944,153.00	36.319311733%
Coöperatieve Centrale Raiffeisen-BoerenleenBank, B.A. “Rabobank Nederland,” New York Branch	$14,959,847.00	28.680688267%
Metropolitan Life Insurance Company	$18,256,000.00.	35.000000000%

Total:	$52,160,000	100%

TERM LOAN AMOUNT AFTER GIVING EFFECT TO THE EFFECTIVE DATE ASSIGNMENT

Lender	Term Loan	Percentage
CoBank, FCB	$13,561,600.00	26.000000000%
AgFirst Farm Credit Bank	$5,382,553.00	10.319311733%
Coöperatieve Centrale Raiffeisen-BoerenleenBank, B.A. “Rabobank Nederland,” New York Branch	$14,959,847.00	28.680688267%
Metropolitan Life Insurance Company	$18,256,000.00.	35.000000000%

Total:	$52,160,000	100%

Part II

REVOLVING LOAN COMMITMENT AMOUNT BEFORE GIVING EFFECT TO THE EFFECTIVE DATE ASSIGNMENT

Lender	Revolving Loan Commitment Amount	Percentage
AgSouth Farm Credit, ACA	$5,000,000.00	33.333333333%
Coöperatieve Centrale Raiffeisen-BoerenleenBank, B.A. “Rabobank Nederland,” New York Branch	$5,000,000.00	33.333333333%
Metropolitan Life Insurance Company	$5,000,000.00	33.333333333%

Total:	$15,000,000	100%

REVOLVING LOAN COMMITMENT AMOUNT AFTER GIVING EFFECT TO THE EFFECTIVE DATE ASSIGNMENT

Lender	Revolving Loan Commitment Amount	Percentage
CoBank, FCB	$5,000,000	33.333333333%
Coöperatieve Centrale Raiffeisen-BoerenleenBank, B.A. “Rabobank Nederland,” New York Branch	$5,000,000	33.333333333%
Metropolitan Life Insurance Company	$5,000,000	33.333333333%

Total:	$15,000,000	100%

Part III

MULTI-DRAW TERM LOAN COMMITMENT AMOUNT

Lender	Multi-Draw Term Loan Commitment Amount	Percentage
AgSouth Farm Credit, ACA	$150,000,000	100%

Total:	$150,000,000	100%

MULTI-DRAW TERM LOAN COMMITMENT AMOUNT AFTER GIVING EFFECT TO THE EFFECTIVE DATE ASSIGNMENTS

Lender	Multi-Draw Term Loan Commitment Amount	Percentage
CoBank, FCB	$109,050,000	72.700000000%
AgFirst Farm Credit Bank	$40,950,000	27.300000000%

Total:	$150,000,000	100%

SCHEDULE III

VOTING PARTICIPANTS

Farm Credit Bank of Texas

Farm Credit Services of America, FLCA

Farm Credit West, FLCA

United FCS, FLCA, dba FCS Commercial Finance Group

AgChoice Farm Credit, FLCA

MidAtlantic Farm Credit, ACA as agent/ nomine for MidAtlantic Farm Credit, FLCA